Exhibit (c)(iii)(F)

NSW 2021

Performance Report

2012-13

Circulated by The Hon. Barry O’Farrell MP, Premier, New South Wales

NSW Department of Premier and Cabinet

Level 39 Governor Macquarie Tower

1 Farrer Place

SYDNEY NSW 2000

Tel. (02) 9228 5555

Fax. (02) 9228 3522

www.dpc.nsw.gov.au

Produced by

Performance and Management Branch, based on information provided by agencies to the NSW Department of Premier and Cabinet.

Disclaimer

While every reasonable effort has been made to ensure that this document is correct at the time of printing, the State of NSW, its agents and employees, disclaim any and all liability to any person in respect of anything or the consequences of anything done or omitted to be done in reliance upon the whole or any part of this document.

Copyright Notice

In keeping with the NSW Government’s commitment to encourage the availability of information, you are welcome to reproduce the material that appears in this report for personal, in-house or non-commercial use without formal permission or charge. All other rights are reserved. If you wish to reproduce, alter, store or transmit material appearing in this report for any other purpose, request for formal permission should be directed to the NSW Department of Premier and Cabinet, Governor Macquarie Tower, 1 Farrer Place, SYDNEY NSW 2000. You are required to acknowledge the source of the material.

© NSW Department of Premier and Cabinet 2012

ISBN: 978-0-7313-5483-2 (paperback) 978-0-7313-5477-1 (online)

Further copies of this document can be downloaded from the

NSW 2021: A Plan to Make NSW Number One website www.2021.nsw.gov.au

June 2012

Table of Contents

1.	About NSW 2021 - Performance Report	1 - 1

2.	Attorney General and Justice Cluster	2 - 1

3.	Education and Communities Cluster	3 - 1

4.	Family and Community Services Cluster	4 - 1

5.	Finance and Services Cluster	5 - 1

6.	Health Cluster	6 - 1

7.	Premier and Cabinet Cluster	7 - 1

8.	Trade and Investment, Regional Infrastructure and Services Cluster	8 - 1

9.	Transport Cluster	9 - 1

10.	Treasury Cluster	10 - 1

Appendix - Related Result Indicators		A1 - A22

Glossary		G1 - G3

Index		I1 - I3

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1.	About the NSW 2021 – Performance Report

NSW 2021–A Plan to Make NSW Number One

NSW 2021-A Plan to Make NSW Number One (NSW 2021), released in September 2011, is the NSW Government’s 10-year strategic plan to:

•	Rebuild the economy

•	Return quality services

•	Renovate infrastructure

•	Strengthen our local environment and communities

•	Restore accountability to Government.

The NSW 2021 website will allow the community to track Government performance towards achieving NSW 2021 goals. The NSW 2021 Plan can be accessed at http://www.2021.nsw.gov.au/

Aligning NSW 2021 with the 2012-13 Budget

In NSW 2021, the Government committed to identifying the most cost effective initiatives to achieve the goals and targets within this plan. It was recognised that difficult decisions would need to be made to reprioritise efforts into activities that contribute to the achievement of NSW 2021 goals. The Government committed to aligning the 2012–13 Budget with the achievement of the goals and targets within NSW 2021. This Performance Report provides information about the Government’s service delivery performance in achieving NSW 2021 goals. It is the first step in NSW 2021 driving the Government’s alignment of priorities and commitments with the Budget process.

Increasing accountability

The Government expects the community to hold it accountable for achieving the commitments in this plan. This annual Performance Report to Parliament, tabled with the Budget Papers, will detail progress against NSW 2021 goals and targets, and will be augmented with regular online updates throughout the year. Ministerial accountabilities are clearly set out for each goal.

Setting a baseline

The NSW 2021 Baseline Report, released in December 2011, provides the foundation for future performance monitoring and public reporting and contains the technical information relating to each NSW 2021 target.

For each NSW 2021 goal it identifies:

•	how each target is to be measured

•	the source and frequency of the data

•	a baseline year and rate against which progress is to be measured

•	whether a measure is nationally comparable, can be measured at a regional level, and by other key demographic categories.

NSW 2021 Performance Report 2012-13	1 - 1

The NSW 2021 Baseline Report is available at http://www.2021.nsw.gov.au/reports

Some NSW 2021 measures and targets are yet to be fully developed and reported. There are some new measures reported in this Performance Report where historical information is not available.

Improving data quality

A key challenge with performance reporting is the quality and consistency of the data used.

The Government has established the NSW Statistical Council to promote the use of evidence in policy development and service delivery and assist with improving data quality. It is an executive level reference group including statistical and data experts from the Australian Bureau of Statistics, the NSW Chief Scientist and Engineer, the NSW Bureau of Crime Statistics and Research, the Bureau of Transport Statistics and the Bureau of Health Information, as well as policy and service delivery specialists from each Cluster.

The NSW Statistical Council oversights the implementation of the NSW Statistical Framework which is aimed at improving the statistical capacity of the NSW public sector, and in particular, to strengthen the production, use and publishing of statistics by NSW Government agencies. NSW 2021 is a priority task within the NSW Statistical Framework. The Council provides advice on the quality, accuracy and validity of NSW 2021 measures and underlying data and collection methods.

Local communities set priorities

As each local community in NSW has its own set of priorities, the Government is working to ‘localise’ NSW 2021. NSW Ministers have consulted with more than 3,500 stakeholders and community members to seek input to the NSW 2021 Regional Action Plans. Regional Ministers held 25 community meetings across NSW and sought input through online forums and written submissions. The Regional Action Plans will be released later this year and focus on the most important actions the NSW Government will take to improve outcomes in each locality.

NSW 2021 Strategies and Goals

The NSW 2021 – A Plan to Make NSW Number One, has five strategies and 32 goals. These are depicted in the chart below. An index included in this publication outlines the chapter and page reference for each goal.

1 - 2	NSW 2021 Performance Report 2012-13

NSW 2021 32 GOALS

REBUILD THE ECONOMY

1. Improve the performance of the NSW economy
2. Rebuild State finances
3. Drive economic growth in regional NSW
4. Increase the competitiveness of doing business in NSW
5. Place downward pressure on the cost of living
6. Strengthen the NSW skill base

RETURN QUALITY SERVICES

TRANSPORT

HEALTH

FAMILY & COMMUNITY SERVICES

EDUCATION

15. Improve education and learning outcomes for all students

POLICE & JUSTICE

16. Prevent and reduce the level of crime
17. Prevent and reduce the level of re-offending
18. Improve community confidence in the justice system

RENOVATE INFRASTRUCTURE

19. Invest in critical infrastructure
20. Build liveable centres
21. Secure potable water supplies

STRENGTHEN OUR LOCAL ENVIRONMENT AND COMMUNITIES

RESTORE ACCOUNTABILITY TO GOVERNMENT

NSW 2021 Performance Report 2012-13	1 - 3

NSW 2021 Performance Report

This NSW 2021 Performance Report provides information about the Government’s policy and service delivery performance in achieving NSW 2021 goals and is part of the suite of papers released with the 2012-13 Budget. The purpose is to provide an annual progress report to Parliament and the community and to outline funded initiatives which assist in achieving these goals.

The Performance Report provides information about the 32 goals, 182 targets and 284 measures outlined in NSW 2021. This information about NSW 2021 goals, targets and measures is grouped in chapters relating to each Cluster, which is comparable to the financial information about Clusters included in the Budget Papers. Where available, ‘Actual’ information is provided for 2010-11, with estimates made to 30 June 2012 denoted ‘Estimated Actual 2011-12’ and a ‘Forecast’ made for 2012-13.

Result indicators

Prior to NSW 2021, ‘result indicators’ were reported in Budget Paper No. 3 Budget Estimates. From this year onward, the NSW 2021 Performance Report will be the primary vehicle for reporting on the Government’s performance and key results. Service measures and financial information will continue to be reported in Budget Paper No. 3. Combined, this will provide a greater level of information than before.

This year, an analysis has been undertaken of result indicators that were previously reported in Budget Paper No. 3. Where the result indicators relate to NSW 2021 goals and targets, data are included in an Appendix to this report. Where result indicators do not relate to NSW 2021 goals, targets and measures, they have not been updated in this report but may continue to be publicly reported by the relevant agency in its Annual Report, on their website or via other means.

The NSW 2021-related result indicators will be reviewed over the next year with a view to determining whether they should be incorporated into NSW 2021 reporting, updated by other means, or discontinued because they do not provide meaningful performance information.

Performance reporting by Cluster

This Performance Report is structured by Cluster. Performance against each goal is presented under the Cluster that has lead responsibility for achievement of that goal. Each chapter begins with an overview of the goals the Cluster is involved with, either as a lead or co-lead or where it collaborates with other Clusters. Each chapter describes progress made in 2011-12 and future key initiatives.

The performance information section presents:

•	each Cluster’s NSW 2021 goals

•	the targets and measures that relate to each goal

•	the baseline measure.

1 - 4	NSW 2021 Performance Report 2012-13

Structure of each chapter

The content and format for each chapter is summarised in the tables below.

Commentary

Section	Purpose
NSW 2021 Goals	Describes the Cluster’s NSW 2021 Goals including where a Cluster has lead and co-lead responsibilities or where a contributing role is played.

Progress in 2011-12	Describes the key strategies and initiatives implemented in 2011-12 to achieve the Cluster’s NSW 2021 targets.

Key initiatives	Describes the funded key strategies and initiatives that are planned for the future to achieve the Cluster’s NSW 2021 targets.

Performance Information

Section	Purpose
NSW 2021 Goal	Goal number and description as per NSW 2021.

NSW 2021 Targets/Measures	Lists targets and measures for each goal. Reports performance data on a financial year basis, unless otherwise stated, for 2010-11 Actual, 2011-12 Estimated Actual and 2012-13 Forecast.

Estimates of data covering the 2011-12 financial year are used as the period has not ended. These estimates are based on performance to date.

The ‘NSW 2021 Target’ refers to the targets listed in the NSW 2021 Baseline Report for each particular measure. This will depend on the type of measure and the trending/target information available.

Baseline	Lists the baseline measure for each target.

Appendix

Result indicators that relate to NSW goals, targets and measures that were previously reported in the 2011-12 Budget Paper No. 3 are reported in the Appendix.

Result Indicator Information

Result Indicators	Lists results and indicators. Reports performance data for 2010-11 Actual and 2011-12 Estimated Actual.

NSW 2021 Performance Report 2012-13	1 - 5

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2.	Attorney General and Justice Cluster

NSW 2021 Goals

The Attorney General and Justice Cluster is the lead for the following NSW 2021 Goals:

•	Prevent and reduce the level of crime (Goal 16)

•	Prevent and reduce the level of re-offending (Goal 17)

•	Improve community confidence in the justice system (Goal 18)

•	Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28).

It is also the co-lead for the following NSW 2021 Goal: Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23).

Progress in 2011-12

In 2011-12, the Attorney General and Justice Cluster commenced working towards achieving its NSW 2021 Goals through a range of services and projects including:

Prevent and reduce the level of crime (Goal 16)

•	Passed legislation to:

•	Introduce mandatory life sentences for offenders convicted of murdering a police officer

•	Implement New Criminal Organisations Control legislation and updated consorting offences, which will provide Police with greater options when responding to organised crime

•	Create an offence of firing at a dwelling in the course of organised criminal activity

•	Introduce a probity based regulatory scheme for tattoo parlours and tattooists to remove ‘bikie gang’ control of the industry

•	Allow for the confiscation of number plates and cars of dangerous drivers

•	Establish a new Death and Disability Scheme for Police.

•	Finalised a review into reducing Police red tape.

•	Ensured that all domestic violence related deaths are reviewed by the Domestic Violence Death Review Team.

•

Commenced the development of a new Strategic Framework on Domestic, Family and Sexual Violence to reduce domestic violence and address issues raised by the NSW Auditor General’s Performance Audit into Domestic and Family Violence.

•	Established a Traffic and Highway Patrol Command to coordinate road safety.

•	Established a new Police Transport Command to improve passenger safety and security on the public transport system.

•	Delivered a 21st Century Neighbourhood Watch through project eyewatch.

•	Completed the Patten Special Commission of Inquiry into the NSW Crime Commission.

NSW 2021 Performance Report 2012-13	2 - 1

Attorney General and Justice Cluster

Prevent and reduce the level of re-offending (Goal 17)

•	Encouraged greater use of non-custodial punishment for less serious offenders and created availability and access to diversionary programs.

•	Addressed the needs of Aboriginal people in the prison system.

•	Reviewed the Young Offenders Act 1997 and the Children (Criminal Proceedings) Act 1987.

•	Undertook the Youth on Track consultations and research to provide updated knowledge and advice on the direction of youth justice issues.

•	Reviewed treatment and intervention programs to identify ways to increase completion rates.

Improve community confidence in the justice system (Goal 18)

•	Referred reviews of the Bail Act 1978 and sentencing law to the Law Reform Commission.

•	Completed the Ministerial Audit of Police Resources.

•	Established NSW as the home of the new National Legal Services Board and the National Legal Services Commissioner.

•	Established the Courts Service Centre to provide a single phone contact point for enquiries by court users who would normally attend a registry office.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Established a single statewide hotline for the public to report graffiti in the community and get it removed.

•	Encouraged the formation of voluntary graffiti removal squads in local areas, in partnership with local government and local communities.

Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28)

•	Delivered the first NSW Natural Disaster Risk Assessment.

•

Prepared for floods through a joint project between the NSW State Emergency Service and the Office of Environment and Heritage to build a NSW Flood Studies Database to capture all NSW local government and State agency flood studies.

•	Established the Council of Emergency Volunteers and Hazard Reduction Audit Panel.

•	Established the Coastal Ministerial Taskforce. Councils with coastal erosion hot spots were directed to prepare emergency action sub-plans and Coastal Zone Management Plans.

•

Undertook hazard reduction across 39,190 hectares of national parks land in 155 burns (as at 26 April 2012). An additional 913 hectares was treated in 591 mechanical treatments on-park and 740 hectares treated off-park (equalling approximately 50% of statewide hazard reduction activity). Ninety four staff were recruited to the Enhanced Bushfire Management Program.

•	Approved $16.18 million for projects to address flood risk under the State Floodplain Management Program and Floodplain Risk Management Grants Scheme.

2 - 2	NSW 2021 Performance Report 2012-13

Attorney General and Justice Cluster

Key Initiatives

The Attorney General and Justice Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Prevent and reduce the level of crime (Goal 16)

•	Implement the Gangs, Drugs and Firearms reforms to significantly improve the combat of organised crime, and strengthen the regulation of firearms and ammunition.

•

Implement reforms arising from the Ministerial Audit of Police Resources, aimed at returning police officers to frontline duties, and promoting a greater focus on community policing, especially in regional areas.

•	Implement the NSW Crime Commission reforms following the Patten Special Commission of Inquiry, with a renewed focus on organised crime investigations.

•	Implement the Police red tape reforms.

•	Progress a review of the Police Act 1990 and the Police promotions system.

•

Continue the development of a whole of government domestic violence framework to coordinate the service system response to domestic and family violence, led by the NSW Department of Family and Community Services, in close consultation with the non-government sector.

Prevent and reduce the level of re-offending (Goal 17)

•	Establish a dedicated Metropolitan Drug Treatment facility focused on treatment, rehabilitation and keeping drugs out of prisons.

•	Establish a second Drug Court in the metropolitan area located at the Downing Centre Complex.

•	Expand and improve the effectiveness of education programs provided to inmates.

•	Establish a single point of entry and assessment for all court based offender programs.

•	Establish person focused case management of offenders, and directly and quickly link offenders with programs and services likely to reduce their re-offending.

NSW 2021 Performance Report 2012-13	2 - 3

Attorney General and Justice Cluster

Improve community confidence in the justice system (Goal 18)

•	Reform licence disqualification law to substantially reduce the number of people imprisoned or on community based orders for licensing offences.

•	Establish an independent Inspector of Custodial Services to oversee adult and juvenile custodial services.

•	Increase the ways the community can interact with the court system through improved web applications and access.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Finalise a new national methodology for measuring litter and help local communities to develop solutions to tackle littering.

•

Continue to roll-out project eyewatch to all Police Local Area Commands, which gives local residents the opportunity to participate with their local Police in active crime prevention using social networking technology.

Ensure NSW is ready to deal with major emergencies and natural disasters (Goal 28)

•	Adopt a revised NSW State Disaster Plan.

•	Review the Emergency Services Agencies Funding Model.

•	Progress the work of the Council of Emergency Volunteers and the Hazard Reduction Audit Panel.

•	Undertake an Emergency Services Agencies Expenditure Review.

•	Develop coastal zone management plans for all 15 coastal erosion hot spots by June 2013.

•	Undertake to protect 136,793 properties from bush fire by performing hazard reduction works (this number is based on a five year rolling average and is dependent upon suitable weather conditions).

•

Grant offers for projects to address flood risk to be made under the 2012-13 State Floodplain Management Program and Floodplain Risk Management Grants Scheme. In total 125 flood risk management plans are forecast to be completed by councils by June 2013, and a statewide database of flood risk related information is to be completed by December 2013.

2 - 4	NSW 2021 Performance Report 2012-13

Attorney General and Justice Cluster

Performance Information

Goal 16: Prevent and reduce the level of crime

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

16.1	Reduce crime levels

16.1.1	Reduce domestic violence

Measure: Percentage of domestic violence assault victims recorded by police in NSW per year who were recorded as victims in another domestic violence assault incident in the 24-months to the end of that year

%	13.7[i]	13.0	n.a.ii

Baseline: Domestic violence – In 2010-11, 13.7% of domestic violence assault victims were recorded as victims in another domestic violence assault incident in the 24-months to June 2011 (data sourced in April 2012).

[i]

The data for this measure was sourced from the NSW Re-offending Database (ROD) in April 2012. This database is updated every three months with new data from various sources, such as the NSW Police Force, criminal courts, and Corrective Services NSW. These updates have a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times. Consequently, the data reported for 2010-11, which was taken in April 2012, differs from the baseline snapshot taken for the same period, which was captured in NSW 2021 Baseline Report (December 2011). The more recent ‘snapshot’ represents more refined information.

ii	NSW Bureau of Crime Statistics and Research (BOCSAR) cannot reliably estimate crime prior to its occurrence.

16.1.2	Reduce alcohol related assaults

Measure: Number of alcohol related non domestic violence assault incidents recorded by the NSW Police Force, expressed as a rate per 100,000 NSW residents
	no.	222.4[i]	n.a.[i]	n.a.[i]

Baseline: Alcohol related assaults – In 2010-11, the recorded rate of alcohol-related non-domestic assault in NSW was 222.4 incidents per 100,000 residents (data sourced in April 2012).

[i]

The data for this measure was sourced from the NSW Re-offending Database (ROD) in April 2012. This database is updated every three months with new data from various sources, such as the NSW Police Force, criminal courts, and Corrective Services NSW. These updates have a retrospective effect, impacting on data from previous periods. Data ‘snapshots’ taken from ROD for any given period are likely to produce different results when taken at different times. Consequently, the data reported for 2010-11, which was taken in April 2012, differs from the baseline snapshot taken for the same period, which was captured in NSW 2021 Baseline Report (December 2011). The more recent ‘snapshot’ represents more refined information.

[i]	BOCSAR cannot reliably estimate crime prior to its occurrence.

16.1.3	Reduce personal crime by 10% by 2015-16

Measure: Number of incidents of personal crime (assault - non domestic violence and robbery) recorded by the NSW Police Force, expressed as a rate per 100,000 NSW residents
	no.	607.7	n.a.[i]	n.a.[i]

Baseline: Personal crime – In 2005-06, the recorded rate of personal crime was 728.6 incidents per 100,000 residents.

[i]	BOCSAR cannot reliably estimate crime prior to its occurrence.

NSW 2021 Performance Report 2012-13	2 - 5

Attorney General and Justice Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

16.1.4	Reduce property crime by 15% by 2015-16

Measure: Number of incidents of property crime (break and enter – dwelling and stolen motor vehicle incidents) recorded by the NSW Police Force, expressed as a rate per 100,000 NSW residents
	no.	832.5	n.a.[i]	n.a.[i]

Baseline: In 2005-06, the recorded rate of property crime was 1,138.1 incidents per 100,000 residents.

[i]	BOCSAR cannot reliably estimate crime prior to its occurrence.

16.2	Increase confidence in police

Measure: Percentage of respondents who have confidence in the NSW Police Force
	%	85.0[i]	85.0	n.aii

Baseline: In 2010-11, 83-87% of respondents agreed they had confidence in the NSW Police Force.

[i]	Based on the median 2010-11 figure in the range of 83-87%.
ii	An estimate cannot be provided. There is no way to forecast levels of confidence in the NSW Police Force.

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Attorney General and Justice Cluster

Goal 17: Prevent and reduce the level of re-offending

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

17.1	Reduce juvenile and adult re-offending by 5% by 2016

Measure: Percentage of adult offenders who had one or more new proven offences within 12 months
	%	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, 16% of adult offenders had committed one or more offences within 12 months.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence

Measure: Percentage of juvenile offenders who had one or more new proven offences within 12 months
	%	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, 39.1% of juveniles offenders had committed one or more offences within 12 months.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

Measure: Percentage of adults released from sentenced custody who had one or more new proven offences within 12 months
	%	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, 38.1% of adults released from custody had committed one or more offences within 12 months.

[i]

For offenders convicted in 2010-11, (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

NSW 2021 Performance Report 2012-13	2 - 7

Attorney General and Justice Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Measure: Median seriousness of most serious proven offence within 12 months – Adults (higher values denote less serious offences)
	no.	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 76.6 for adults.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

Measure: Median seriousness of most serious proven offence within 12 months – Juveniles (higher values denote less serious offences)
	no.	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 65.6 for juveniles.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

Measure: Median seriousness of most serious proven offence within 12 months – Adults released from custody (higher values denote less serious offences)
	no.	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, the median seriousness of the most serious proven offence within 12 months was 67.4 for adults released from custody.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

Measure: Median time to first new proven offence committed within 12 months - Adults
	days	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, the median time to the first new proven offence was 216 days for adults.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

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Attorney General and Justice Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Measure: Median time to first new proven offence committed within 12 months - Juveniles
	days	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, the median time to the first new proven offence was 217 days for juveniles.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

Measure: Median time to first new proven offence committed within 12 months – Adults released from custody
	days	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, the median time to the first new proven offence was 148 days for adults released from custody.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

Measure: Average number of court appearances where one or more offences were proven within 12 months - Adults
	no.	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.2 for adults.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

Measure: Average number of court appearances where one or more offences were proven within 12 months - Juveniles
	no.	n.a.[i]	n.a.ii	n.a.ii

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.5 for juveniles.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

NSW 2021 Performance Report 2012-13	2 - 9

Attorney General and Justice Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Measure: Average number of court appearances where one or more offences were proven within 12 months – Adults released from custody
	no.	n.a.[i]	n.a.ii	n.a.[i]i

Baseline: In 2008-09, the average number of court appearances within 12 months was 1.4 for adults released from custody.

[i]

For offenders convicted in 2010-11 (i.e. between July 2010 and June 2011) 12 months follow up (i.e. to the end of June 2012) is required before data is available. As such, at present not enough time has passed to assess re-offending within 12 months of conviction for all of this cohort.

ii	BOCSAR cannot reliably estimate re-offending prior to its occurrence.

17.2	Increase completion rates for key treatment and intervention programs

Measure: Number of offenders who complete key treatment and intervention programs [i]	no.
The Magistrates Early Referral Into Treatments (MERIT) program	%	68.4		66.2		n.a	ii
Corrective Services NSW programs	%	n.a.	iii	n.a.	iii	n.a.	iii
Juvenile Justice: Intensive Supervision Program	%	85.0		85.0		85.0
Juvenile Justice: Dthina Yuwali	%	84.0	iv	100.0	iv	100.0	iv
Juvenile Justice: Our Journey to Respect	%	n.a.	[v]	n.a.	[v]	n.a.	[v]
Juvenile Justice: Changing Habits and Reaching Targets (CHART)%		53.0	iv	59.0	iv	65.0	iv

Baseline: The Magistrates Early Referral Into Treatments (MERIT) baseline data for 2010-11 is:

3,254 referrals, 2,033 acceptances and 1,391 completions. Completion rate of 68.4%

Corrective Services NSW program baseline figures will be for 2011-12

Juvenile Justice: Intensive Supervision Program – in 2010-11 the completion rate was 85%

Juvenile Justice: Dthina Yuwali – in 2010-11 the completion rate was 84%

Juvenile Justice: Our Journey to Respect – baseline data will be available in 2011-12

Juvenile Justice: Changing Habits and Reaching Targets (CHART) – in 2010-11 the completion rate was 53%.

[i]

The target for this measure refers to increasing completion rates. The completion rate is provided as a percentage, instead of the number of completions, in order to illustrate the trend in the rate over time. If only the number of completions were provided, it would not be possible to determine the trend in completion rates.

ii	Factors that impact upon completion rates for individuals can be outside of the control of MERIT teams, making the development of a suitable target problematic. These include:

•	Variations in severity of clinical presentations

•	Difficulties in standardising ‘participation’ in treatment as treatment is often client centred and there can be significant variation in the presenting problem and the treatment required

•	Availability of treatment modalities

•	The discretion of Magistrates in determining the progression of cases.

iii	Baseline information not yet available as the 2011-12 year has yet to be finalised.
iv	The figures projected for the financial year are based on the completion of individual modules, as not all young people are required to complete all modules of these programs.
[v]

Due to issues in the redevelopment of the program, initial data cannot be provided at this stage. It is now anticipated that the training of staff for the program will commence in the first half of 2012-13, with the program being rolled out in the second half of 2012-13.

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Attorney General and Justice Cluster

Goal 18: Improve community confidence in the justice system

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

18.1	Increase community confidence through an efficient court system

18.1.1	In the Local Court: 90% of pending criminal matters will be less than 6 months old

Measure: Percentage of Local Court criminal cases remaining at the end of each financial year, which were less than 6 months old
	%	89.0	n.a.[i]	n.a.[i]

Baseline: In the 2009-10 financial year, 88.9% of pending criminal cases were less than 6 months old.

[i]

This data is sourced from the annual Report on Government Services (ROGS). The Department of Attorney General and Justice determines this data through an intensive process of analysis and extrapolation prescribed by the Productivity Commission. The process for determining 2011-12 data does not commence until after the end of the financial year. Accordingly, estimates and forecasts are not available.

18.1.2	In the District Court: 75% of pending civil matters will be less than 12 months old

Measure: Percentage of District Court civil cases remaining at the end of each financial year, which were less than 12 months old
	%	77.2	n.a.[i]	n.a.[i]

Baseline: In the 2009-10 financial year, in the District Courts in NSW, 82.8% of pending civil matters were less than 12 months old.

[i]

This data is sourced from the annual Report on Government Services (ROGS). The Department of Attorney General and Justice determines this data through an intensive process of analysis and extrapolation prescribed by the Productivity Commission. The process for determining 2011-12 data does not commence until after the end of the financial year. Accordingly, estimates and forecasts are not available.

18.2	Increase victims and community understanding of the justice system

Measure: Percentage of victims and community members who have a good understanding of the NSW justice system
	%	n.a.[i]	n.a.[i]	n.a.[i]

Baseline: Baseline will be determined in 2012 following the completion of the initial survey.

[i]	Baseline will be determined in 2012 following completion of the initial survey.

NSW 2021 Performance Report 2012-13	2 - 11

Attorney General and Justice Cluster

Goal 23:	Increase opportunities for people to look after their own neighbourhoods and environments

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

23.4	Reduce graffiti

Measure: Number of malicious damage - graffiti incidents recorded by the NSW Police Force, expressed as a rate per 100,000 NSW residents
	no.	n.a.[i]	n.a.[i]	n.a.[i]

Baseline: To be determined in 2012.

[i]	Baseline will be determined in 2012.

23.5	Increase neighbourhood crime prevention

Measure: Percentage of Local Area Commands (LACs) with at least one Neighbourhood Watch group
	%	59.0	60.0	100.0

Baseline: In 2011, 59% of LACs had at least one Neighbourhood Watch group.

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Attorney General and Justice Cluster

Goal 28:	Ensure NSW is ready to deal with major emergencies and natural disasters

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

28.1	Ensure NSW has appropriate arrangements in place to respond to and recover from natural disasters

Measure: All identified coastal erosion hot spots to have coastal zone management plans in place and certified by the Minister by 2015
	no.	0	0[i]	10

Baseline: In July 2011, 15 coastal hotspots were identified (noting these are changeable year to year). The hotspots are expected to be covered by 12 coastal zone management plans (1 plan covering 3 hotspots another covering 2 hotspots).

[i]	Three plans have been completed but not yet certified in 2011-12. The 2012-13 estimate takes into consideration community consultation requirements.

28.2	Defend against suburban and bushland fires

Increase community resilience to the impact of fires through prevention and preparedness activities

28.2.1	Increase the number of households who are ‘fire safe’ through expansion of awareness programs

Measure: Fire and Rescue NSW to annually deliver 250 targeted community safety programs per permanent fire station
	no.	272	280	285

Baseline: In the 2009-10 financial year, Fire and Rescue NSW delivered 250 community safety programs per permanent station.

28.2.2	Enhance volunteer training programs with a particular focus on cadet training schemes

Measure: NSW Rural Fire Service to train an additional 4,000 secondary school children through the School Cadets Programs by 2016
	no.	800	515	800

Baseline: During 2010-11 financial year, a total of 50 Secondary School Cadet Programs were conducted, with 800 students trained.

28.2.3	Increase the number of identified Neighbourhood Safer Places

Measure: Create 200 more Neighbourhood Safer Places (Places of Last Resort) in bush fire prone areas
	no.	793	801	873

Baseline: In the 2009-10 financial year, 740 Neighbourhood Safer Places were initially designated through the establishment of the Neighbourhood Safer Places Program. In the 2010-11 financial year an additional 53 Neighbourhood Safer Places were designated in bush fire prone areas.

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Attorney General and Justice Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

28.2.4	Increase hazard reduction across NSW

Increase the number of properties protected by hazard reduction works across all bush fire prone land tenures by 20,000 per year by 2016

Measure: Number of properties protected by hazard reduction works reported to Rural Fire Service (RFS) on a rolling five year average commencing 1 July 2011, as per the NSW Rural Fire Service Bush Fire Risk Information Management System

no.	128,377	136,028	136,793

Baseline: The five year rolling average of the number of properties subject to bush fire hazard reduction work was 128,377 as at 2010-11.

Measure: Area of bush fire prone land treated by hazard reduction works reported to RFS on a rolling five year average commencing 1 July 2011 as per the NSW Rural Fire Service Bush Fire Information Management System

ha.	128,939	103,064	150,435

Baseline: The five year rolling average of the area treated was 128,939 hectares as at 2010-11.

28.2.5	Increase the annual average level of area treated by hazard reduction activities by 45% by 2016.

Measure: Number of hazard reduction activities undertaken in National Parks and Reserves on five-year rolling average
	no.	426	537	638

Baseline: 400 hazard reduction activities undertaken in National Parks and Reserves per annum on three-year rolling average 2007-08 to 2009-10.

Note: The majority of hazard reduction activities undertaken in 2011-12 were mechanical activities as conditions were too wet to conduct hazard reduction burns.

Measure: Area (hectares) of National Parks and Reserves treated on five-year rolling average
	ha.	57,782	61,000	78,700

Baseline: 67,000 hectares of National Parks and Reserves treated per annum on three-year rolling average 2007-08 to 2009-10.

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Attorney General and Justice Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

28.3	Increase the number of Floodplain Risk Management Plans available to support emergency management planning

Measure: The number of Floodplain Risk Management Plans available to the NSW State Emergency Service
	no.	152	161	166

Baseline: As of 1 July 2011, the NSW State Emergency Service held 152 Floodplain Risk Management Plans.

Measure: The percentage of Floodplain Risk Management Plans that conform to the NSW State Emergency Service requirements from the Flood Risk Management Process Guidelines
	%	30.0	30.0	34.0

Baseline: The baseline percentage of Floodplain Risk Management Plans that conform to the NSW State Emergency Service requirements from the Flood Risk Management Process Guideline will be confirmed during the 2011-12 financial year. It has been estimated at 30% for 2010-11 and 2011-12 comply with the Guidelines.

Measure: Increase the area of flood prone areas covered by rural floodplain management plans by 46,000 square kilometres by 2021
	no.	24,440	24,440[i]	24,440[i]

Baseline: In 2010-11, the area of flood prone land covered by a rural floodplain management plan was 24,440 square kilometres.

[i]	No change in figures is expected for 2011-12 and 2012-13. The increase is likely to be stepwise as valley-wide plans are being developed which each cover a large area.

Measure: Increase the number of Floodplain Risk Management Plans adopted by local government to 166 by 2021
	no.	116	122	125

Baseline: In 2010-11, the number of Floodplain Risk Management Plans adopted by local government was 116.

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Attorney General and Justice Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

28.4	Maintain preparedness to deal with biosecurity threats

Measure: Dollar value of NSW primary industries production protected under biosecurity response agreements
	$ billion	8.3[i]	7.5	8.9[i]

Baseline: Agricultural industries protected under biosecurity response agreements equate to $8.3 billion (2008-09 data) in agricultural production value.

[i]	Production for 2010-11 is estimated, as the most recent available data is for 2009-10, when total production was $8.4 billion.

Measure: 95% of priority plant and animal diseases in NSW covered by disease surveillance programs by 2020
	%	85.0[i]	85.0	86.0

Baseline: Approximately 85% of priority plant and animal diseases in NSW are currently covered by disease surveillance programs.

[i]	Subject to validation research due end of 2011-12.

Measure: 80% of NSW farms implementing enterprise level biosecurity plans by 2020
	%	75.0[i]	75.0	77.0

Baseline: Approximately 75% of NSW farms are currently implementing enterprise level biosecurity plans.

[i]	Subject to validation research due end of 2011-12.

Measure: Increase community and landholder participation in managing invasive species to 80% by 2020
	%	51.0	55.0	66.0

Baseline: To be developed.

Measure: Maintain at least 95% compliance with national biosecurity performance standards
	%	95.0[i]	95.0	97.0

Baseline: % compliance against National Animal Health Performance Standards: 2006 – 97%, 2009 – 95%.

[i]	Last audit was in 2009. Next audit is likely in 2012-13.

Note:	n.a. = not available
N/A = not applicable

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3.	Education and Communities Cluster

NSW 2021 Goals

The Education and Communities Cluster is the lead for the following NSW 2021 Goals:

•	Strengthen the NSW skill base (Goal 6)

•	Improve education and learning outcomes for all students (Goal 15)

•	Make it easier for people to be involved in their communities (Goal 24)

•	Fostering opportunity and partnership with Aboriginal people (Goal 26).

The Education and Communities Cluster also contributes to the achievement of Goal 27 (reported in the Trade and Investment, Regional Infrastructure and Services Cluster, chapter 8).

Progress in 2011-12

In 2011-12, the Education and Communities Cluster commenced working towards achieving its NSW 2021 Goals through a range of services and projects including:

Strengthen the NSW skill base (Goal 6)

•	Enrolled more students in higher level qualifications (Certificate III, Diploma) and, more importantly, with a high proportion of completions.

•	Graduated students in the first TAFE NSW bachelor degree level qualification.

•	Launched the discussion paper ‘Smart and Skilled: making NSW number one’ as the first stage of reviewing and strengthening the vocational education and training sector in NSW.

•	Implemented training options for retrenched workers in rural and remote areas of the State.

•	Reduced nominal terms for apprenticeships in 28 trades, with further reductions where there is relevant prior learning.

Improve education and learning outcomes for all students (Goal 15)

•

Delivered a major report and plan for the implementation of the Local Schools, Local Decisions policy, following lengthy consultation and independent review of the Devolution of School Funding Pilot, launching the most significant reform in school education in a century.

•

Conducted an independent review of early childhood education funding in NSW to improve access to crucial early childhood education for all NSW children, especially for children from Aboriginal and disadvantaged backgrounds.

NSW 2021 Performance Report 2012-13	3 - 1

Education and Communities Cluster

•

Accepted the recommendations of the Ministerial Advisory Group on Literacy and Numeracy to boost the literacy and numeracy of students in NSW, including the appointment of 50 hands-on instructional leaders and the allocation of additional teaching positions in 2012.

•	Appointed 30 of the planned 50 new Student Support Officers in schools by May 2012.

•	Achieved national agreement that a focus on closing the rural education achievement gap should be a key priority for all governments.

•	Developed and commenced implementing the Every Student, Every School policy, to support students with disabilities.

•

Prepared legislation to create the Record of Student Achievement (RoSA), a credential for students leaving school prior to receiving their Higher School Certificate (HSC), replacing the School Certificate which was abolished in August 2011.

•	Implemented an independent research project to evaluate implementation of attendance reform legislation.

•	Extended activities under the improving Teacher Quality National Partnership, including additional resources for Centres for Excellence.

•	Appointed 84 new Highly Accomplished Teachers to NSW public schools, increasing the total to 108.

Make it easier for people to be involved in their communities (Goal 24)

•	Developed and delivered the inaugural $4.5 million NSW Volunteering Strategy to make it easier for people to volunteer and support current volunteers.

•	Established a range of initiatives to increase opportunities for children and young people to contribute to, and connect with, other groups in their communities.

•	Developed a Multicultural Advantage Action Plan to maximise the benefits of cultural diversity.

•	Established 14 Ministerial Consultative Committees for multicultural communities.

•	Established the ANZAC Community Grants Program to help multicultural communities and young people participate in commemorative activities.

•	Improved venues to increase community participation, including the Sydney Cricket Ground, Sydney International Regatta Centre, and Sydney Olympic Park.

Fostering opportunity and partnership with Aboriginal people (Goal 26)

•	Established the Ministerial Taskforce on Aboriginal Affairs, including Aboriginal leaders, to improve education and employment outcomes for Aboriginal people.

•	Conducted statewide consultation with some 2,000 participants to develop a new Aboriginal affairs strategy.

3 - 2	NSW 2021 Performance Report 2012-13

Education and Communities Cluster

•	Commenced a review of the Partnership Communities Program to strengthen Aboriginal community governance.

•	Increased access to Aboriginal languages by providing funding to 27 schools to employ Aboriginal language tutors and supporting the continued implementation of 12 Aboriginal languages programs.

•

Undertook a major review of Aboriginal cultural heritage legislation with a broad community and stakeholder engagement process and the formation of the Aboriginal Culture and Heritage Reform Working Party.

•

Jointly managed approximately 1.54 million hectares of the reserve system through 24 formal arrangements with Aboriginal communities, including a new Memorandum of Understanding with the Kurnu Baakandji / Paakandji people for the joint management of Toorale National Park and State Conservation Area covering 85,000 hectares.

•	Signed the first BioBanking agreement with an Aboriginal landholder, covering a 143 hectare site rich in biodiversity and Aboriginal cultural heritage.

•

Protected 86 Aboriginal culturally significant objects and places through Aboriginal Place declarations under the National Parks and Wildlife Act 1974 and added seven Aboriginal sites to the State Heritage Register.

•	Supported community identity and improved health and education outcomes for Aboriginal communities by implementing the Build and Grow Aboriginal Community Housing Strategy. This included:

•	Approving 17 Aboriginal community housing providers (ACHPs) under the Build and Grow Provider Assessment Registration System

•	Gaining agreement from 32 Aboriginal community housing providers to head lease their properties to the Aboriginal Housing Office (AHO) for subleasing to Approved Providers

•	Commencing the implementation of a Build and Grow Rent policy to ensure that rent charged is affordable for tenants

•	Refurbishing 241 homes owned by Aboriginal community housing providers in remote areas in 2010-11 with another 142 underway or complete in 2011- 12

•	Upgrading 312 homes owned by Aboriginal community housing providers in urban and regional areas underway or completed

•	Commencing provision of an additional 13 houses under the Employment Related Accommodation Program.

NSW 2021 Performance Report 2012-13	3 - 3

Education and Communities Cluster

Key Initiatives

The Education and Communities Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Strengthen the NSW skill base (Goal 6)

•	Implement the NSW skills reform review ‘Smart and Skilled: making NSW number one’.

•	Improve pathways for students to move from high school to TAFE NSW and beyond.

•	In conjunction with other Government agencies, position NSW as the premier destination for international students to study and increase the number of training services exported from NSW.

•	Position TAFE NSW to deliver on the Government’s goals for vocational education and training in NSW including meeting the needs of industry and the community.

Improve education and learning outcomes for all students (Goal 15)

•

Develop new funding arrangements for early childhood education and care in NSW in response to the Early Childhood Education and Care Funding Review (Brennan Review) to improve access to crucial early childhood education, especially for children from disadvantaged backgrounds.

•	Implement the new National Quality Framework for early childhood education and care with a focus on increasing the number of qualified early childhood educators.

•	Implement Local Schools, Local Decisions reforms to give school communities a greater say in staffing choices.

•	Implement Every Student, Every School: Learning and Support to enhance specialist services for students with disability affecting 2,240 public schools.

•	Develop and implement a new funding model for public schools, taking into account the Gonski reforms.

•	Implement Connected Communities in selected schools to drive improvements in Aboriginal education outcomes.

•	Appoint more Student Support Officers to schools.

•	Implement the recommendations of the Ministerial Advisory Group on Literacy and Numeracy, including the allocation of additional teaching positions and 50 instructional leaders in public schools.

•	Build a world class education data centre to promote evidence based decision making.

•	Implement the Record of Student Achievement (RoSA), a credential for students leaving school prior to receiving their Higher School Certificate (HSC).

•	Work with universities to drive improvements in pre-service teacher training.

•	Maintain a strong focus on improving teaching quality with initiatives that target teachers at all stages of their career, including teaching students.

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Education and Communities Cluster

Make it easier for people to be involved in their communities (Goal 24)

•	Commence implementation of the NSW Volunteering Strategy, including ‘timebanks’.

•	Implement a new model for the Working with Children Check to provide for full screening of both paid and unpaid child-related work.

•	Introduce the Youth Options program to provide young people with positive leadership and development activities and increased participation in their communities.

•	Deliver the Multicultural Advantage Action Plan, including a new community grants program and a new community honours program, to drive the benefits of cultural diversity.

•	Continue to implement the Community Building Partnership program, supporting community groups and local councils to provide community infrastructure.

Fostering opportunity and partnership with Aboriginal people (Goal 26)

•	Develop a whole of government strategy for Aboriginal affairs to increase economic and education opportunities and improve service delivery.

•	Conduct a review of the Aboriginal Land Rights Act 1983.

•	Take steps to strengthen Aboriginal community governance and engagement.

•	Continue to improve Indigenous languages education approaches.

•	Continue public consultations on Aboriginal cultural heritage legislative reform with the Aboriginal Cultural Reform Working Party providing options to Government by March 2013.

•	Reach five additional joint management agreements to improve the ability of Aboriginal people to access national parks and reserves, practice culture and have input into their management.

•

Protect 10 additional Aboriginal culturally significant objects and places through Aboriginal Place declarations under the National Parks and Wildlife Act 1974 for a total of 96 declared Places, and add 10 further Aboriginal sites to the State Heritage Register through a targeted listing program for a total of 30.

•

Implement the key aspects of the Build and Grow Aboriginal Community Housing Strategy including: addressing the backlog of maintenance on homes owned by participating Aboriginal community housing providers; developing a new registration system and rent policy; providing time limited capacity subsidies; and capacity building training and advice for eligible providers.

NSW 2021 Performance Report 2012-13	3 - 5

Education and Communities Cluster

Performance Information

Note: All performance data is reported on a calendar year basis, apart from Measures 26.3.2-3 under Goal 26.

Goal 6: Strengthen the NSW skill base

Units	2010 Actual	2011 Actual	2012 Forecast

Targets/Measures:

6.1	More people gain higher level tertiary qualifications

6.1.1	50% increase in the proportion of people between the ages of 20 and 64 with qualifications at Australian Qualifications Framework (AQF) Certificate III and above by 2020

Measure: Proportion of people in NSW aged 20-64 years with qualifications at AQF Certificate III and above
	%	55.8	57.0	61.4

Baseline: In 2010, 55.8% of people aged between 20-64 years had attained qualifications at AQF Certificate III and above.

6.1.2	100% increase in completions in higher level qualifications at Diploma level and above by 2020

Measure: Number of qualification completions at Diploma and above in NSW[i]
	no.	17,479	18,935	20,392

Baseline: In 2009, there were 16,022 completions in higher level qualifications at Diploma level and aboveii.

[i]

There is a 2.5 year time lag in national Vocational Education and Training (VET) qualifications data, with 2010 qualification completions not finalised until June 2012. As a result, both the 2010 and 2011 figures provided here are estimates, along with the 2012 forecast.

ii

2010 is used as the baseline for NSW 2021 reporting against Goals 6 and 15, except where the indicator is newly developed and no trend data exists, or where the indicator relates to a COAG target. COAG targets have nationally agreed baselines and, in some cases, nationally agreed annual progress points. 2009 is the nationally agreed baseline for the VET COAG targets.

6.1.3	20% increase in completions in higher level VET qualifications at AQF III and above by women by 2020

Measure: Number of qualification completions at Certificate level AQF III and above by women in NSW[i]
	no.	52,803	53,746	54,689

Baseline: In 2009, women completed 51,860 VET qualifications at AQF III and above.

[i]

There is a 2.5 year time lag in national VET qualifications data, with 2010 qualification completions not finalised until June 2012. As a result, both the 2010 and 2011 figures provided here are estimates, along with the 2012 forecast.

6.1.4	20% increase in completions in higher level VET qualifications at AQF Certificate III and above by students in rural and regional NSW by 2020

Measure: Number of qualification completions at Certificate level AQF III and above by rural and regional students in NSW[i]
	no.	32,181	32,755	33,330

Baseline: In 2009, students in rural and regional NSW completed 31,606 higher level VET qualifications at AQF Certificate III and above.

[i]

There is a 2.5 year time lag in national VET qualifications data, with 2010 qualification completions not finalised until June 2012. As a result, both the 2010 and 2011 figures provided here are estimates, along with the 2012 forecast.

3 - 6	NSW 2021 Performance Report 2012-13

Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

6.1.5	20% increase in completions in higher level VET qualifications at AQF III Certificate and above by Aboriginal students in NSW by 2020

Measure: Number of qualification completions at Certificate level AQF III Certificate and above by Aboriginal students in NSW[i]
	no.	2,342	2,384	2,425

Baseline: In 2009, Aboriginal students completed 2,300 higher level VET qualifications at AQF III Certificate and above.

[i]

There is a 2.5 year time lag in national VET qualifications data, with 2010 qualification completions not finalised until June 2012. As a result, both the 2010 and 2011 figures provided here are estimates, along with the 2012 forecast.

6.1.6	44% of 25-34 year olds hold a bachelor level qualification or above by 2025

Measure: Proportion of people in NSW aged 25-34 years with qualifications at bachelor level or above[i]
	%	37.0	37.3	37.3

Baseline: In 2009, 35.5% of people aged 25-34 years had attained a bachelor level qualification or above.

[i]

Annual progress points have been established to monitor progress toward the achievement of the 2025 target of 44%, notwithstanding the fact that this data may fluctuate from year to year, largely due to sampling variability. In those instances where the 2011 Actual is greater than the 2012 progress point, the progress point has been omitted and the 2012 forecast flat-lined to indicate that 2011 performance exceeded 2012 expectations.

6.1.7	20% of undergraduate enrolments are students from low socio-economic status backgrounds by 2020

Measure: Proportion of low socio-economic status background undergraduate students relative to all domestic undergraduate students enrolled in NSW[i]
	%	17.2	17.4	17.7

Baseline: In 2009, 16.8% of undergraduate enrolments in NSW were for students from low socio-economic status backgrounds.

[i]	2011 data has yet to be finalised. As a result, the figure of 17.4 reported here is an estimate, consistent with the progress points established to monitor progress toward the 2020 target.

6.2	More young people participate in post school education and training

6.2.1	90% of young people who have left school are participating in further education and training or employment by 2020

Measure: Estimated proportion of the NSW population aged 15-19 who have left school and are fully participating in education and training and/or work (full-time post-school participation rates)
	%	73.4[i]	68.6	76.6

Baseline: In 2010, 73.4% of 15-19 year olds who had left school were participating in further education and training and/or employment.

i	The 2010 Actual was revised by the ABS - from 73.3% to 73.4%.

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Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

6.2.2	10% increase in the number of apprenticeship and traineeship completions by 2016, including in rural and regional NSW

Measure: Number of apprenticeship and traineeship completions in NSW[i]
	no.	50,147	50,983	51,819

Baseline: In 2010, 50,147 apprenticeships and traineeships were completed.

[i]	2011 national data has yet to be finalised. As a result, the figure of 50,983 reported here is an estimate, consistent with the progress points established to monitor progress towards the 2016 target.

Measure: Number of apprenticeship and traineeship completions in rural and regional NSW[i]
	no.	19,552	19,878	20,204

Baseline: In 2010, 19,552 apprenticeships and traineeships were completed in rural and regional NSW.

[i]	2011 data has yet to be finalised. As a result the figure of 19,878 reported here is an estimate, consistent with the progress points established to monitor progress toward the 2016 target.

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Education and Communities Cluster

Goal 15: Improve education and learning outcomes for all students

Units	2010 Actual	2011 Actual	2012 Forecast

Targets/Measures:

15.1	All children have access to quality early childhood education

15.1.1	All children in NSW have access to a quality early childhood education program in the 12 months prior to formal schooling by 2013

Measure: The proportion of children enrolled in a preschool program in the year prior to commencing full-time schooling[i]
	%	86.2	91.8	93.4

Baseline: The baseline will be determined when nationally consistent data is published by the ABS (2012 data expected mid 2013). In the interim, the data reported here are sourced from the NSW annual reports on the implementation of the National Partnership Agreement on Early Childhood Education.

[i]	The 2011 figure reported here is the National Partnership progress point estimate. The 2012 forecast is the National Partnership progress point, which was revised in 2011.

NSW 2021 Performance Report 2012-13	3 - 9

Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

15.2	Improve student achievement in literacy and numeracy[i]

15.2.1

Increase the proportion of NSW students in Years 3, 5, 7 and 9 at and above the national minimum standard for Reading and Numeracy in the annual National Assessment Program – Literacy and Numeracy (NAPLAN)ii

Measure: Proportion of NSW students achieving at or above the national minimum standard in Reading in the NAPLAN tests:
Year 3%	95.3	95.2	96.1
Year 5%	93.0	93.1	94.4
Year 7%	95.0	95.0	96.4
Year 9%	91.2	93.0	95.3

Baseline: In 2008, the percentage of NSW students achieving at or above the national minimum standard for Reading was:

Year	Reading
Year 3	95.1%
Year 5	93.5%
Year 7	95.4%
Year 9	94.4%

Measure: Proportion of NSW students achieving at or above the national minimum standard in Numeracy in the NAPLAN tests:
Year 3%	95.0	96.5	97.9
Year 5iii %	94.7	95.4	95.4
Year 7%	94.9	94.4	97.0
Year 9%	93.1	93.0	95.6

Baseline: In 2008, the percentage of NSW students achieving at or above the national minimum standard for Numeracy was:

Year	Numeracy
Year 3	96.9%
Year 5	94.4%
Year 7	96.0%
Year 9	94.7%

[i]	2008 is the nationally agreed baseline for NAPLAN indicators and targets.
ii

Between 2008 and 2011, there were no statistically significant changes in the performance of NSW students in Years 3, 5 and 7 Reading and Year 3 Numeracy. However, there were statistically significant decreases in the performance of NSW students for Year 9 Reading and for Years 7 and 9 Numeracy between 2008 and 2011. There was a statistically significant improvement in the performance of NSW students for Year 5 Numeracy in 2011 when compared with the 2008 baseline. The NSW 2021 targets are to achieve a 2% improvement in 2008 Reading and Numeracy performance by 2016, as measured by the proportion of students achieving at or above the national minimum standard.

iii

Annual progress points have been established to monitor progress toward the achievement of the NSW 2021 targets. However, where the 2011 Actual is greater than the 2012 estimate, the 2012 progress point has been omitted and the 2012 forecast flat-lined to indicate that 2011 performance exceeded 2012 expectations.

3 - 10	NSW 2021 Performance Report 2012-13

Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

15.2.2	Increase the proportion of NSW students in Years 3, 5, 7 and 9 in the top two performance bands for Reading and Numeracy[i]

Measure: Proportion of NSW students in the top two performance bands for Reading in the NAPLAN tests:
Year 3%	47.6	47.6	47.7
Year 5%	33.0	31.8	31.9
Year 7%	31.4	29.1	29.2
Year 9%	21.1	23.0	23.1

Baseline: In 2008, the percentage of NSW students in the top two performance bands for Reading was:

Year	Reading
Year 3	44.3%
Year 5	32.1%
Year 7	27.8%
Year 9	22.5%

Measure: Proportion of NSW students in the top two performance bands for Numeracy in the NAPLAN tests:
Year 3%	35.5	37.2	37.3
Year 5%	31.7	31.1	31.2
Year 7%	31.0	31.4	31.5
Year 9%	26.7	27.4	27.5

Baseline: In 2008, the percentage of NSW students in the top two performance bands for Numeracy was:

Year	Numeracy
Year 3	40.0%
Year 5	27.0%
Year 7	32.5%
Year 9	27.5%

[i]

No targets have been set for this indicator. For NSW 2021 reporting, the focus is on NSW performance exceeding the national average. The 2012 forecasts reported here are indicative only and reflect the existing high levels of participation in national testing by NSW students.

NSW 2021 Performance Report 2012-13	3 - 11

Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

15.2.3	Participation of NSW students in NAPLAN tests consistently exceeds the national average for participation[i]

Measure: Proportion of NSW students participating in NAPLAN Reading tests:
Year 3%	97.2	97.3	97.4
Year 5%	97.7	97.7	97.8
Year 7%	97.3	97.1	97.2
Year 9%	95.0	94.8	94.9

Baseline: In 2008, the percentage of NSW students participating in NAPLAN Reading tests was:

Year	Reading
Year 3	97.2%
Year 5	97.5%
Year 7	96.6%
Year 9	94.2%

Measure: Proportion of NSW students participating in NAPLAN Numeracy tests:
Year 3%	97.0	97.0	97.1
Year 5%	97.4	97.3	97.4
Year 7%	96.8	96.6	96.7
Year 9%	94.3	94.1	94.2

Baseline: In 2008, the percentage of NSW students participating in NAPLAN numeracy tests was:

Year	Numeracy
Year 3	96.9%
Year 5	97.2%
Year 7	96.3%
Year 9	93.8%

[i]

No targets have been set for this indicator. For NSW 2021 reporting, the focus is on NSW performance exceeding the national average. The 2012 forecasts reported here are indicative only and reflect the existing high levels of participation in national testing by NSW students.

15.3	More students finish high school or equivalent

15.3.1	90% of 20-24 year olds have attained a Year 12 or VET qualification at AQF Certificate II or above by 2015

Measure: Proportion of young people in the 20-24 year old age group who have achieved Year 12 or a qualification at AQF Certificate II or above
	%	86.0	83.5	86.8

Baseline: In 2007i, 82.7% of 20-24 year olds had attained a Year 12 or VET qualification at AQF II or above.

[i]	2007 is the nationally agreed baseline for this COAG target.

3 - 12	NSW 2021 Performance Report 2012-13

Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

15.3.2	90% of 20-24 year olds have attained a Year 12 or AQF qualification at Certificate III or above by 2020

Measure: Proportion of young people in the 20-24 year old age group who have achieved Year 12 or a qualification at AQF Certificate III or above
	%	84.7	82.5	84.8

Baseline: In 2008i, 82.2% of 20-24 year olds had attained a Year 12 or VET qualification at AQF III or above.

[i]	2008 is the agreed baseline for this COAG target, consistent with the COAG Reform Council reports on the National Education Agreement.

15.4	Schools have high expectations for all their students

15.4.1	Improve Year 12 completion rates for students in Low Index Community Socio-Educational Advantage (ICSEA) schools

Measure: Estimated Year 12 completion rates for students from low socio-economic backgrounds[i]
	%	63.0	64.0	65.0

Baseline: In 2009ii, an estimated 61% of NSW Year 12 students from low socio- economic backgrounds were eligible to receive a Higher School Certificate.

[i]

Estimates reported here for 2011 and 2012 are indicative only. No targets have been set for NSW 2021 reporting as this is an interim proxy measure which will be replaced once data for the nationally agreed measure becomes available.

ii	2009 was used as a baseline for this measure as this was the latest available data at the time that baselines for NSW 2021 reporting were set.

15.4.2	Halve the gap in Year 12 or equivalent attainment for Aboriginal 20-24 year olds by 2020[i]

Measure: Proportion of Aboriginal 20-24 year olds in NSW who have completed Year 12 or gained a qualification at AQF II or aboveii
	%	54.6	55.9	57.1

Baseline: In 2006, 49.8% of the NSW Aboriginal young people aged 20-24 years had completed Year 12 or gained a VET qualification at AQF II or above.

[i]	This is a COAG target, with a nationally agreed baseline of 2006 and annual progress points to monitor achievement of the 2020 target.
ii

Data for this measure is sourced from the five-yearly ABS Census. The latest available data is for 2006. The three annual estimates reported here are the nationally agreed progress points to meet the COAG target. The 2011 Census data are expected to be available in late 2012.

NSW 2021 Performance Report 2012-13	3 - 13

Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

15.4.3	Halve the gap between NSW Aboriginal and non-Aboriginal students in Reading and Numeracy by 2018[i]

Measure: Proportion of NSW Aboriginal students achieving at or above the national minimum standard in NAPLAN Reading testsii :
Year 3iii %	85.5	85.0	85.0
Year 5%	77.7	77.8	79.0
Year 7%	82.8	82.6	83.5
Year 9%	71.2	77.9	83.4

Baseline: In 2008iv, the proportion of NSW Aboriginal students achieving at or above the national minimum standard in NAPLAN Reading was:

Year	Reading
Year 3	83.5%
Year 5	77.6%
Year 7	82.4%
Year 9	82.3%

Measure: Proportion of NSW Aboriginal students achieving at or above the national minimum standard in NAPLAN Numeracy tests:
Year 3%	83.9	89.2	89.3
Year 5[v] %	80.9	83.4	83.4
Year 7%	80.8	80.5	85.5
Year 9%	74.9	74.9	81.6

Baseline: In 2008, the proportion of NSW Aboriginal students achieving at or above the national minimum standard in NAPLAN Numeracy was:

Year	Numeracy
Year 3	88.6%
Year 5	78.9%
Year 7	84.5%
Year 9	80.3%

[i]

Annual progress points have been agreed nationally to monitor progress toward the achievement of the COAG halving the gap targets. In those instances where the 2011 Actual is greater than the 2012 progress point, the 2012 progress point has been omitted and the 2012 forecast flat-lined to indicate that 2011 performance has exceeded expectations.

ii

Between 2008 and 2011, there were no statistically significant changes in the performance of NSW Aboriginal students in Years 3, 5 and 7 Reading and Year 3 Numeracy. However, there were statistically significant decreases in the performance of NSW Aboriginal students for Year 9 Reading and for Years 7 and 9 Numeracy between 2008 and 2011. There was a statistically significant improvement in NSW results for Aboriginal students for Year 5 Numeracy in 2011 when compared with the 2008 baseline. Since 2008 the gap between the proportion of Aboriginal and non-Aboriginal students in NSW achieving at or above the national minimum standard has narrowed in Reading for Years 3, 5 and 7 and in Numeracy for Years 3 and 5. Between 2010 and 2011 the gap narrowed in Numeracy for all year levels and for Year 9 Reading.

iii	For Year 3 Reading, NSW Aboriginal students exceeded expectations in 2009, 2010 and 2011. As a result, the 2012 progress point has been omitted and the 2012 forecast flat-lined.
iv	2008 is the nationally agreed baseline for NAPLAN indicators and targets.
[v]

Annual progress points have been agreed nationally to monitor progress toward the achievement of the COAG halving the gap targets. In those instances where the 2011 Actual is greater than the 2012 progress point, the 2012 progress point has been omitted and the 2012 forecast flat-lined to indicate that 2011 performance has exceeded expectations.

3 - 14	NSW 2021 Performance Report 2012-13

Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

15.4.4	90% of 20-24 year olds in rural and regional NSW have attained a Year 12 or VET qualification at AQF III or above by 2020

Measure: Proportion of 20-24 year-olds in rural and regional NSW who have completed Year 12 or gained a qualification at AQF III or above by 2020
	%	76.6	71.6	79.3

Baseline: In 2010, 76.6% of 20-24 year olds in rural and regional NSW had attained a Year 12 or VET qualification at AQF III or above.

15.4.5	60% of all NSW school students with a confirmed disability have a personalised learning and support plan by 2020

Measure: Proportion of students with a confirmed disability who have a personalised learning and support plan
	%	n.a.	n.a.	n.a.

Baseline: To be established using 2011 data, which is due to be finalised mid 2012.

15.5	Improve the quality of all teaching

15.5.1	Increase the number of teachers seeking and gaining accreditation at Accomplished and Leadership levels

Measure: Number of teachers applying for voluntary accreditation at Professional Accomplishment levels with the NSW Institute of Teachers[i]
	no.	97	119	140

Baseline: To be established once sufficient data are available to establish a trend.

Measure: Number of teachers successfully gaining accreditation at Accomplishment and Leadership levels with the NSW Institute of Teachers[i]
	no.	n.a.	n.a.	n.a.

Baseline: To be established once sufficient data are available to establish a trend.

[i]

It is too early to set baselines and targets for these indicators as accreditation at the higher levels of Accomplishment and Leadership is voluntary and the program only commenced in 2008. Teachers who apply have up to three years to complete their submission for accreditation. In 2008, nine teachers applied for accreditation at Accomplished and Leadership levels. The 2012 forecast provided here for the first indicator is indicative only.

NSW 2021 Performance Report 2012-13	3 - 15

Education and Communities Cluster

Goal 24: Make it easier for people to be involved in their communities i

[i]

Data for this goal is sourced from the ABS’s four-yearly General Social Survey. At the time the baselines for NSW 2021 were set, the latest available data was for 2006. 2010 data from this survey became available in April 2012 and is reported below. The 2011 and 2012 data are indicative estimates only. 2014 data is expected to be available by April 2016.

Units	2010 Actual	2011 Actual	2012 Forecast

Targets/Measures:

24.1	Increase volunteering

24.1.1	Increase the proportion of the NSW population involved in volunteering, to exceed the national average by 2016

Measure: Percentage of NSW adults involved in volunteering
	%	36.6	37.0	37.1

Baseline: In 2006, an estimated 32.7% of NSW adults were involved in volunteering, compared with the national average of 34.1%.

24.2	Increase community participation

24.2.1	Increase the proportion of the NSW population involved in local community organisations, to exceed the national average by 2016

Measure: Percentage of NSW adults who are involved in community support organisations
	%	33.2	33.8	34.0

Baseline: In 2006, an estimated 33.3% of NSW adults were actively involved in a community support organisation, on par with the national average.

24.3	Improve our sense of community

24.3.1	Increase the proportion of the population who have weekly social contact with family and friends, to exceed the national average by 2016

Measure: Percentage of NSW adults who had contact with family or friends living outside the household in the last week
	%	96.1	96.3	96.5

Baseline: In 2006, an estimated 96.2% of adults in NSW had weekly contact with family or friends living outside the household compared with the national average of 96.3%.

24.3.2	Increase the proportion of the population who feel they have someone to turn to in times of crisis, to exceed the national average by 2016

Measure: Percentage of NSW adults who feel able to get support in times of crisis from persons living outside the household
	%	92.6	92.8	93.0

Baseline: In 2006, an estimated 92.8% of adults in NSW felt able to get support in times of crisis from persons living outside the household compared to national average of 93.3%.

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Education and Communities Cluster

Goal 26: Fostering opportunity and partnership with Aboriginal people

Units	2010 Actual	2011 Actual	2012 Forecast

Targets/Measures:

26.1	Close the life expectancy gap within a generation

The average number of years new born babies could expect to live, if they experienced the age/sex specific death rates that applied at their birth throughout their lifetimes by Indigenous status[i]:
Males	no.	69.9	69.9	69.9
Females	no.	75	75	75

Baseline: 2005-2007 Baselines:

Units	Aboriginal males	Non- Aboriginal males	LEB Gap males	Aboriginal females	Non- Aboriginal females	LEB Gap females
Years
New South Wales	69.9	78.7	8.8	75.0	82.5	7.5
Australia	67.2	78.7	11.5	72.9	82.6	9.7

•	Aboriginal males born in NSW in the period 2005 to 2007 have an estimated life expectancy at birth (LEB) of 70 years compared with 79 years for non-Aboriginal males

•	Aboriginal females born in NSW in the period 2005 to 2007 have an estimated life expectancy at birth of 75 years compared with 83 years for non-Aboriginal females

•	Life expectancy is higher for Aboriginal males and females in NSW compared to the national average for Aboriginal males and females

•	Aboriginal males born in NSW in the period 2005 to 2007 have an estimated life expectancy at birth of 70 years compared with 67 years for Aboriginal males nationally

•	Aboriginal females born in NSW in the period 2005 to 2007 have an estimated life expectancy at birth of 75 years compared with 73 years for Aboriginal females nationally.

[i]

The 2010, 2011 and 2012 data reported here are estimates based on the 2005- 2007 experimental estimates published by the ABS in May 2009. The ABS experimental estimates are calculated for a three year period and reported every five years. There are no forward projections for life expectancy available from the ABS. Forward projections are not possible due to significant limitations in the identification of Aboriginal and Torres Strait Islander people in the Census as well as in deaths records, and the complexity of this indicator regarding what will create trends.

26.2	Increase the number of Aboriginal communities the State Government is partnering with to improve local outcomes

Measure: The proportion of Partnership Communities with recognised Community Engagement Groups	%	55.0	57.5	85.0

Baseline: As at 30 June 2011, 21 out of 40 Partnership Communities have a recognised Community Engagement Group. By 31 December 2011, the number of Engagement Groups had increased to 23.

NSW 2021 Performance Report 2012-13	3 - 17

Education and Communities Cluster

Units	2010 Actual	2011 Actual	2012 Forecast

26.3	Support Aboriginal culture, country and identity

26.3.1	Increase access for people to learn Aboriginal languages

Measure: The number of Aboriginal students in NSW public schools and TAFE Institutes accessing Aboriginal Languages Programs (ALPs)[i]
Aboriginal students in public schools accessing ALPs	no.	1,312	1,482	1,520
Aboriginal students enrolled in ALPs delivered by TAFE NSW	no.	170	175	180

Baseline: In 2010, there were 1,312 Aboriginal students in NSW public schools studying an Aboriginal Language funded by the Aboriginal Education and Training Directorate and 170 Aboriginal students in TAFE Institutes studying Aboriginal languages.

[i]

Projections for 2011 and 2012 are tentative and subject to change. Student numbers can fluctuate from year to year, depending on funding allocated, availability of qualified Aboriginal tutors and the level of local partnership between the school and the local Aboriginal community.

Measure: The number of schools and/or TAFE Institutes accessing the Aboriginal Languages Centre(s)
	no.	n.a.	n.a.	n.a.

Baseline: To be developed.

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

26.3.2	Increase the number of hectares of public lands that Aboriginal people are actively involved in managing

Measure: Area of National Parks that Aboriginal owners jointly manage	ha. million	1.522[i]	1.541ii	1.6

Baseline: As at July 2010, 1.5 million hectares (or 23%) of the reserve system was under joint management through 18 formal joint management arrangements with Aboriginal communities in place covering 111 areas.

[i]

A data audit identified a previous error where the total hectares of some national parks were assigned to an agreement which only had partial coverage of the national park. This led to an overestimate of the total area covered by joint management agreements which has now been corrected.

ii	2010-11 actual is as at July 2010. 2011-12 actual is as at 30 March 2012. 2012-13 figure is an estimate.

26.3.3	Increase the number of Aboriginal culturally significant objects and places protected

Measure: Number of places gazetted[i]	no.	71	86	96
Measure: Number of state heritage items listedii	no.	13	20	30

Baseline: In 2010- 11, there were a total to 71 Aboriginal Places declared.

[i]

The figures provided are cumulative totals and refer to the number of declared Aboriginal Places under Section 84 of the National Parks and Wildlife Act 1974. 2010-11 data are actual and 2011-12 and 2012- 13 are estimates.

ii

The figures provided are cumulative totals and refer to the number of items identified and listed as having Aboriginal heritage value under the NSW Heritage Act 1977. 2010-11 data are actual and 2011-12 and 2012-13 are estimates.

Note:	n.a. = not available
N/A = not applicable

3 - 18	NSW 2021 Performance Report 2012-13

4.	Family and Community Services Cluster

NSW 2021 Goals

The Family and Community Services Cluster is the lead for the following NSW 2021 Goals:

•	Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•	Increase opportunities for people with a disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•	Increase opportunities for seniors in NSW to fully participate in community life (Goal 25).

The Family and Community Services Cluster also contributes to the achievement of Goals 1, 16, and 26 (reported respectively in the: Trade and Investment, Regional Infrastructure and Services Cluster, chapter 8; Attorney General and Justice Cluster, chapter 2; and Education and Communities Cluster, chapter 3).

Progress in 2011-12

In 2011-12, the Family and Community Services Cluster commenced working towards achieving its NSW 2021 Goals through a range of services and projects including:

Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•	Progressed transfer of out-of-home care responsibilities across to non-government organisations through planning, contract reform, negotiations and commencement of transfers.

•	Published the first Child Deaths Annual Report in December 2011 to boost transparency, accountability and reform.

•	Reached agreement for a national regulatory system for community housing providers.

•

Improved housing in remote communities, with a further 35 new houses, including safe houses, and refurbishments of 90 properties, as well as an additional 13 dedicated properties to provide Aboriginal people with improved access to educational and employment opportunities.

•	Funded and called tenders for five new Staying Home Leaving Violence sites.

Increase opportunities for people with a disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•

Committed $2 billion over five years as part of the 2011- 12 Budget, to Stronger Together Two, to deliver 47,200 new places, build long term pathways throughout the service system, and deliver a person centred approach and individualised funding.

NSW 2021 Performance Report 2012-13	4 - 1

Family and Community Services Cluster

•	Undertook a program of community engagement called Living Life My Way to inform the development of a person centred approach in NSW and guide the expansion of individualised support services.

•	As part of the Living Life My Way program, conducted 224 consultations with people with a disability, their families, service providers and other stakeholders between August and December 2011.

•	Continued to promote employment opportunities for people with a disability, including within the NSW public sector through the Ready, Willing and Able employment strategy.

•

Expanded the Self Managed Model (SMM) in the Community Participation, Life Choices and Active Ageing programs. A total of 89 service providers are now able to provide the SMM, enhancing client choice and providing greater flexibility and control by clients of their individualised day program funding.

•	Increased access for all clients in the Community Participation, Life Choices and Active Ageing programs (from 21% to 100%) to enable them to choose to self manage their day program supports.

Increase opportunities for seniors in NSW to fully participate in community life (Goal 25)

•	Commenced development of a whole of government Ageing Strategy via roundtable discussions and statewide consultations.

•	Allocated funding support to the University of the Third Age (U3A) for training and websites.

•	Established ‘NSW Grandparents Day’ to be held on the first Sunday of October.

•	Released draft standard retirement village contract terms for public consultation from 29 March 2012 to 18 May 2012.

4 - 2	NSW 2021 Performance Report 2012-13

Family and Community Services Cluster

Key initiatives

The Family and Community Services Cluster will deliver the following key initiatives to meet its NSW 2021 Goals:

Better protect the most vulnerable members of our community and break the cycle of disadvantage (Goal 13)

•

Transfer the delivery of out-of-home care to the non-government sector to achieve the best possible outcomes for children and young people, and reduce the number of children and young people in care, including through greater restoration and open adoption.

•	Reform child protection to improve responses to at-risk children, young people and their families across government, and in partnership with non-government agencies.

•	Improve the way homeless people, and those at risk of homelessness, can access the support they need through the specialist homelessness service sector.

•	Strengthen the capacity of homelessness services to provide a more effective, integrated prevention and early intervention response to homelessness.

•	Continue to implement the NSW Homelessness Action Plan and the National Partnership Agreement on Homelessness priorities.

•	Reform services to reduce domestic, family and sexual violence, including in response to the NSW Auditor General’s performance audit into domestic and family violence.

Increase opportunities for people with a disability by providing supports that meet their individual needs and realise their potential (Goal 14)

•

Continue to implement Stronger Together Two, to deliver 47,200 new places for people with a disability by 30 June 2016, and transform the system from a government service provider focus to a person centred system.

•	Determine the framework for implementation of a person centred disability system to enable the commencement of individualised funding arrangements across all disability services from 1 July 2014.

•	COAG’s Select Council of Treasurers and Disability Ministers will consider the Productivity Commission recommendations and implementation of the National Disability Insurance Scheme.

Increase opportunities for seniors in NSW to fully participate in community life (Goal 25)

•	Implement the NSW whole of government Ageing Strategy.

•	Conduct bilateral discussions with the Australian Government to create pathways for ageing workers with a disability into retirement.

•	Work with the Ministry of Health to implement Aged Care Reform.

•	Finalise and publish draft standard retirement village contract standard terms.

NSW 2021 Performance Report 2012-13	4 - 3

Family and Community Services Cluster

Performance Information

Goal 13:	Better protect the most vulnerable members of our community and break the cycle of disadvantage

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

13.1	Child Wellbeing

13.1.1 Increased proportion of NSW children who are developmentally on track in Australian Early Development Index (AEDI) domains

Measure: Percentage of NSW children in their first year of full-time school who are developmentally on track in each AEDI domain:[i]
Physical health and wellbeing	%	n.a.	n.a.	n.a.
Social competence	%	n.a.	n.a.	n.a.
Emotional maturity	%	n.a.	n.a.	n.a.
Language and cognitive skills (school-based)%		n.a.	n.a.	n.a.
Communication and general knowledge	%	n.a.	n.a.	n.a.

Baseline: In 2009, the percentages of NSW children developmentally on track were:

•	Communication and general knowledge – 75.1%

•	Emotional maturity – 78.2%

•	Language and cognitive skills (school-based) – 84.6%

•	Physical health and wellbeing – 78.5%

•	Social competence – 77.2%

[i]	The next data collection will take place from May to July 2012, with results expected in 2013.

13.1.2 Reduced rate (per 1,000 population) of children and young people reported at risk of significant harm by 1.5% per year

Measure: Rate per 1,000 of children and young people reported at risk of significant harm (ROSH)
	no.	37.3	37.6	37.0

Baseline: In the 12 months to March 2011, the rate of children and young people reported at risk of significant harm was 37.6 per 1,000 population (61,610 children and young people).

13.1.3 Reduced rate (per 1,000 population) of children and young people in statutory out-of-home care by 1.5% per year

Measure: Rate per 1,000 of children and young people in statutory out-of-home care
	no.	7.2	7.2	7.1

Baseline: At 31 March 2011, the rate of children and young people in statutory out-of-home care was 7.2 per 1,000 population (11,813 children and young people).

4 - 4	NSW 2021 Performance Report 2012-13

Family and Community Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

13.2	Reduce the number and rate of people who are homeless

13.2.1	7% reduction in the number of homeless people in 2013

Measure: Number and rate per 10,000 of NSW population who are homeless[i]
no.	n.a.	n.a.	n.a.

Baseline: In 2006, the rate of people who were homeless was 41.8 per 10,000 of NSW population (27,374 people).

[i]

Data are only available through the Australian Census. The most current data are from the 2006 Census. The ABS will re-release the 2001 and 2006 homeless estimates based on a new methodology in August/September 2012. The ABS will release the 2011 homeless estimates in November 2012.

13.2.2	25% reduction in the number of rough sleepers by 2013

Measure: Rate per 10,000 of NSW population who sleep rough[i]
	no.	n.a.	n.a.	n.a.

Baseline: In 2006, the rate of people who were rough sleepers was 5.7 per 10,000 of NSW population (3,715 people).

[i]

Data are only available through the Australian Census. The most current data are from the 2006 Census. The ABS will re-release the 2001 and 2006 homeless estimates based on the new methodology in August/September 2012. The ABS will release the 2011 homeless estimates in November 2012.

13.2.3	33% reduction in the number of Aboriginal people who are homeless in 2013

Measure: Rate per 10,000 of Indigenous persons in NSW who are homeless[i]
	no.	n.a.	n.a.	n.a.

Baseline: In 2006 the rate of Aboriginal people who were homeless was 134.5 per 10,000 of the NSW Indigenous population (1,961 people).

[i]

Data are only available through the Australian Census. The most current data are from the 2006 Census. The ABS will re-release the 2001 and 2006 homeless estimates based on the new methodology in August/September 2012. The ABS will release the 2011 homeless estimates in November 2012.

13.2.4	Reduction in the number and rate of people experiencing repeat homelessness

Measure: Number and rate of people experiencing repeat homelessness[i]
	%	n.a.	n.a.	n.a.

Baseline: Data for the measure will not be available until the Specialist Homelessness Services data collection is fully implemented. 2011-12 will be the first reporting year for which the data will be available.

[i]	Data are not currently available. 2011-12 will be the first reporting year for which the data will be available.

NSW 2021 Performance Report 2012-13	4 - 5

Family and Community Services Cluster

Goal 14:	Increase opportunities for people with a disability by providing supports that meet their individual needs and realise their potential

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

14.1	Person centred approach to disability services

14.1.1 Increase in the percentage of disability service users who are using individualised funding arrangements: 10% of disability service users are using individualised funding arrangements by 1 July 2014

Measure: Number of disability service users who are using individualised funding arrangements, compared to total client numbers
	%	3.0	3.5	3.9

Baseline: The interim baseline is 3%. The final baseline is to be determined in 2012 during the development of the framework for a person centred approach and individualised funding. These funding arrangements across all disability services will commence from 1 July 2014.

14.1.2	100% of disability service users are able to access individualised funding arrangements by 1 July 2019.

Measure: Number of disability service users who are able to access individualised funding arrangements
	%	3.0	11.3	11.6

Baseline: For access the 2010- 11 baseline is 3%.

14.2	Increased participation of people with disabilities in employment or further education

14.2.1	60% of Transition to Work participants move into employment or further education by July 2014

14.2.2	65% of Transition to Work participants move into employment or further education by July 2019

Measure: Number of participants in the Ageing, Disability and Home Care’s Transition to Work program
	%	62.0	64.0	62.0

Baseline: Reporting year 2010 (school leaver year 2007) 62%. This interim measure will be revised.

14.2.3 Close the gap in the unemployment rate between people with a disability and the overall community by 50% by 2016

Measure: Survey of Disability and Carers data on the unemployment rate for people with a disability aged 15-64[i]
	%	n.a.	n.a.	n.a.

Baseline: In 2009, the unemployment rate for people aged 15-64 with a reported disability living in households was 8.1% compared with the rate of 5.8% in the overall community.

[i]	Data from the Survey of Disability and Carers will next be available in 2013-14.

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Family and Community Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

14.3 Increase proportion of people (aged five and over) with profound and severe disabilities (core activity limitation) involved in out-of-home activities

14.3.1	Targeting the out-of-home participation rate to 85% by 2016

Measure: Proportion of people aged 5 years and over with profound and severe core activity limitation living in households in NSW who left home to participate in the community in the last three months[i]

%	n.a.	n.a.	n.a.

Baseline: In 2009, 84% of people aged 5 years and over with profound and severe core activity limitation living in households in NSW, left home to participate in the community within a three month period prior to the survey date.

[i]	Data from the Survey of Disability and Carers will next be available in 2013-14.

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Family and Community Services Cluster

Goal 25:	Increase opportunities for seniors in NSW to fully participate in community life

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

25.1 Develop and implement a whole of NSW Government strategy on ageing by 1 July 2012

Measure: Whole of NSW Government strategy on ageing implemented by 1 July 2012
	N/A	N/A	N/A	N/A

Baseline: The whole of NSW Government strategy will be developed, endorsed and announced by the NSW Government by 1 July 2012.

25.2 Implement standard retirement village contracts

Measure: Standard contract terms will be published by April/May 2012
	N/A	N/A	N/A	N/A

Baseline: Complete by mid 2012.

Note:	n.a. = not available
N/A = not applicable

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5.	Finance and Services Cluster

NSW 2021 Goal

The Finance and Services Cluster is the lead for the following NSW 2021 Goal:

•	Place downward pressure on the cost of living (Goal 5).

The Finance and Services Cluster also contributes to the achievement of Goals 4 and 21 (reported in the Trade and Investment, Regional Infrastructure and Services Cluster, chapter 8 and in the Family and Community Services Cluster, chapter 4).

Progress in 2011-12

In 2011-12, the Finance and Services Cluster, together with the Department of Planning and Infrastructure, and the Office of Environment and Heritage, commenced working towards achieving its NSW 2021 Goal, including:

Place downward pressure on the cost of living (Goal 5)

•	Repealed the $400 million Homebuyers Tax on property purchases.

•	Extended stamp duty concessions to ‘empty nesters’ over 55 years.

•	Payroll tax rebate scheme assented and is now operational.

•

Amended the Home Building Act 1989 to reduce costs and administrative burdens for small residential building projects and generally improve market efficiency by reducing structural warranties to six years and non-structural warranties to two years.

•	Provided potential for 72,000 dwellings through new zonings, proposed zonings and development approvals.

•	Established a Cabinet Taskforce and whole of Government Chief Executive Officers group to address impediments to housing delivery and to accelerate supply of housing.

•	Established the Affordable Housing Taskforce to help deliver new planning policy and initiatives for affordable housing to meet the needs of key workers, the homeless and other groups in need.

•

Released monthly analysis of housing and employment land developments and delivery to ensure government and industry can plan and deliver the infrastructure and new homes needed to house Sydney’s growing population.

•	Undertook a Home Power Savings Program assessment on approximately 112,000 households, saving up to $265 on electricity bills per annum.

NSW 2021 Performance Report 2012-13	5 - 1

Finance and Services Cluster

Case Study: Place downward pressure on the cost of living (Goal 5)

The $63 million Home Power Savings Program is offering 220,000 lower income households across NSW a free home energy assessment, energy refit and tailored advice to save up to 20% of their power use and help the environment. Items in the Power Savings Kit include a stand-by power switch, energy-efficient light bulbs, water-saving showerheads, low-flow tap aerators, and draught excluders. Approximately 112,000 households will have had an assessment by 30 June 2012. These households have the potential to save up to 112,000 megawatt hours of electricity, 118,720 tonnes of greenhouse gas emissions and $29.7 million off their electricity bills per year.

Data source: Office of Environment and Heritage

Updated: March 2012

Note: Actual performance is based on quarterly cumulative data. Projected performance is based on annual projected data.

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Finance and Services Cluster

Case Study: Place downward pressure on the cost of living (Goal 5)

The Empty Nester Transfer Duty Exemption extends the existing exemption for seniors by reducing the age at which the exemption applies from 65 years to 55 years of age.

Now all individuals aged 55 years or over pay zero transfer duty if selling an existing property and buying a newly constructed home worth up to $600,000. The exemption applies to sales between 1 July 2011 and 30 June 2012.

More than a third of all exemptions provided to date in 2011-12 have been provided to seniors who would otherwise not have been eligible.

Data source: Office of State Revenue

Updated: 23 April 2012

Data source: Office of State Revenue

Updated: 23 April 2012

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Finance and Services Cluster

Key Initiatives

The Finance and Services Cluster, together with the Department of Planning and Infrastructure, and the Office of Environment and Heritage, will deliver the following key initiatives to meet its NSW 2021 Goal:

Place downward pressure on the cost of living (Goal 5)

•

Review strata and community title laws by developing options to reform the laws that regulate the development, registration and management of strata and community schemes in consultation with the community, business and stakeholders.

•

Review the Home Building Act 1989 to simplify and clarify the Act, minimise administrative costs and burdens relating to residential building work and to ensure a more efficient market. The review will consider a range of issues including whether the current home warranty insurance scheme, operates effectively without imposing unnecessary costs and regulatory requirements on builders and homeowners.

•	Release Growth Infrastructure Plans for Western Sydney growth areas and urban renewal precincts to identify infrastructure required to meet new housing needs.

•

Deploy a team of Release Area Delivery Managers in North West and South West Sydney to identify and address housing delivery issues ‘on the ground’ such as infrastructure, development approvals, legislation, policy and administration.

•

Resolve systemic planning impediments and improve housing supply through a whole of government initiative focusing on impediments to housing that arise from legislation, policy and practice relating to biodiversity, riparian corridors, bushfire planning and Aboriginal heritage.

•

Review 31 potential housing sites to identify appropriate locations with adequate service and infrastructure provisions that will increase short term dwelling production at no additional cost to government.

•	Release a development feasibility software model that tests the financial feasibility of the building controls of planning policy to ensure the private sector can deliver housing.

•

Implement initiatives from the Affordable Housing Taskforce including releasing a new Affordable Housing planning policy framework and delivering local housing strategies aimed at addressing housing affordability.

•

Provide consistent, timely access to monthly data on current housing and residential land supply to improve the efficiency and cost effectiveness of infrastructure delivery, increasing housing supply and affordability.

•	Review state and local developer contributions to ensure they are affordable and that essential infrastructure for housing development is delivered on time.

•	A further 75,000 NSW households to receive a power savings assessment to assist them in reducing electricity bills.

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Finance and Services Cluster

Performance Information

Goal 5:	Place downward pressure on the cost of living

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

5.1	Improve housing affordability and availability

5.1.1	Facilitate the delivery of 25,000 new dwellings per year

Measure: The number of completed dwellings added to existing stock each year, from Metropolitan Development Program data (sourced from Sydney Water connections data which adjusts for demolitions)
	no. dwellings	16,500	20,000	21,638

Baseline: In 2010-11, there were estimated to be about 16,500 net dwelling completions.

5.1.2	Increase the available green field ‘zoned and trunk serviced’ lots to always be above 50,000

Measure: The potential dwelling capacity of land provided with trunk water and sewer services available each year from the Metropolitan Development Program data
	no. lots	73,744	72,555	69,136

Baseline: At July 2011, there were estimated to be 72,555 zoned and trunked service lots available.

5.1.3	Increase uptake of ‘empty nester’ opportunities

Measure: Annual number of applications, and the property value of those taking up the opportunity for designated ‘senior’s principal place of residence ‘exemption’[i]
	no.	361	645	0
	$ million	4.8	9.4	N/A

Baseline: The Government provided a one-off extension of the transfer duty concession for purchasers aged 65 or over, to include people aged 55 or over. The exemption applies to sales between 1 July 2011 and 30 June 2012. Individuals over 55 years selling an existing property and buying a newly constructed home costing up to $600,000, including ‘off the plan’, will pay zero transfer duty in 2011-12. The Empty Nester concession, extended to people aged 55 or over, will total $10 million in 2011-12.

[i]

The number and value of exemptions (as at close of business 23 April 2012) may change retrospectively according to compliance activity. The stated value represents the total value of stamp duty exemptions provided under the scheme There were 482 exemptions provided between 1 July 2011 and 31 March 2012 saving eligible seniors $7 million in stamp duty.

5.2	Contain electricity costs through efficient energy use

5.2.1	Assist business and households to realise annual energy savings of 16,000 GWh by 2020 compared to ‘business as usual trends’

Measure: Number of GWh of energy saved, compared to business as usual trends[i]
	GWh	2,229	2,490	4,053

Baseline: The baseline of ‘business as usual’ trends means energy use with no energy efficiency programs in place. The baseline is zero energy savings.

[i]	There is a gap between the actual projected energy savings and the required savings to meet the target. The Government is reviewing current programs in order to meet the target by 2020.

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Finance and Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

5.2.2	Support 220,000 low income households to reduce energy use by up to 20% by June 2014

Measure: Number. of households assisted through Home Power Savings Program[i]
	no.	41,000	112,000	187,000

Baseline: As of June 2011, 41,000 households have been assisted, with an average saving of 15%, through the Home Power Savings Program.

[i]

Energy saving data for the measure ‘Reduction (as a percentage) in energy use across low income households’ will be available after December 2012 and will be reported annually. Until then, the Office of Environment and Heritage will continue to report on the number of households assisted, as indicated in the baseline report.

Note:	n.a. = not available
N/A = not applicable

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6.	Health Cluster

NSW 2021 Goals

The Health Cluster is the lead for the following NSW 2021 Goals:

•	Keep people healthy and out of hospital (Goal 11)

•	Provide world class clinical services with timely access and effective infrastructure (Goal 12).

Progress in 2011-12

In 2011-12, the Health Cluster commenced working towards achieving its NSW 2021 Goals, including:

Keep people healthy and out of hospital (Goal 11)

•	Delivering on election commitments by:

•	Establishing the Office for Medical Research and developing a 10 year Health and Medical Research Strategic Plan

•	Investing $32 million in the Medical Research Support Program including an additional $5 million of a $20 million commitment over four years to improve medical research

•

Providing $17 million to strengthen out of home care and support for people with chronic disease and introducing health checks in community pharmacies to assist in the early identification of people with chronic disease

•	Increasing expenditure on programs that help reduce drug and alcohol addiction by $7 million.

•	Strengthened Preventive Health by:

•	Establishing an Office of Preventive Health responsible for statewide coordination of key preventive health programs and reporting on the achievements of the Preventive Health Fighting Fund

•	Establishing a Ministerial Advisory Committee on Preventive Health to provide advice about strategies to keep people healthy and out of hospital

•	Developing and releasing the NSW Tobacco Strategy 2012-2017 which outlines the actions that the Government will take to reduce the harm which tobacco imposes on the community

•	Amending the Smoke-free Environment Act 2000 to make the following settings smoke-free:

•	in public playgrounds within 10 metres of children’s play equipment

•	in open areas of public swimming pools

•	in major sporting facilities and at public sports grounds

•	at public transport stops and stations

•	within four metres of the entrance to a public building

•	in commercial outdoor dining areas, from 2015.

•

Undertook evidence based public education campaigns aimed at reducing smoking across the community, and motivated greater participation in cervical screening through a mass media campaign and new reminder strategies, including a strategy that engages general practitioners in notifying women who are overdue for a Pap test.

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Health Cluster

Provide world class clinical services with timely access and effective infrastructure (Goal 12)

•	Re-organised the health system to focus on patients by:

•

Conducting a Governance Review that devolved the management of public hospitals to Local Health Districts and Specialty Health Networks to ensure that those working closest to the patient are empowered to make decisions about patient care

•	Realising the potential of statewide and shared services to improve efficiencies and develop economies of scale across the health system

•	Abolishing the three clusters as a middle layer of management and establishing Local Health Districts (Northern, Southern and Western health clusters)

•	Strengthening the role of the Pillar agencies and creating a leaner NSW Ministry of Health.

•	Delivered on election commitments by:

•	Developing a $4.7 billion health infrastructure plan over four years

•	Making 150 more acute beds and 69 more sub-acute beds available

•	Increasing the number of doctor intern training positions by 80 to 850 in 49 hospitals, and expanding medical specialist training capacity in NSW public hospitals

•	Increasing the nursing and midwifery workforce by over 2,500.

Case Study: Keep people healthy and out of hospital (Goal 11)

Tobacco smoking is the greatest single cause of premature death and is a leading preventable cause of disease in NSW. The 2010 Report of the Chief Health Officer found that smoking causes more than 5,200 deaths and just over 44,000 hospitalisations in NSW per year. Non-smokers can also be adversely affected by exposure to environmental tobacco smoke (ETS).

The NSW Government is committed to reducing tobacco-related harm and will continue to work closely with key partners at the State and Commonwealth level, in local government and with non-government organisations to work on:

•	Tobacco policy development

•	Provision of cessation services

•	Enforcement of legislation.

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Health Cluster

Case Study: Keep people healthy and out of hospital (Goal 11)

The last 25 years of tobacco control activity has resulted in dramatic reductions in the number of people who smoke tobacco products and the number of people who are exposed to ETS. The substantial decline in smoking rates within the NSW population over this period can be attributed to social marketing programs such as the NSW Quit Campaign and the introduction of strong policy, such as the NSW Tobacco Strategy 2012-2017, and legislative reforms, such as those in the Public Health (Tobacco) Act 2008.

Source: Non-Aboriginal adult estimates, NSW Population Health Survey, NSW Ministry of Health (annual)

Updated: May 2012 * Est. Actual

Source: Aboriginal adult estimates, NSW Population Health Survey, NSW Ministry of Health (every four years)

Updated: May 2012 * Forecast

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Health Cluster

Case Study: Keep people healthy and out of hospital (Goal 11)

Source: NSW Perinatal Data Collection, NSW Ministry of Health (annual) Updated: May 2012

*	Outlines proportion of Aboriginal and non-Aboriginal women who smoked at any time during pregnancy.

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Health Cluster

Case Study: Keep people healthy and out of hospital (Goal 11)

The infant mortality rate has declined significantly in NSW since 1998-2000. However, there still remains a large disparity in infant mortality rates and broader health outcomes between Aboriginal and non-Aboriginal people in NSW. The NSW Government is committed to closing the gap in health outcomes between Aboriginal and non-Aboriginal people. For this to occur an overall 61% reduction in the mortality rates in Aboriginal infants is required by 2033. As an example, 7.3 fewer Aboriginal infant deaths per 1,000 live births would have been required in 2009 to close the gap. The NSW Ministry of Health, in partnership with the Aboriginal Health and Medical Research Council of NSW, is developing a 10 year Aboriginal Health Plan which will direct efforts towards significantly improving the health and wellbeing of Aboriginal people in NSW.

Source: Australian Bureau of Statistics. Deaths. Catalogue number 3302.0. Canberra: ABS, latest available year. Centre for Epidemiology and Research, NSW Ministry of Health Updated: May 2012

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Health Cluster

Case Study: Provide world class clinical services with timely access and effective infrastructure (Goal 12)

Planned surgery, also known as elective surgery, is surgery that a patient’s doctor considers necessary but that can be delayed by at least 24 hours. Hip replacement, cataract extraction and hernia repairs are examples of planned surgery. The NSW Government’s focus on providing additional elective surgical procedures has helped to reduce waiting times for planned surgery and NSW is tracking well in meeting its planned surgery targets. Most patients continued to receive their surgery on time.

The NSW Government has invested additional resources to streamline surgical services to achieve Commonwealth National Elective Surgery Targets (NEST). This will achieve:

•	Improved access to planned surgery through the introduction of sustainable emergency surgery models

•	Improved access to planned surgery through the introduction of specialist centres and High Volume Short Stay Surgical Centres (HVSSS)

•	Attracting new specialists to regional and rural areas through reestablishment of surgical/anaesthetic fellowships.

Source: Waiting List Collection Online System, NSW Ministry of Health (monthly) Updated: May 2012

*	Category 1 patients admitted for elective surgery within 30 days (target 95%)
Category 2 patients admitted for elective surgery within 90 days (target 95%)
Category 3 patients admitted for elective surgery within 365 days (target 95%)
^	2011-12 figures are estimated actual and 2012-13 figures are forecast.

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Health Cluster

Key Initiatives

The Health Cluster will deliver the following key initiatives to meet its NSW 2021 Goals including:

Keep people healthy and out of hospital (Goal 11)

•

Implementing the NSW Tobacco Strategy 2012-2017, particularly those actions which address the high prevalence of smoking in Aboriginal communities and specific at-risk groups such as pregnant Aboriginal women.

•	Developing a new cross-government plan to address overweight and obesity in NSW. The plan will include a focus on adult, as well as child overweight and obesity.

•

Implementing the NSW Healthy Children’s Initiative under the National Partnership Agreement on Preventive Health. The Healthy Children’s Initiative will enhance delivery of the current Children’s Healthy Eating and Physical Activity Program interventions across NSW and help ensure that a high proportion of all children in NSW receive interventions in settings such as preschool, child care centres, school, recreational and family settings.

•

Investing further in medical research including beginning the implementation of a 10 year NSW Health and Medical Research Strategic Plan and encouraging investment in medical devices that will lead to new treatments and diagnostic techniques.

•	Working with the Aboriginal Health and Medical Research Council, Local Health Districts and other partners to develop a 10 year Aboriginal Health Plan for NSW.

•

The Mental Health Commission will commence from 1 July 2012 to monitor, review and improve the mental health system and the mental health and well-being of the people of NSW. It has been established to ensure the community, including people with a mental illness, their families and carers have confidence in the mental health system and that there is greater accountability for expenditure of mental health funds.

Provide world class clinical services with timely access and effective infrastructure (Goal 12)

•

In 2012-13, NSW will begin the transition to a new Activity Based Funding model for public hospitals, in line with the National Health Reform Agreement. The new funding model will provide a clearer, more transparent basis for funding and incentives to improve quality and efficiency within the health system, reinforcing new models of care for improved patient outcomes and better use of resources.

•	Provide additional intensive care services for adults, children and babies.

•

An additional 128 sub-acute beds will be made available under the third year of the National Partnership Agreement on Improving Public Hospital Services, for services such as general rehabilitation, palliative care and mental health.

•	Expand radiotherapy services in regional areas for people living with cancer.

NSW 2021 Performance Report 2012-13	6 - 7

Health Cluster

•	Enhance the availability of palliative care services and boost pain management services.

•	Improve emergency ambulance response capacity.

•	Provide more cochlear implants for children.

•

Invest in the workforce by employing approximately 500 more nursing staff at hospitals throughout the State, employing more Clinical Nurse/Midwife Educators and Clinical Nurse/Midwife Specialists, expanding medical specialist and generalist training positions and training positions for new graduates in allied health, supporting professional entry clinical training and upskilling the existing workforce.

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Health Cluster

Performance Information

Goal 11: Keep people healthy and out of hospital

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

11.1	Reduce smoking rates

11.1.1	Reduce smoking rates by 3% by 2015 for non-Aboriginal people and by 4% for Aboriginal people

Measure: Proportion of adults aged 16 and over who are current smokers
Non-Aboriginal	%	15.4[i]	14.9ii	14.3iii
Aboriginal	%	36.4iv	34.7[v]	33.3vi

Baseline: In 2010, the smoking rate for non-Aboriginal adults was 15.4%. In 2006-2009, the smoking rate for Aboriginal adults was 33.9% and the best age-adjusted estimate was 36.4%.

[i]	This figure is the 2010 actual.
ii	This figure is the 2011 actual.
iii	This figure is the 2012 estimated actual.
iv	This figure has been statistically adjusted for the period 2006-09 to take into account random variation over time due to small sample sizes.
[v]	This figure is the forecast for the period 2010-13.
vi	This figure is the forecast for the period 2014-17.

11.1.2	Reduce the rate of smoking by non-Aboriginal pregnant women by 0.5% per year and by 2% per year for pregnant Aboriginal women

Measure: Proportion of women who smoked at any time during pregnancy
Non-Aboriginal	%	10.0[i]	n.a.ii	9.0iii
Aboriginal	%	47.9[i]	n.a.ii	43.9iii

Baseline: In 2010, the proportion of non-Aboriginal women who smoked during pregnancy was 10%. In 2010, the proportion of Aboriginal women who smoked during pregnancy was 47.9%.

[i]	This figure is the 2010 actual.
ii

The annual dataset from the NSW Perinatal Data Collection for 2011 is still being finalised. The data from some hospitals is being reviewed as part of the quality assurance process for the collection. For this reason, the figures for 2011-12 for maternal smoking during pregnancy are unavailable.

iii

This figure is the 2012 target. 2012 targets are 0.5% reduction annually from the 2010 baseline for non-Aboriginal pregnant women and 2% reduction annually from the 2010 baseline for Aboriginal pregnant women.

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Health Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

11.2	Reduce overweight and obesity rates

11.2.1	Reduce overweight and obesity rates of children and young people (5-16 years) to 21% by 2015

Measure: Proportion of children (5-16 years) who are overweight or obese
	%	22.8[i]	23.0ii	23.5ii

Baseline: In 2010, the rate of overweight and obesity for children and young people 5- 16 years of age was 22.8%.

[i]	This figure is the 2010 actual and is based on 2010 Schools Physical Activity Nutrition Survey (SPANS) data.
ii

These figures are the 2012 and 2013 estimates based on data obtained from SPANS 1985-2010, National Health Survey 2008 and NSW Population Health Survey. Although the 2011-12 and 2012-13 estimates show a slight increase, when looked at across a longer time-frame the data suggest that the increase in childhood obesity is lessening. Further, programs to address childhood obesity funded under the National Partnership Agreement on Preventive Health are currently being rolled out across the State and are expected to impact on these rates over time.

11.2.2	Stabilise overweight and obesity rates in adults by 2015, and then reduce by 5% by 2020

Measure: Proportion of overweight and obese adults aged 16 years and over
	%	54.3[i]	52.2ii	53.9iii

Baseline: In 2010, the rate of adult overweight and obesity was 54.3%, according to Body Mass Index (BMI) calculated from self-reported height and weight.

[i]	This figure is the 2010 actual.
ii	This figure is the 2011 actual.
iii

This figure is the 2012 estimated actual. It is expected that the actual for 2012 will fall somewhere within the range of 52.0% to 54.5%. Estimates are based on data trends and do not take into consideration the impacts of increased resourcing for programs.

11.3	Reduce risk drinking

11.3.1	Reduce total risk drinking to below 25% by 2015

Measure: Proportion of adults aged 16 and over who drink more than 2 standard drinks on a day when they drink alcohol
	%	29.9[i]	29.6ii	29.2iii

Baseline: In 2010, 29.9% of adults aged 16 years and over consumed more than 2 standard drinks on a day when they drink alcohol.

[i]	This figure is the 2010 actual.
ii	This figure is the 2011 actual.
iii	This figure is the 2012 estimated actual.

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Health Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

11.4	Close the gap in Aboriginal infant mortality

11.4.1	Halve the gap between Aboriginal and non-Aboriginal infant mortality rates by 2018

Measure: The number of deaths in Aboriginal children aged up to 1 year per 1,000 live births
	no.	6.8[i]	5.2ii	5.5iii

Baseline: In 2007-2009, the mortality rate among Aboriginal infants was 6.8 per 1,000 live births.

[i]	This figure is the 2007-09 actual.
ii	This figure is the 2008-10 actual.
iii

This figure is the 2013-15 forecast and is the target for 2018. The original target of 5.5 deaths per 1,000 live births should remain despite the fact that the actual figure for 2008-10 is lower than the target. This is because the figure for 2008-2010 is likely to be a chance result and will not be sustained in future.

11.5	Improve outcomes in mental health

11.5.1	Reduce mental health readmissions within 28 days to any facility

Measure: Proportion of separations from an acute public mental health unit which were followed by readmission within 28 days to any other NSW acute public mental health unit
	%	15.3	15.0	15.0

Baseline: In the 2010-11 financial year, 15.3% of patients discharged from an acute public mental health unit were readmitted to any other NSW acute public mental health unit within 28 days.

11.5.2	Increase the rate of community follow-up within 7 days of discharge from a NSW public mental health unit

Measure: Proportion of clients discharged from an acute public mental health unit who are seen by a community mental health team within 7 days of that discharge
	%	46.0[i]	50.9	51.0

Baseline: In the 2010-11 financial year, 46% of patients received community follow-up within seven days of discharge from an acute public mental health unit.

[i]

This is the revised baseline for this measure as a result of a definitional change and inclusion of data for the Hunter New England Local Health District (HNELHD). In the NSW 2021 Baseline Report, the published baseline for this measure was: 57% of patients received community follow-up within seven days of discharge from an acute public mental health unit. Since the NSW 2021 Baseline Report was published, the definition for the Post-Discharge Community Care Indicator was revised, which has resulted in a higher threshold being applied before a follow-up contact can be counted. Additionally, data for the HNELHD was not available for inclusion at the time of the Baseline Report’s publication. When the revised definition is applied and data for the HNELHD is included, the actual baseline is reduced by 11%, to 46%.

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Health Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

11.5.3	Increase the number of adults and adolescents with mental illness who are diverted from court into treatment

Measure: Number of adults and adolescents with mental illness who are diverted from court into treatment
	no.	1,639	2,000	2,150[i]

Baseline: In the 2010-11 financial year, there were 1,229 adults and 410 adolescents with mental illness that were diverted from court into community treatment.

[i]	The forecast for 2012-13 needs to consider the following:

•	The numbers of mentally ill diverted from court to community for treatment is dependent on both the decisions of Magistrates and the operations of the Department of Attorney General and Justice.

•	The capacity of mental health services provided in the community also impacts on the numbers of mentally ill that can be diverted from courts to treatment in the community.

•	There has been a reduction over the past several years in the number of individuals physically appearing at court due to an increase in the number of audiovisual link (AVL) court appearances.

11.6	Reduce potentially preventable hospitalisations

11.6.1	Reduce the age-standardised rate of potentially preventable hospitalisations by 1% and by 2.5% for Aboriginal people by 2014-15

Measure: The age-adjusted rate of admissions for potentially avoidable hospitalisations (also known as ambulatory care sensitive conditions):
Non-Aboriginal	Age adjusted rate per 100,000	2,290.5[i]	2,290.5	2,400.0ii
Aboriginal	Age adjusted rate per 100,000	5,770.5[i]	5,770.5	5,788.0ii

Baseline: In 2009-10, the potentially preventable hospitalisations rate (non-Aboriginal) was 2,423.7 per 100,000 and (Aboriginal) 5,937.4 per 100,000.

[i]

A coding guideline change for diabetes resulted in a 5.5% reduction in the rate for non-Aboriginal and 2.8% for Aboriginal patients between 2009-10 and 2010-11. While the rate for diabetes (the main chronic cause of potentially preventable hospitalisation) is expected to stabilise after 2010-11, the overall potentially preventable hospitalisation rate is expected to increase again after this date due to the increasing trend in the acute causes of potentially preventable hospitalisations.

ii	This figure is the target for 2014-15.

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Health Cluster

Goal 12:	Provide world class clinical services with timely access and effective infrastructure

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

12.1	Reduce hospital waiting times

12.1.1	Planned Surgery – Planned surgical patients admitted within clinically appropriate time

Measure: Planned surgical patients admitted within clinically appropriate time (%) (COAG agreed targeti):
Category 1 patients admitted for elective surgery within 30 days (target 95%)%	92.6	94.0	96.0
Category 2 patients admitted for elective surgery within 90 days (target 95%)%	89.6	90.0	92.0
Category 3 patients admitted for elective surgery within 365 days (target 95%)%	91.7	93.0	94.0

Baseline: In 2010-11, 92.6% of Category 1 patients, 89.6% of Category 2 patients and 91.7% of Category 3 patients were admitted within the clinically appropriate time.

[i]

Final COAG agreed targets are different for each year and jurisdictional performance is reported nationally on a calendar year basis. The 2012 calendar year COAG targets for NSW are: 96% of Category 1 patients admitted within clinically appropriate time; 90% of Category 2 patients admitted within the clinically appropriate time; and 92% of Category 3 patients admitted within the clinically appropriate time.

12.1.2	Emergency Department Treatments - Time from triage to commencement of clinical treatment meets national benchmarks

Measure: Proportion of patients treated within the national benchmark time from triage to commencement of clinical treatment (%):
Triage 1 patients be treated within 2 minutes – Target 100%	%	100.0	100.0	100.0
Triage 2 patients be treated within 10 minutes – Target 80%	%	83.0	83.0	83.0
Triage 3 patients be treated within 30 minutes – Target 75%	%	71.0	72.0	73.0
Triage 4 patients be treated within 60 minutes – Target 70%	%	73.0	74.0	74.0
Triage 5 patients be treated within 120 minutes – Target 70%	%	88.0	89.0	89.0

Baseline: In 2010-11, 100% of Triage 1 patients; 83% of Triage 2 patients; 71% of Triage 3 patients; 73% of Triage 4 patients; and 88% of Triage 5 patients commenced treatment within the benchmark time.

12.2	Improve transfer of patients from emergency departments to wards

12.2.1	Achieve the COAG agreed national emergency department (ED) access target of 90% of persons attending ED staying four hours or less by 2015

Measure: Number of patients whose length of stay in ED is four hours or less, as a proportion of the total number of ED presentations reported in that assessment period (measured as a calendar year average)

%	57.5[i]	60.0	65.0

Baseline: The baseline for NSW is 61.8% which is derived from the 2009-10 Non-Admitted Patient ED Care National Minimum Data Set.

[i]

2010-11 actual is down slightly from the baseline. Local Health Districts have experienced a significant ongoing increase in the number of ED attendances (i.e. greater demand) while the strategies for the achievement of the four hour rule have not yet been fully implemented and considerable effort is currently under way across the system to improve the patient flow.

NSW 2021 Performance Report 2012-13	6 - 13

Health Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

12.3	Reduce unplanned readmissions

12.3.1	Reduce current rates of unplanned and unexpected hospital readmissions as percentage of total hospital admissions (5% per annum over 4 years)

Measure: Unplanned readmission of a patient within 28 days following discharge to the same facility
	%	6.4	6.5[i]	6.3

Baseline: In the 2010-11 financial year, the rate of unplanned readmissions was 6.4%.

[i]

Unplanned readmissions have been affected by ongoing pressures of dealing with elderly, chronically ill patients and the numbers have not yet come down in spite of considerable effort and attention to the issue across the system. Further focuses on chronic disease management as well as ongoing improvements in data collection are expected to result in a moderate decrease in unplanned readmission rates over time.

12.4	Decrease healthcare associated bloodstream infections

12.4.1	Improve on performance and remain below COAG benchmark for Staphylococcus aureus (staph) bloodstream infection rate per 10,000 patient bed days

Measure: Staphylococcus aureus (staph) bloodstream infections rate per 10,000 occupied bed days
	no.	1.2	1.2	1.1

Baseline: In the 2010-11 financial year, the rate of staph bloodstream infections was 1.2 per 10,000 patient bed days based on the new National definition (CI 2.1-CI 2.4).

12.5	Ensure all publicly provided health services meet national patient safety and quality standards

Measure: All publicly provided health services meet national patient safety and quality standards within a COAG agreed timeframe
	%	95.0[i]	96.0	97.0

Baseline: A national baseline will be determined in accordance with COAG processes. In 2009-10 in NSW, 73% of hospitals were accredited and 82% of hospital beds were accredited.

[i]

The 95% relates to the latest available figures on the percentage of hospital beds in NSW that are in accredited hospitals as reported in Australian Hospital Statistics 2010-11, April 2012. This refers to the position as at 30 June 2011.

12.6	Increase patient satisfaction

12.6.1	Improve on the previous year’s Patient Experience Survey following treatment

Measure: Proportion of patients rating overall care received as very good, excellent on the Patient Experience Survey
	%	70.0[i]	70.0ii	71.0iii

Baseline: In 2010, 70% of patients rated their overall care received as ‘very good, excellent’; 68% of Aboriginal patients rated their overall care received as ‘very good, excellent’.

[i]	This figure is the 2010 actual.
ii	This figure is the 2011 estimated actual.
iii	This figure is the 2012 estimated actual.

6 - 14	NSW 2021 Performance Report 2012-13

7. Premier and Cabinet Cluster

NSW 2021 Goals

The Premier and Cabinet Cluster is the lead for the following NSW 2021 Goals:

•	Invest in critical infrastructure (Goal 19)

•	Build liveable centres (Goal 20)

•	Protect our natural environment (Goal 22)

•	Restore confidence and integrity in the planning system (Goal 29)

•	Restore trust in state and local government as a service provider (Goal 30)

•	Improve government transparency by increasing access to government information (Goal 31)

•	Involve the community in decision making on government policy, services and projects (Goal 32).

The Premier and Cabinet Cluster is co-lead for NSW 2021 Goal 23: Increase opportunities for people to look after their own neighbourhoods and environments.

The Premier and Cabinet Cluster also contributes to the achievements of Goals 3, 4, 23 and 27 (reported in the Trade and Investment, Regional Infrastructure and Services Cluster, chapter 8), Goal 5 (reported in the Department of Finance and Services Cluster, chapter 5), Goal 26 (reported in the Education and Communities Cluster, chapter 3) and Goal 28 (reported in the Attorney General and Justice Cluster, chapter 2).

Progress in 2011-12

In 2011-12, the Premier and Cabinet Cluster, together with the Public Service Commission, NSW Treasury, the Department of Finance and Services, Transport for NSW and local councils commenced working towards achieving its NSW 2021 Goals, including:

Invest in critical infrastructure (Goal 19)

•	Established Infrastructure NSW to develop a 20 year State Infrastructure Strategy to improve infrastructure networks.

•	Increased the capacity of Port Botany with construction of a third terminal and five new container berths.

•

Improved the quality of roads through a program of road reconstruction, resurfacing, rehabilitation, and heavy patching. This included resurfacing and waterproofing of the Sydney Harbour Bridge road surface in January 2012.

•	Progressed enhancements on the Sydney Motorway Network, including continued work on the M2 widening and an agreement in principle to commence construction of the M5 West widening in mid-2012.

NSW 2021 Performance Report 2012-13	7 - 1

Premier and Cabinet Cluster

•	Progressed delivery of major public transport infrastructure including the South West Rail Link, Inner West Light Rail Extension and the Transport Access Program.

•

Progressed work on the North West Rail Link – the largest public transport project in the nation – including lodging the first Environmental Impact Statement, beginning geotechnical drilling and consulting with the community and industry.

•	Continued the first stage of the Wharf Upgrade Program, which involves the upgrade of 12 wharves over the next four years. Neutral Bay and Rose Bay are the next major upgrades.

•	Tackled the local infrastructure backlog with a council-by-council audit to provide a clearer understanding of the extent of the backlog and the capacity of councils to deal with it.

•

Accelerated investment in local infrastructure to address the infrastructure backlog with the establishment of the Local Infrastructure Renewal Scheme. Funding applications from councils have been received and are being assessed.

Build liveable centres (Goal 20)

•	Commenced the metropolitan strategic plan review, to develop a strategic planning framework including housing and employment targets that will inform sub-regional plans.

•	Delivered Urban Renewal Precincts for Redfern-Waterloo and Granville and a draft urban renewal study for public exhibition for Newcastle.

•	Delivered local land use plans containing land use controls to deliver housing and employment targets.

Protect our natural environment (Goal 22)

•

Expanded the national parks system with the establishment of Dharawal National Park; greater protection for Wianamatta Regional Park; and extension of Goolawah National Park, and Oxley Wild Rivers National Park.

•	Protected areas of high conservation value with the commencement of the $40 million Green Corridors Program.

•	Initiated the $8 million Bush Regeneration Program to facilitate large, long-term projects run by local community groups.

•	Supported landholders with conservation works with $300,000 available in 2011-12 for up to 80 projects under the $2 million Private Land Conservation Grants.

•	Addressed pest control in national parks through development of Regional Pest Management Strategies and finalised a statewide framework for biodiversity priorities for widespread weeds.

•	Established continuous public reporting (web, SMS and media) of air quality in the Hunter via network of 14 air quality monitoring stations.

•	Undertook strong compliance and enforcement action to combat illegal dumping, including support for Regional Illegal Dumping Squads, targeted surveillance operations, prosecution and education.

7 - 2	NSW 2021 Performance Report 2012-13

Premier and Cabinet Cluster

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Established nine new volunteer programs and initiatives engaging 144 community members in coastal conservation.

•

Commenced a waste levy review to examine funding opportunities to stimulate recycling, infrastructure and programs to combat littering and illegal dumping, in order for NSW to have the lowest litter count per capita in Australia by 2016.

•

Commenced the development of fine scale climate change projections for NSW including global and regional model selection and re-analysis of 60 years of historical data to minimise impacts of climate change in local communities.

•

Commenced the revision of climate change models to deliver improved projections for NSW and the ACT. This has been done in collaboration with universities and government agencies, the CSIRO and the Bureau of Meteorology to minimise impacts of climate change in local communities.

Restore confidence and integrity in the planning system (Goal 29)

•	Repealed Part 3A of the Environmental Planning and Assessment Act 1979, returning over 50% of major project applications to local councils for assessment.

•

Introduced new measures to improve the transparency of state significant development assessment, including the publishing of the Department’s recommendations to the Planning Assessment Commission, and the conducting of public meetings by the Commission as part of its assessment of major projects.

•	Completed an independent review of the NSW planning system which has involved extensive stakeholder and community consultation and preparation of the Final Report by the Independent Panel.

•	Finalising a Green Paper on the new planning system for NSW for release mid year, which is the Government’s initial response to the review by the Independent Panel.

•	Commenced an approval regime for major development – State Significant Infrastructure (SSI) and State Significant Development (SSD) – in October 2011.

•	Established a Local Planning Panel to increase local government involvement in the plan making process and improve the flexible delivery of the standard instrument Local Environment Plan program.

NSW 2021 Performance Report 2012-13	7 - 3

Premier and Cabinet Cluster

Restore trust in state and local government as a service provider (Goal 30)

•

Improved access to information on government services though streamlining websites to increase the quality of service delivery and access to government information, including improved access for people with a disability.

•

Established Service NSW to deliver: a single 24/7 NSW Government phone service; a customer friendly web portal; one stop shops where multiple transactions are carried out efficiently for customers; and mobile applications that provide real time information.

•	Established the Special Commission of Inquiry into Electricity Transactions.

Improve government transparency by increasing access to government information (Goal 31)

•	Released NSW 2021: A Plan to Make NSW Number One and released the NSW 2021 Baseline Report.

•	Established and legislated an Ethical Framework for the Public Sector.

•	Developed legislation promoting integrity and accountability in government that:

•	eliminates taxpayer funded political advertising

•	reforms campaign finance rules

•	enhances protection for whistleblowers

•	bans success fees for lobbying government officials.

•	Developed the Visitor Experience Digital Roadmap to improve customer service.

Involve the community in decision making on government policy, services and projects (Goal 32)

•	Enabled nine local communities to raise important issues directly with the Government’s decision makers in Community Cabinet meetings.

•	Held 700 one-on-one meetings between local stakeholder groups and Ministers as part of Community Cabinet to discuss ideas and resources required to make improvements to their community.

•

Increased the quality of information provided by Government websites resulting from the establishment of the Have Your Say website. Fifteen on-line community forums were held on a range of topics including strategic land use, transport master planning and NSW 2021 Regional Action Plans.

•

Undertook the review of the NSW planning system by an independent review panel. This included the completion of the first stage of extensive stakeholder and community listening and scoping. An issues paper has been released and submissions to this paper reviewed.

•

Conducted the Destination 2036 workshop, a major initiative to establish a long term strategy for local government that will enable it to meet current and future service delivery and infrastructure needs of local communities, including the development of the Destination 2036 Action Plan for implementation with the local government sector.

7 - 4	NSW 2021 Performance Report 2012-13

Premier and Cabinet Cluster

•	As part of the Destination 2036 initiative, established the independent Local Government Review Panel to review the governance, structural arrangements and boundaries of local government.

•	Amended the Local Government Act 1993 to prohibit councillors concurrently serving as NSW Members of Parliament (‘dual roles’) following a public consultation and submissions process.

•	Commenced a review of the Swimming Pools Act 1992 including release of a public discussion paper and public submissions process.

•	Undertook extensive stakeholder consultation following commencement of the review of the Model Code of Conduct for Local Councils in NSW.

•

Established the Companion Animals Taskforce to investigate a range of companion animals issues, and released a discussion paper to provide the community and interested stakeholders with an opportunity to comment on a range of proposed measures.

Key Initiatives

The Premier and Cabinet Cluster, together with the Public Service Commission, NSW Treasury, the Department of Finance and Services, Transport for NSW and local councils, will deliver the following key initiatives to meet its NSW 2021 Goals including:

Invest in critical infrastructure (Goal 19)

•	Progress delivery of major public transport infrastructure including the North West Rail Link, South West Rail Link, Inner West Light Rail Extension and Transport Access Program.

•	Deliver the NSW Freight and Ports Strategy, to be released together with the Long Term Transport Master Plan.

•	Prioritise the delivery of the Port Botany Landside Improvement Strategy to improve transport efficiency.

•

Work with the Commonwealth Government on delivering improvements to the freight rail network including the Port Botany Freight Line, the Northern Sydney Freight Corridor and the Southern Sydney Freight Line.

•	Continue road resurfacing and reconstruction programs to improve road quality in areas not currently meeting the national road smoothness standards, due to prolonged rain and flooding.

•	Accelerate infrastructure investment by local councils to deal with infrastructure backlog through the Local Infrastructure Renewal Scheme.

•	Continue the council-by-council audit of the infrastructure backlog to provide a clearer understanding of the extent of the backlog and councils’ capacity to deal with it.

•	Develop a 20 year State Infrastructure Strategy for NSW that will assess the current state of infrastructure and determine strategic priorities for infrastructure.

•	Establish Restart NSW, an infrastructure fund to improve economic growth and productivity through infrastructure projects, with 30% of funds reserved for projects in regional areas.

•	Commence the Sydney International Convention, Exhibition and Entertainment Precinct to increase Sydney’s international standing as a conference and exhibition destination.

NSW 2021 Performance Report 2012-13	7 - 5

Premier and Cabinet Cluster

Build liveable centres (Goal 20)

•	Deliver the remaining 94 Standard Instrument Local Environment Plans.

•

Deliver the review of the Sydney Metropolitan Strategy, including community consultation on a draft plan, and delivery of a strategy that is integrated with the Long Term Transport Masterplan and State Infrastructure Strategy.

•	Deliver revised regional strategies for the Lower Hunter, Illawarra and South Coast following community consultation and commence a review of the Far North Coast Regional Strategy.

•

Deliver planning initiatives for significant precincts within metropolitan Sydney including sites identified through the Urban Activation Precincts Program. Develop a pipeline of future urban precincts to maximise use of existing and planned infrastructure and deliver significant housing supply predominantly in existing urban areas.

Protect our natural environment (Goal 22)

•	Incorporate over 30,000 hectares into the National Parks Reserve System.

•

Continue the $40 million Green Corridors Program with establishment of two new Great Eastern Ranges regional partnerships, contributing to the target of 20,000 hectares of permanently conserved private land.

•	Continue to support landholders with conservation works with $300,000 available for up to 80 projects.

•	Finalise the statewide and Regional Pest Management Strategies with implementation and monitoring to occur through Regional Operational Plans.

•	Prioritise a new statewide threatened species program.

•	Establish two additional air quality monitoring stations for operation by September 2012 – one in Sydney and one on the Central Coast.

•	Release a statewide illegal dumping strategy, expand the Regional Illegal Dumping program, and help communities to clean-up and reduce the incidence of illegal dumping in their areas.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•

Launch a new consultation calendar website to ensure that the public are aware of all opportunities to contribute to consultations on future Government issues. This will feature details of all open consultations, searchable by subject, date and location.

7 - 6	NSW 2021 Performance Report 2012-13

Premier and Cabinet Cluster

•	Continue the Community Cabinet program with an emphasis on regional locations.

•	Finalise a new national methodology for measuring litter and help local communities to develop solutions to tackle littering.

•	Assist local councils to implement best practice household waste collection systems, improved resource recovery and service delivery, and more effective householder education.

•	Continue the Love Food Hate Waste education program for households and industry, providing advice, resources and support on ways to save money and avoid food waste.

•	Commence development of a recycling infrastructure plan, including for food and garden organics, to address the need for increased capacity.

•	Support Regional Networks for Effective Waste Management (RENEW NSW) with implementation of three year strategic plans.

•	Develop and trial a website to make fine scale climate change projections for NSW available online.

Restore confidence and integrity in the planning system (Goal 29)

•	Continue to develop a new planning system for NSW, with a White Paper and new planning legislation for public comment by late 2012.

•	Ongoing assessment of State Significant Development and State Significant Infrastructure projects in a timely manner, with 85% of applications to be determined within four months.

•	Accelerate finalisation of transitional Part 3A of the Environmental Planning and Assessment Act 1979 matters by assessing 50 mining projects and 206 other projects.

Restore trust in state and local government as a service provider (Goal 30)

•	Assist agencies to embed the legislated public sector core values in the design and delivery of services, and in internal business processes.

•	Assist agencies to understand the conditions under which innovation thrives in organisations and how to overcome the barriers to achieving those conditions.

•	Implement the Government’s Simpler Services Plan with the appointment of a Customer Service Commissioner.

Improve government transparency by increasing access to government information (Goal 31)

•	Relaunch the NSW Government website with a greater focus on assisting businesses and members of the public to complete common transactions through a dedicated customer friendly website.

•	Develop a new National Parks and Wildlife website with improved functionality and usability, and an on-line booking trial to commence.

NSW 2021 Performance Report 2012-13	7 - 7

Premier and Cabinet Cluster

Involve the community in decision making on government policy, services and projects (Goal 32)

•

Independent Local Government Review Panel to review the governance, structural arrangements and boundaries of local government and report to the Minister for Local Government, following an extensive consultation process.

•	Implement the Destination 2036 Action Plan in partnership with the local government sector.

•	Undertake a review of the Local Government Act 1993.

7 - 8	NSW 2021 Performance Report 2012-13

Premier and Cabinet Cluster

Performance Information

Goal 19: Invest in critical infrastructure

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

19.1	Increase expenditure on critical NSW infrastructure

Measure: Total State investment in infrastructure (excluding the public finance enterprise sector, but including general government and government trading enterprises)
	$ billion	15.2	13.4	15.0

Baseline: In 2010-11 financial year, total state investment in infrastructure in NSW was $15.161 billion. In 2011-12, total State infrastructure investment is estimated to be $13.4 billion following a number of delays including inclement weather, delayed agreements with the Commonwealth and timing changes for Federal funding. Commonwealth funded infrastructure investment declines by over $400 million in 2012-13.

19.1.1	Increase investment in regional infrastructure

Measure: Investment in regional infrastructure [i]
	$ billion	n.a.	n.a.	n.a.

Baseline: This measure is under development.

[i]	Regional means outside Sydney region.

19.1.2	Increase share of Commonwealth funding for NSW infrastructure

Measure: Commonwealth funding for NSW infrastructure (dollar amount relative to other States)
	%	30.8	28.4	n.a.[i]
	$ billion	3.3	3.2	n.a.

Baseline: In 2010-11 NSW received $3.264 billion from the Commonwealth, which was equal to 30.8% of the total share.

[i]

The predicted fall in NSW’s share of infrastructure funding from 2011-12 onwards, predominantly reflects the completion of major road projects, and the fact that the allocation of future Commonwealth funding has not yet been finalised. As at Budget 2012-13, the NSW share of Commonwealth infrastructure funding was $1.382 billion (26.1%), however there remains a large amount of unallocated funding, some of which is likely to be allocated to NSW in future.

19.1.3	Major strategic infrastructure delivered as a priority as promised

Measure: Priority strategic infrastructure projects on time
	%	n.a.	n.a.	n.a.

Baseline: This baseline is under development. Infrastructure NSW will be releasing the NSW 20 year Strategic Infrastructure Plan in September 2012. Performance on this measure will be assessed in the context of this plan.

Information will be available as the NSW Government reports the progress of approved major strategic infrastructure projects which will be identified through the State Infrastructure Strategy, to be published in September 2012.

NSW 2021 Performance Report 2012-13	7 - 9

Premier and Cabinet Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

19.2	Improve the quality of urban and rural State Roads

19.2.1	93% of State Roads meet national road smoothness standards by 2016

Measure: Percentage of State Roads with a ‘good’ road smoothness where surface ‘roughness’ is less than 4.2 IRI (International Roughness Index)

Rural	%	93.9	93.7[i]	93.9

Urban	%	87.5	87.6	88.1

Rural / Urban combined	%	91.2	91.0[i]	91.4

Baseline: At 30 June 2010, 91.5% of the primary road network met the national standards.

[i]	Deterioration is due to prolonged rains and flooding.

19.3	Enhance rail freight movement

19.3.1	Double the proportion of container freight movement by rail through NSW ports by 2020

Measure: Total proportion of containers transported by rail through Port Botany, including import, export and empty containers
	%	14.0	14.5	17.0

Baseline: In 2010-11, 14% of container freight movement through NSW ports occurred by rail.

Measure: Proportion of import, export and empty containers transported by rail though Port of Newcastle and Port Kembla
	%	0[i]	0[i]	0[i]

Baseline: In 2010-11, 14% of container freight movement through NSW ports occurred by rail.

[i]	The majority of freight movement through Port of Newcastle and Port Kembla is non-containerised cargo.

7 - 10	NSW 2021 Performance Report 2012-13

Premier and Cabinet Cluster

Goal 20: Build liveable centres

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

20.1	Planning policy to encourage job growth in centres close to where people live and to provide access by public transport

20.1.1	Increase the percentage of the population living within 30 minutes by public transport of a city or major centre in metropolitan Sydney

Measure: Percentage of the population living within 30 minutes by public transport of a city or major centre in Metropolitan Sydney
	%	77.0	77.0	77.0

Baseline: In 2010, 77% of Sydney’s residents were able to access a major centre, regional city or Global Sydney within 30 minutes by public transport.

Measure: Increase the number of strategic plans which provide for increases in jobs and dwellings within walking catchments of centres of all sizes with good public transport through up-zoning and increased densities

no.	n.a.	n.a.	n.a.

Baseline: Year and rate for strategic plans measure to be advised.

Work is being undertaken on the priority actions for planning for liveable centres including:

•	Ongoing delivery of remaining Standard Instrument LEPs

•	Review of the Metropolitan Strategic Plan commenced

•	Review of Regional and Subregional Plans.

NSW 2021 Performance Report 2012-13	7 - 11

Premier and Cabinet Cluster

Goal 22: Protect our natural environment

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

22.1	Protect and restore priority land, vegetation and water habitats

22.1.1	Manage weeds and pests - Reduce the impact of invasive species at priority sites on National Parks and Wildlife Service (NPWS) parks and reserves leading to a positive response of native biodiversity at 50% of these sites by October 2015

Measure: Percentage of priority management sites subject to control and monitoring where a positive response of native biodiversity has been detected [i]
	%	39.0	N/A	N/A

Baseline: As at 2011, there are 83 priority management sites subject to control and monitoring.

[i]	Data for this measure is available every four years with next release in July-September 2015. Therefore estimates for 2011-12 and 2012-13 are not available.

22.1.2	Protect and conserve land, biodiversity and native vegetation - Identify and seek to acquire land of high conservation and strategic conservation value, for permanent conservation measures

Measure: Number of hectares per annum of public land under permanent conservation measures
	ha million	7.13	7.16	7.2

Baseline: The number of hectares of public land under permanent conservation measures in 2010 is estimated to be 7.1 million.

22.1.3	Establish voluntary arrangements with landowners over the next decade to bring:

•	an average 20,000 hectares per year of private land under conservation management

•	an average 300,000 hectares per year of private land being improved for sustainable management

Measure: Number of hectares per annum of private land under permanent conservation measures
	ha million	1.10	1.12	1.14

Baseline: The number of hectares of private land under permanent conservation measures in 2010 is estimated to be 1.1 million.

Measure: Number of hectares per annum of private land being improved for conservation
	ha million	5.4	5.7	5.9

Baseline: The number of hectares of private land being improved for conservation in 2010 is estimated to be five million.

7 - 12	NSW 2021 Performance Report 2012-13

Premier and Cabinet Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

22.1.4	Protect rivers, wetlands and coastal environments - Improve the environmental health of wetlands and catchments through actively managing water for the environment by 2021

Measure: Number of megalitres of water actively managed in NSW for the environment
	megalitres	1,144,370	900,000	1,000,000

Measure: State of Catchment and River Condition Index ratings
	%	43.0	n.a.[i]	n.a.[i]

Baseline: State of Catchment and River Condition Index (RCI) ratings were determined in 2010-11.

[i]

The percentage is the number of sub-catchments in the Good and Very Good categories. RCI is an index that combines measures of geomorphic condition, condition of biota (fish and macro-invertebrates), hydrologic condition, riparian vegetation condition, and catchment disturbance. The datasets are collected at a minimum of three years (for biota), and a maximum of 10 years for geomorphology. The RCI is therefore only updated on a three-yearly basis, and the next figure will be available for 2013-14.

22.2	Protect local environments from pollution

22.2.1	Target illegal dumping - Reduce the incidence of large scale (greater than 200m3 of waste) illegal dumping detected in Sydney, the Illawarra, Hunter and Central Coast by 30% by 2016

Measure: Number of waste compliance campaigns conducted by OEH to combat illegal dumping
	no.	16	18	18

Baseline: 16 waste compliance campaigns were conducted by OEH to combat illegal dumping in 2010-11.

Measure: Number of illegal dumping investigations conducted by OEH and the Regional Illegal Dumping Squads
	no.	77	70	65

Baseline: 77 illegal dumping investigations were conducted by OEH and the Regional Illegal Dumping Squads in 2010-11.

Measure: % of identified illegal dumping sites investigated and regulatory action taken
	%	100.0	100.0	100.0

Baseline: 100% of identified illegal dumping sites were investigated and regulatory action taken in 2010-11.

NSW 2021 Performance Report 2012-13	7 - 13

Premier and Cabinet Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Measure: % reduction in the incidence of large scale illegal dumping detected
	%	n.a.	9.0	15.0

22.2.2	Provide information to local communities on air quality

Measure: Online hourly update of Regional Air Quality Index (RAQI), 24 hour summaries, reporting monthly RAQI values and annual exceedances and SMS and media[i]
	% online	94.0	95.0	95.0

Baseline: % of time air monitoring stations provides valid data (target 95%).

[i]	Given current offline equipment calibration requirements, the maximum achievable online time is 95%.

Measure: National Environmental Protection Measure for Ambient Air Quality Annual Compliance Report
	days[i]	9	n.a.ii	n.a.ii

[i]	National Environment Protection Measures standards exceeded for Greater Metropolitan Region.
ii	Predictions are not possible as values are driven by unpredictable extreme events (e.g. bushfires and extreme weather events).

Measure: Number of inspections or compliance audits completed (particulate (dust) emissions from coal mining)
	no.	192	177	190

Baseline: To be determined.

22.3	Increase renewable energy

22.3.1	20% renewable energy by 2020 [i]

Measure: To be developed
	%	n.a.	n.a.	n.a.

Baseline: To be determined.

[i]	This target is to be underpinned by the Renewable Energy Action Plan, which is being developed by a taskforce with input from relevant agencies.

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Premier and Cabinet Cluster

Goal 23:	Increase opportunities for people to look after their own neighbourhoods and environments

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

23.2	By 2016, NSW will have the lowest litter count per capita in Australia

Measure: Litter count per capita for NSW
	no. items littered per capita	0.95	N/Ai	N/Aii

Baseline: In 2009-10, NSW was ranked as the second best performing State or Territory in terms of the number of items littered per capita.

[i]	Data for this measure is published by Keep Australia Beautiful with data for 2011-12 available for reporting in late 2012.
ii	Due to the nature of this measure a forecast is not appropriate.

23.3	Increase recycling to meet the 2014 NSW waste recycling targets

Measure: Increase recovery and utilisation of materials from municipal sector from 44% in the 2008-09 financial year, to 66% by 2014
	%	n.a.[i]	n.a.	n.a.

Baseline: In the 2008-09 financial year, 44% of materials from the municipal sector were recovered and used.

[i]	Data for this measure is sourced from the biennial Waste Avoidance and Resource Recovery Strategy Report with data for 2010-11 available for reporting in late 2012.

Measure: Increase recovery and utilisation of materials from the commercial and industrial sector from 52% in 2008-09 to 63% by 2014
	%	n.a.[i]	n.a.	n.a.

Baseline: In the 2008-09 financial year 52% of materials from the commercial and industrial sector were recovered and used.

[i]	Data for this measure is sourced from the biennial Waste Avoidance and Resource Recovery Strategy Report with data for 2010-11 available for reporting in late 2012.

Measure: Increase recovery and utilisation of materials from the construction and demolition sector from 73% in the 2008-09 financial year to 76% by 2014
	%	n.a.	n.a.[i]	n.a.

Baseline: In the 2008-09 financial year, 73% of materials from the construction and demolition sector were recovered and used.

[i]	Data for this measure is sourced from the biennial Waste Avoidance and Resource Recovery Strategy Report with data for 2010-11 available for reporting in late 2012.

NSW 2021 Performance Report 2012-13	7 - 15

Premier and Cabinet Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

23.6	Minimise impacts of climate change in local communities

Measure: Completion of fine scale climate projections derived for NSW and make available to local councils and the public by 2014[i]
	%	n.a.	n.a.	n.a.

Baseline: Projections will be available by June 2014.

[i]

Climate projections are for a range of climate variables including rainfall, temperature, humidity and wind speed, for two future time epochs; 2020-2040 and 2060-2080 which will give a nominal 2030 climate projection and a 2070 climate projection. This data will be available on a 10 kilometre by 10 kilometre grid for all NSW. Data delivery and user tools are being developed to enable public and local government access to the information.

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Premier and Cabinet Cluster

Goal 29: Restore confidence and integrity in the planning system

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

29.1	Implement a new planning system

Measure: New Planning System legislation to be introduced by end 2012
	N/A	N/A	N/A	N/A

A new planning system for NSW is currently being developed. Upon implementation, the new system can be measured for effectiveness, including system integrity, and stakeholder and community confidence. The key stages and milestones of the review of the planning system have been identified and milestones are being met.

•	Deliver a new planning system, to provide a contemporary framework for land use planning and development in NSW

•	Release a Green Paper for public comment mid 2012

•	Release of White Paper and new planning legislation for public comment late 2012

29.2	Up to date information about planning decisions 100% of all decisions to be published within five days including:

29.2.1	Gateway decisions for amendments to local environmental plans

29.2.2	Voluntary planning agreements (final)

29.2.3	Planning assessment commission determinations

29.2.4	Planning assessment commission advice

Measure: Percentage of decisions published within five days by the Department of Planning and Infrastructure
	%	n.a.	n.a.	n.a.

Figures for this measure will become available following the commencement of the audit. Processes are being introduced to publish assessment recommendations and all planning agreements on the Department of Planning and Infrastructure website within five days.

29.2.5	85% of State Significant Development (SSD) and State Significant Infrastructure (SSI) to be assessed and determined within four months

Measure: Percentage of SSD and SSI applications determined within 4 months
	%	100.0	85.0	85.0

State Significant Development and State Significant Infrastructure is a new assessment process introduced in October 2011. A low number of applications have been lodged and determined under the new process to date. As application numbers increase, procedures are being put in place to ensure that 85% of applications are processed within four months into 2013-14.

NSW 2021 Performance Report 2012-13	7 - 17

Premier and Cabinet Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

29.3	Increase stakeholder satisfaction with planning processes and transparency

Measure: Level of customer satisfaction with key planning processes
	%	n.a.	n.a.	n.a.

Figures for this measure will become available following the commencement of the stakeholder satisfaction survey. Development of a customer satisfaction survey has commenced and is to be undertaken in mid 2012.

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Premier and Cabinet Cluster

Goal 30: Restore trust in State and Local Government as service provider

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

30.1	Promote integrity and accountability in the public sector

Measure: Increase in the perceived levels of integrity and accountability in the NSW public sector
	%	n.a.	n.a.	n.a.

Baseline: To be determinedi.

[i]	Baseline will be established via the Public Service Commission’s 2012 State of the Sector employee survey. Performance will then be measured using subsequent biennial employee surveys.

30.2	Increase customer satisfaction with government services

Measure: To be developed by the Customer Service Commissioner
	n.a.	n.a.	n.a.	n.a.

Baseline: To be determined following the development of the measure.

30.3	Improve innovation within the public sector

Measure: To be developed by the Public Service Commission
	n.a.	n.a.	n.a.	n.a.

The newly established Public Service Commission is undertaking research into the conditions under which innovation thrives in organisations and the barriers to achieving those conditions in NSW Government agencies. The Commission will develop quantitative measures as an element of this research.

NSW 2021 Performance Report 2012-13	7 - 19

Premier and Cabinet Cluster

Goal 31:	Improve government transparency by increasing access to government information

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

31.1	Increase the public availability of government information

31.1.	Full compliance with the mandatory proactive release requirements under the Government Information (Public Access) Act 2009 (GIPA)

Measure: Compliance with the mandatory proactive release requirements under GIPA
	%	60.0	70.0	75.0

Baseline: 60% of government agencies subject to GIPA are compliant with the mandatory proactive release requirements of the Act. This measure comes from the first annual review of NSW Government agencies’ compliance with GIPA by the Office of the Information Commissioner. It will be tabled in Parliament in June 2012.

31.2	Up-to-date information about government services

31.2.1	Increase the number of agencies providing real-time information about government services to customers (e.g. live travel times, hospital waiting times, appeal processing times)

Measure: Measure to be developed by the Customer Service Commissioner
	no.	n.a.	n.a.	n.a.

Baseline: To be determined.

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Premier and Cabinet Cluster

Goal 32:	Involve the community in decision making on government policy, services and projects

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

32.1	Increased proportion of people who feel able to have a say on issues that are important to them

Measure: To be developed by the Customer Service Commissioner
	%	n.a.	n.a.	n.a.

Baseline: To be developed.

32.2	Increase opportunities for people to participate in local government decision making

Measure: Percentage of councils in NSW with a published community engagement strategy to support the development of Community Strategic Plans
	%	27.0	44.0	75.0

Baseline: 2009-10 – 23%.

Measure: Number of complaints received about council community consultation practices
	no.	19	16	20

Baseline: 2010-11 – 19 complaints.

32.3	Increase visits to government websites and the number of submissions received from the community

Measure: Number of completed forums hosted by the Have Your Say website
	no.	6	15	25

Baseline: Three online discussion forums were held that ended in the 6 month period to end of September 2011. These were run prior to the set up of the NSW Government Have Your Say online discussion platform.

The Have Your Say website was launched in October 2011. Fifteen (15) online discussion forums were held in 2011-12 through this site.

Note:	n.a. = not available
N/A = not applicable

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Premier and Cabinet Cluster

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7 - 22	NSW 2021 Performance Report 2012-13

8.	Trade and Investment, Regional Infrastructure and Services Cluster

NSW 2021 Goals

The Trade and Investment, Regional Infrastructure and Services Cluster is the lead for the following NSW 2021 Goals:

•	Improve the performance of the NSW economy (Goal 1)

•	Drive economic growth in regional NSW (Goal 3)

•	Increase the competitiveness of doing business in NSW (Goal 4)

•	Secure potable water supplies (Goal 21)

•	Enhance cultural, creative, sporting and recreation opportunities (Goal 27).

It is also the co-lead for the NSW 2021 Goal: Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23).

The Trade and Investment, Regional Infrastructure and Services Cluster also contributes to the achievement of Goal 28 (reported in the Attorney General and Justice Cluster, chapter 2).

Progress in 2011-12

In 2011-12, the Trade and Investment, Regional Infrastructure and Services Cluster together with the Premier and Cabinet Cluster, the Attorney General and Justice Cluster, the Education and Communities Cluster, the Finance and Services Cluster, and the Family and Community Services Cluster, commenced working towards achieving its NSW 2021 Goals including:

Improve the performance of the NSW economy (Goal 1)

•

Established Destination NSW, the NSW Export and Investment Advisory Board, the Multicultural Business Advisory Panel, and the Office of Agricultural Sustainability and Food Security, and appointed the Cross Border Commissioner.

•	Established taskforces to develop Industry Action Plans to improve growth, resilience, innovation and productivity, global competitiveness and investment opportunities in key sectors of the economy.

•

Supported the Premier’s international trade delegations to China, India, Lebanon and the United Arab Emirates; the Deputy Premier’s trade missions to the USA and Japan; and the Treasurer’s mission to Japan and South Korea, to strengthen global business relationships.

•

Appointed the NSW Small Business Commissioner to advocate for NSW’s 650,000 small businesses, and support groups who need a voice to speak on their behalf, make low-cost dispute resolution services available and advise about cutting red tape.

•	Commenced the Low Income Household Energy Rebate.

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Trade and Investment, Regional Infrastructure and Services Cluster

•	Reviewed the electricity networks’ reliability licence conditions and closed the Solar Bonus Scheme.

•	Removed the ban on uranium exploration in NSW

•	Established the NSW Council for Women’s Economic Opportunity to champion solutions to increasing the participation of women in non-traditional roles.

•	Partnered with the Department of Education and Communities to explore mentoring, education and training opportunities to increase women’s enrolment in, and completion of, apprenticeships.

•	Established a Parliamentary Committee to consider the performance and viability of, and reform proposals for, the NSW Workers Compensation Scheme.

Drive economic growth in regional NSW (Goal 3)

•	Delivered the Jobs Action Plan to assist business investment and growth, targeting 40,000 new jobs in regional NSW.

•	Established the $53 million Regional Industries Investment Fund to drive economic growth in regional NSW and enhance the attractiveness of regional areas.

•	Implemented the $7,000 Regional Relocation Grant to encourage population and economic growth in regional NSW.

•	Increased water resource protection by commencing the first stage of the Aquifer Interference Regulation and drafting an Aquifer Interference Policy to ensure sustainable mining and resource projects.

•	Reviewed and implemented new conditions for coal and coal seam gas exploration.

•	Reviewed risks which discourage resource investment and move to streamline resource project assessment and determinations.

•	Increased support for pre-exploration assessment to encourage increased investment and resource project development.

•	Supported the Department of Planning and Infrastructure in releasing draft Strategic Regional Land Use Plans for the Upper Hunter and New England North West regions of NSW for public comment.

•	Led emergency management and biosecurity responses to pest, weed, disease, fire and flood incidents.

•	Completed the $57 million biosecurity facility upgrade at Elizabeth Macarthur Agricultural Institute on budget and ahead of schedule.

•	Conducted around 900 agriculture, forestry and fisheries research and extension projects to underpin competitiveness and innovation.

•	Announced the corporatisation of Forests NSW to improve its performance and focus on its core business of growing and harvesting timber while supporting recreational opportunities.

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Trade and Investment, Regional Infrastructure and Services Cluster

Increase the competitiveness of doing business in NSW (Goal 4)

•	Implemented a rule for government agencies to pay small businesses within 30 days.

•	Implemented the Jobs Action Plan with a payroll tax rebate of $4,000 per full time employee for the first 100,000 new payroll tax paying jobs created in NSW.

•	Established the $77 million State Investment Attraction Scheme to help secure significant business investments in NSW.

•

Translated the Government’s commitment to reduce regulatory costs for business and the community by 20% by 2015 to an annual dollar value target of $750 million savings, allocated individual red tape reduction targets to Directors General, and published guidelines to estimate red tape savings against the target.

•	Implemented the Government’s ‘one on, two off’ requirement for all new principal legislation.

•	Implemented a new annual reporting framework for Directors General to report on progress against their individual red tape reduction targets and compliance with the ‘one on, two off’ policy.

•	Established a Local Planning Panel to increase local government involvement in the plan making process and improve the flexible delivery of the standard instrument Local Environment Plan program.

•	Fast tracked Local Environment Plans with the Local Environment Plan Acceleration Fund.

•	Launched the Electronic Housing Code Pilot Project, an online system for the electronic lodgement of complying development applications.

•	Delivered 27 Standard Instrument Local Environment Plans.

•

Streamlined environmental assessment and approval processes, threatened species listing arrangements and biodiversity offset requirements and promoted the use of strategic assessments in conjunction with COAG.

Secure potable water supplies (Goal 21)

•	Progressed 25 water and sewerage projects as part of the Country Towns Water Supply and Sewerage program to secure long-term potable water supplies and to manage effluent effectively.

•	Implemented the Metropolitan Water Plan to secure Sydney’s water supply through an ongoing focus on dams, recycling, desalination and water efficiency.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•

Completed the Landcare Support Program Business Plan for the expenditure of $500,000 per year for four years on Landcare in consultation with Landcare, Catchment Management Authorities and Primary Industries.

NSW 2021 Performance Report 2012-13	8 - 3

Trade and Investment, Regional Infrastructure and Services Cluster

•	Upgraded the Namoi and Central West Catchment Action Plans as pilots for upgrading the remaining 11 plans by March 2013.

Enhance cultural, creative, sporting and recreation opportunities (Goal 27)

•	Supported the State’s cultural institutions, arts organisations and major cultural festivals, including enhancing the Sydney Festival with the first dedicated program for Western Sydney.

•

Commencement of the Heritage Amendment Act 2011 which streamlines the process for recognising places of significant heritage value on the State Heritage Register. Twenty seven new heritage listings were made in 2011-12.

•	Released the draft Horse Riding Strategy for public comment, to increase horse riding in national parks.

•	Released a new app to encourage children and families to visit national parks.

•

Developed a range of initiatives, which included supporting and winning the Special Olympics 2013 Asia Pacific Regional Games, to enhance participation of people with a disability or those from disadvantaged backgrounds through access to sport and recreation facilities and development programs.

•	Commenced development of the NSW Stadia Strategy in order to offer improved facilities for participants and spectators and improve the competitive position of NSW when bidding for events.

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Trade and Investment, Regional Infrastructure and Services Cluster

Case study: Improve the performance of the NSW economy (Goal 1)

The NSW Government is growing business investment through a range of initiatives, including:

•

Developing Industry Action Plans to position key sectors of the State’s economy for strong growth, resilience, improved innovation and productivity, global competitiveness and new investment opportunities over the next decade

•	Committing $6.05 million towards securing the establishment of a Centre of Excellence for International Finance and Regulation to enhance Sydney’s profile as an international financial centre

•

The Innovation and Productivity Council is addressing impediments to productivity and advising the Government on policies that improve the innovative capacity of the NSW private sector and increase investment.

*	Est. Actual.

Source: Australian National Accounts: National Income, Expenditure and Product (quarterly), Australian Bureau of Statistics, Cat. no. 5206.0

NSW 2021 Performance Report 2012-13	8 - 5

Trade and Investment, Regional Infrastructure and Services Cluster

Case study: Improve the performance of the NSW economy (Goal 1)

Destination NSW was established in 2011 as the lead government agency for the NSW tourism and major events sector. It is charged with positioning Sydney and NSW among the world’s most successful tourism and events destinations.

Destination NSW’s mission is to achieve the NSW Government’s goal of doubling visitor expenditure by 2020. Increasing the number of cultural and sports events in NSW will play an important part in meeting this target.

In its first year of operation Destination NSW has:

•	Secured 35 and delivered 42 major sporting and cultural events for NSW

•	Invested in revitalising and expanding signature events on the NSW calendar to ensure their sustainability

•	Expanded promotional campaigns, achieving record attendance for key events.

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Trade and Investment, Regional Infrastructure and Services Cluster

Key Initiatives

The Trade and Investment, Regional Infrastructure and Services Cluster together with the Premier and Cabinet Cluster, the Attorney General and Justice Cluster, the Education and Communities Cluster, the Finance and Services Cluster, and the Family and Community Services Cluster, will deliver the following key initiatives to meet its NSW 2021 Goals including:

Improve the performance of the NSW economy (Goal 1)

•	Support the growth of professional services, manufacturing, international education and research, and the digital economy.

•	Deliver actions to grow international investment and trade through international trade offices, trade missions and programs.

•	Grow innovation and research in NSW through the Office of the Chief Scientist and Engineer by attracting external funding and leveraging the expertise of the Innovation and Productivity Council.

•	Implement the Government’s response to the Visitor Economy Taskforce to grow tourism and double visitor expenditure by 2020.

•	Implement the Small Business Strategy to support the growth of small businesses.

•	Grow mining investment, production and royalties.

•	Develop a strategy with stakeholders from industry and non-government organisations to increase the participation of women in non-traditional occupations.

Drive economic growth in regional NSW (Goal 3)

•	Support the decade of decentralisation through agency relocation options, including the Regional Relocation Grants and the Regional Industries Investment Fund.

•

Decentralise fisheries research to a number of locations along the NSW coastline, to support the economic growth of regional NSW and increase interaction between fishers, scientists and fisheries managers.

•

Support the Department of Planning and Infrastructure to implement the Strategic Regional Land Use Plans (Plans for Central West and Southern Highlands to be released in 2012-13) and the Aquifer Interference Policy.

•	Implement recommendations from the Marine Parks Scientific Audit and the Fisheries Management Review to improve the management of fisheries resources.

NSW 2021 Performance Report 2012-13	8 - 7

Trade and Investment, Regional Infrastructure and Services Cluster

Increase the competitiveness of doing business in NSW (Goal 4)

•	Expand the types of development covered as complying development to include multi-unit housing.

•

Implement reforms to streamline Commonwealth and State environmental assessment and approval processes, threatened species listing arrangements and biodiversity offset requirements, and promote greater use of strategic assessments.

•	Commission the Independent Pricing and Regulatory Tribunal to undertake a series of rolling reviews to identify red tape reduction opportunities.

Secure potable water supplies (Goal 21)

•	Implement Water Sharing Plans for all NSW water sources including rules for sharing water between users and the environment by 2013.

•	Finalise the NSW Algal Management Strategy to manage algal risk that may affect potable water supplies.

•	Implement the Metropolitan Water Plan to secure Sydney’s water supply through an ongoing focus on dams, recycling, desalination and water efficiency.

Increase opportunities for people to look after their own neighbourhoods and environments (Goal 23)

•	Facilitate community and government collaboration to develop 13 upgraded Catchment Action Plans by March 2013.

•	National Parks and Wildlife Service expects 6,778 volunteers to contribute over 135,000 hours of time to a range of conservation programs.

Enhance cultural, creative, sporting and recreation opportunities (Goal 27)

•	Prioritise capital requirements and infrastructure upgrades for Sydney’s cultural facilities.

•

Develop an Arts and Cultural Policy and Cultural Venues Strategic Plan, integrated with the Visitor Economy Action Plan, to set the future direction to support arts and cultural initiatives across NSW.

•	Add 20 heritage places of key value to the State Heritage Register.

•	Prepare for an appropriate commemoration of the ANZAC Centenary.

•	Consider the recommendations from the NSW Stadia Strategy.

•	Conduct an audit of community sporting infrastructure.

•	Amend the Combat Sports Act 2008 with a view to strengthening regulation of professional and amateur combat sports.

•	Commence work to establish the Far West Academy of Sport as an independent community based organisation.

•	Examine all Sport and Recreation Grants programs.

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Trade and Investment, Regional Infrastructure and Services Cluster

Performance Information

Goal 1: Improve the performance of the NSW economy

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

1.1	Grow business investment by an average of 4% per year to 2020

Measure: Annual average trend growth in private business investment measured in real terms
	%	3.0	6.5	5.2

Baseline: Total private business investment in the year to June 2011 was $50.2 billioni.

[i]	The level estimate for the baseline has been changed in accordance with the rebasing of the chain volume measures.

1.2	Grow GSP per capita by an average of 1.5% per year to 2020 with specific industry growth targets

Measure: Annual average trend growth in GSP per capita measured in real terms
	%	1.0	0.7	1.1

Baseline: GSP per capita grew by a trend average of 1.0% per year in the ten years to 2009-10 and 0.7% in the five years to 2009-10.

[i]	The level estimate for the baseline has been changed in accordance with the rebasing of the chain volume measures.

1.2.1	Increase tourism in NSW with double the visitor expenditure by 2020

Measure: Overnight international and domestic visitor expenditure in nominal terms, including international package expenditure but excluding international airfares
	$ billion	19.7	19.5[i]	20.1ii

Baseline: Modelled international visitor expenditure (including package expenditure) in NSW plus modelled domestic overnight visitor expenditure in NSW for the year ended December 2009 was $18.34 billion.

[i]

Estimate for 2011-12 based on averaging actual expenditure for 2011 and estimated expenditure for 2012. Estimated expenditure for 2012 based on multiplying forecasted visitor nights by expenditure per night for 2011 adjusted by a rate of inflation of 2.5% p.a.

ii

Estimate for 2012-13 based on averaging estimated expenditure for 2012 and 2013. Estimated expenditure for 2012 and 2013 based on multiplying forecasted visitor nights by expenditure per night for 2011 adjusted by a rate of inflation of 2.5% p.a.

1.2.2	Grow critical industries – professional services (financial, professional, legal), manufacturing, digital economy and international education and research

Measure: To be developed by Industry Taskforces and supplied as part of the Industry Action Plans
	no.	n.a.	n.a.	n.a.

Baseline: To be advised.

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Trade and Investment, Regional Infrastructure and Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

1.2.3	Increase the value of primary industries and mining production by 30% by 2020

Measure: Value of agriculture, forests and fisheries production in real terms
	$ billion	9.13	9.38	9.62

Baseline:

2009-10 - Estimated total value of agricultural production was $8.4 billion.

2009-10 - Estimated value of forestry production was $381 million.

2009-10 - Estimated total value of fisheries production was $155 million.

Measure: Value of mineral and petroleum production in real terms
	$ billion	20.2	25.0	27.0

Baseline: 2009-10: Estimated total value of production across minerals and petroleum industries was approximately $22.6 billioni.

[i]	Estimated baseline revised due to updated data for the 2009-10 financial year.

1.2.4	Grow exports from NSW

Measure: Average annual trend growth in NSW total international exports in real terms
	%	3.3	6.8	6.8

Baseline: Total value in 2009-10 of NSW exports of goods and services (chain volume measures) was $56.1 billion.i

[i]	The level estimate for the baseline has been changed in accordance with the rebasing of the chain volume measures.

1.2.5	Grow the value of cultural diversity to the NSW economy

Measure: Number of NSW businesses exporting goods
	no.	n.a.	n.a.	n.a.

Baseline: The Australian Bureau of Statistics (Cat. No. 5368.0.55.006 - Characteristics of Australian Exporters; Table 8) reported that in 2009-10 there were 13,756 NSW goods exporters with an ABN which represented 35.5% of the Australian total of 38,687 goods exporters with an ABN.

Measure: The NSW share of skilled migrants
	%	29.5	26.4	28.9

Baseline: Immigration Update (Department of Immigration and Citizenship) reported that in 2009-10 NSW received 27,408 permanent additions of migrants in the ‘Skills’ category which represented 25.3% of the net permanent additions of skilled migrants to Australia.

1.3	Grow employment by an average of 1.25% per year to 2020

Measure: Annual average trend growth in employed persons
	%	3.1	0.5	1.0

Baseline: As at January 2011 there were 3,614,200 people employed in NSW.

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Trade and Investment, Regional Infrastructure and Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

1.3.1	Reduce the gap in employment outcomes between Aboriginal and non-Aboriginal Australians within a decade

Measure: Employment to working population ratio for: [i]
Aboriginal	%	43.4	43.0	42.6
Non-Aboriginal persons	%	71.1	71.5	71.4

Baseline: In 2010 the ratio of Indigenous employment to numbers of resident civilian Indigenous population was 43.4, and the non-Indigenous employment to population ratio was 71.1.

[i]	Figures are provided for calendar years 2010, 2011 and 2012.

1.3.2	Increase the proportion of young people in employment or learning (15-24 years)

Measure: Proportion of young people in employment and/or learning (15-24 years)
	%	87.9	87.9	87.7

Baseline: In 2010-11, 87.9% of young people were in employment and/or learning (excluding unemployed young people who may be attending part-time education).

1.3.3	Increase the proportion of people over 55 participating in employment

Measure: Proportion of people 55 or over participating in employment
	%	32.3	32.2	33.2

Baseline: In 2010-11 financial year, 32.3% of people aged 55 or over were in employment.

1.3.4	Increase the proportion of women employed in non-traditional occupations in NSW

Measure: Women commencing apprenticeships and traineeships for the occupational group, Technical and Trades Workers[i]
	% of total persons	15.2	15.0	15.0

Baseline: 15.2% of people commencing trade apprenticeships and traineeships in NSW in 2010 were women.

Measure: Women completing apprenticeships and traineeships for the occupational group, Technical and Trades Workers[i]
	% of total persons	17.7	16.0	16.0

Baseline: 17.7% of people completing trade apprenticeship and traineeships in NSW in 2010 were women.

Measure: Percentage of women employed in male-dominated occupations (defined as those where 25% or less of the workforce is female; an identified set of 16 occupational sub-groups)[i]
	% of total persons	10.4	10.4	10.4

Baseline: The representation of women in male-dominated occupations (as defined) was 10.4% in November 2011.

[i]	These measures have been re-phrased to ensure consistency with their explanation in the NSW 2021 Baseline Report.

NSW 2021 Performance Report 2012-13	8 - 11

Trade and Investment, Regional Infrastructure and Services Cluster

Goal 3: Drive economic growth in regional NSW

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

3.1	Increase the share of jobs in regional NSW

Measure: Share of employed persons in regional NSW compared to the rest of NSW
	%	38.8	38.6	38.7

Baseline: Given the volatility in the data (due to climatic cycles that affect agricultural employment, and economic cycles that affect mining investment and employment), the baseline figure consists of the average share of employed persons in regional NSW compared to the rest of NSW over a five year period to 2010-11.

In 2010-11 the baseline figure was 38.7% (which was the five year average to 2010-11) while the actual share of jobs in regional NSW at that time was 38.8%.

3.2	Increase the population in regional NSW by 470,000 by 2036

Measure: Increase in total population in regional NSW
	no. million	1.829	1.841	1.854

Baseline: Regional population as at June 2011 was 1.829 million.

3.3	Protect strategic agricultural land and improve agricultural productivity

3.3.1	Strategic land use plans completed within set time frames

Measure: Number of Strategic Regional Land Use Plans completed by 2014[i]
	0	0	n.a.

Baseline: At 1 July 2011 no Strategic Regional Land Use Plans had been completed.

[i]	Preparation of Strategic Regional Land Use Plans are underway in accordance with milestones for delivery by 2014.

3.3.2	Improved productivity on NSW farms

Measure: Ratio of (i) Increase in gross value of agricultural production per hectare to (divided by) (ii) Total area of establishments in hectares
	$ per ha	145.4	149.3	153.3

Baseline: The baseline figure in 2009-10 was $141.7 per hectare. The target is 30% growth in production per person in the sector labour force by 2021 with an average of 2.7% per year, and 30% growth in production per hectare by 2021, or 2.7% growth in production per hectare annually.

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Trade and Investment, Regional Infrastructure and Services Cluster

Goal 4: Increase the competitiveness of doing business in NSW

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

4.1	Increase business confidence

Measure: NSW is at or above the national average for business confidence most of the time (from April 2012)[i]
	Below	Above	Above

Baseline: In May 2011 the Sensis Business Index indicators for NSW and nationally were 20% and 28% respectively.ii

[i]	In February 2012, the Sensis Business Index indicators for NSW and national were 27% and 25% respectively.
ii	The Sensis Business Index compares business confidence of small and medium enterprises in NSW against the national average for business confidence for a given quarter.

Measure: New Business entry data
	no. thous	97.6	98.0	98.0

Baseline: New business entry data: 97,602 new business entries in 2010-11.

Measure: Business Investment activity[i]
	$ billion	50.2	53.4	56.2

Baseline: Business investment activity in 2010-11 there was $50.152 billion of private business investment in NSW.

[i]	The business investment data is estimated from quarterly surveys of businesses by the Australian Bureau of Statistics. Data may be revised as more accurate information becomes available.

Measure: NSW payroll tax rate is maintained at or below the median rate of all the States
	Below	Below	Below

Baseline: In 2011, the national median payroll tax rate was 5.5% and NSW was 5.45%.

4.2	Reduce red tape

4.2.1	Reduce red tape for businesses and the community by 20% by June 2015

Measure: Directors General are required to meet individual red tape reduction targets, to achieve a total reduction in regulatory burden of at least $750 million in annual savings by June 2015
	$	n.a.	n.a.	n.a.

Baseline: Not applicable.

Measure: Under the ‘one on, two off’ policy, the number of principal legislative instruments (i.e. principal Acts and principal Regulations) repealed is at least twice the number of new principal legislative instruments introduced

$	n.a.	n.a.	n.a.

Baseline: Not applicable.

NSW 2021 Performance Report 2012-13	8 - 13

Trade and Investment, Regional Infrastructure and Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Measure: Under the ‘one on, two off’ policy, the regulatory burden imposed by new principal legislative instruments within each portfolio is less than the regulatory burden removed by the repeal of principal legislative instruments from the same portfolio

n.a.	n.a.	n.a.	n.a.

Baseline: Not applicable.

4.2.2	Improve the development approvals and plan making processes

Measure: Percentage of planning approvals issued as complying development certificates
	%	18.7	35.0	25.0

Baseline: To be determined in line with the new Planning System, following introduction of new planning legislation in November 2012.

Measure: Number of days it takes to make a gateway determination
	no.	28	30	30

Baseline: To be determined in line with the new Planning System, following introduction of new planning legislation in November 2012.

Measure: Introduction of new planning legislation in November 2012 following comprehensive review of NSW planning system
	no.	n.a.	n.a.	n.a.

Baseline: To be determined in line with the new Planning System, following introduction of new planning legislation in November 2012.

4.2.3	Reduce Federal/State duplication of environmental regulations to streamline approvals to boost the State’s economy while protecting the environment

Measure: Federal/State duplication: One new strategic assessment and/or bilateral approval to be achieved each year (2011: approval of Growth Centers Strategic Assessment; 2012: progress assessment of Upper Hunter Coal Mining to be used in Regional Land Use Plans)	no.	N/A	1	N/A
Threatened Species Conservation Act 1995 schedule aligned with national threatened species schedules within one year of parallel national reform[i]	N/A	N/A	N/A	N/A

Baseline: Not applicable.

[i]	National threatened species schedules are currently under development by COAG.

8 - 14	NSW 2021 Performance Report 2012-13

Trade and Investment, Regional Infrastructure and Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

4.3	Increase business innovation

4.3.1	Grow knowledge industries

Measure: Proportion of people employed in knowledge industries in NSW is greater than the national average	Above	Above	Above

Baseline: In 2010-11, 37.1% of people were employed in knowledge industries in NSW compared to 34.5% in Australia.

NSW 2021 Performance Report 2012-13	8 - 15

Trade and Investment, Regional Infrastructure and Services Cluster

Goal 21: Secure potable water supplies

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

21.1	Secure long term potable water supplies for towns and cities supported by effective effluent management

21.1.1	Meet reliability performance standards for water continuity and quality

Measure: Compliance with water continuity requirements in Sydney Water Corporation and Hunter Water Corporation operating licences:
Sydney Water
Number of properties affected by an unplanned water interruption exceeding 5 hours (not more than 40,000 properties in a financial year)	no.	27,980	<40,000	<40,000
Number of properties affected by 3 or more unplanned water interruptions exceeding 1 hour (not more than 14,000 properties in a financial year)	no.	5,371	<14,000	<14,000
Hunter Water
Number of properties affected by an unplanned water interruption exceeding 5 hours (not more than 10,000 properties in a financial year)	no.	5,854	<10,000	<10,000
Number of properties affected by 3 or more unplanned water interruptions exceeding 1 hour (not more than 5,000 properties in a financial year)	no.	2,220	<5,000	<5,000

Baseline: In 2010-11, Sydney Water Corporation and Hunter Water Corporation complied with water continuity and quality requirements.i

[i]

Water quality and continuity are regulatory requirements for Sydney Water Corporation and Hunter Water Corporation described in their Operating Licences and subsidiary reporting manuals. Water utilities set their networks and systems so as to ensure they meet regulatory requirements. Assumed further performance is therefore equivalent to regulatory requirements.

Measure: Compliance with quality requirements in Sydney Water Corporation and Hunter Water Corporation operating licences:
Sydney Water
Health guidelines: Microbial - Percentage of results containing no E. coli (at least 98% of results)%	99.95	≥98.0	≥98.0
Health guidelines: Physical/chemical – Percentage of results within defined bounds (at least 95% of results)%	100	≥95.0	≥95.0
Hunter Water
Health guidelines: Microbial - Percentage of results containing no E. coli (at least 98% of results)%	99.4	≥98.0	≥98.0
Health guidelines: Physical/chemical – Percentage of results within defined bounds (the 95th percentile of results over the preceding 12 months should be less than the guideline value)%	100.0	N/A	N/A

Baseline: In 2010-11, Sydney Water Corporation and Hunter Water Corporation complied with water continuity and quality requirementsi.

[i]

Water quality and continuity are regulatory requirements for Sydney Water Corporation and Hunter Water Corporation described in their Operating Licences and subsidiary reporting manuals. Water utilities set their networks and systems so as to ensure they meet regulatory requirements. Assumed further performance is therefore equivalent to regulatory requirements.

8 - 16	NSW 2021 Performance Report 2012-13

Trade and Investment, Regional Infrastructure and Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Measure: Proportion of regional population having access to water that complies with drinking water standards
	%	99.0	99.0	99.0

Baseline: In 2009-10, 99% of all 20,700 water samples tested for E. coli by the NSW non-metropolitan water utilities complied with the 2004 Australian Drinking Water Guidelines.

21.1.2	Increase water recycling in Sydney to 70 billion litres per year by 2015

Measure: Progress towards greater Sydney’s water recycling and conservation targets reported annually under the Metropolitan Water Plan
Recycled water capacity in greater Sydney[i]	GL	59	62	64

Baseline: In 2009-10, 33 billion litres of water were recycled in the Sydney metropolitan region.

[i]

The target to increase water recycling in Sydney to 70 billion litres in 2015 equated to 12% of total water demand of 600 billion litres a year when the target was set in 2006. Total water demand has fallen significantly since 2006 to approximately 490 billion litres a year and is expected to stay at that level through until 2015. Sydney is on track to exceed the target to increase water recycling to 12% of total water demand, however current projections indicate that Sydney may fall just short of the target of 70 billion litres per year.

21.1.3	Save 145 billion litres of water per year through water conservation in Sydney by 2015

Measure: Progress towards greater Sydney’s water recycling and conservation targets reported annually under the Metropolitan Water Plan
Water savings achieved through water efficiency measures	GL	108	114	118

Baseline: In the 2009-10 financial year, it is estimated that Sydney saved over 100 billion litres of water through water efficiency measures.

NSW 2021 Performance Report 2012-13	8 - 17

Trade and Investment, Regional Infrastructure and Services Cluster

Goal 23: Increase opportunities for people to look after their own neighbourhoods and environments

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

23.1 Increase the devolution of decision making, funding and control to groups and individuals for local environmental and community activities, including:

23.1.1	Catchment management

Measure: Upgrade the 13 Catchment Management Authority Catchment Action Plans to whole of government and community plans by March 2013
	no.	0	2	11

Baseline: At October 2011 two Catchment Action Plans had been upgraded.

23.1.2	Landcare

Measure: Increase the number of Landcare Groups, and members belonging to Landcare Groups, by 15% by 2015
	no. groups	2,146	2,200	2,250
	no. members	53,867	55,500	58,000

Baseline: At June 2011 there were 2,146 Landcare groups with 53,867 members in NSWi.

[i]	The baseline has been revised from the previously reported estimate of 2,100 groups and 57,000 members as at October 2011.

8 - 18	NSW 2021 Performance Report 2012-13

Trade and Investment, Regional Infrastructure and Services Cluster

Goal 27: Enhance cultural, creative, sporting and recreation opportunities

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

27.1	Increase participation in sport, recreational, arts and cultural activities in rural and regional NSW from 2010 to 2016 by 10%

Measure: Number of people aged 15 and over attending a cultural venue or event in rural and regional NSW
	million	1.696	1.724	1.752

Baseline: 4.8 million people, or 83% of the population aged 15 years and over in NSW, attended a selected cultural venue or event at least once during the 12 months prior to interview in 2009-10. Of these people, 1.66 million (35%) resided outside Sydney.

Measure: Participation rates in sport and physical activity in rural and regional NSW[i]
	%	43.7	44.4	45.2
	million	0.9	0.95	1.0

Baseline: In 2010, an estimated 43.7% of people aged 15 and over and living in rural and regional NSW (outside a capital city) participated in sports activities on a regular basis.ii

[i]	Figures are provided by calendar year, and are estimated for 2011 and 2012.
ii	Baseline for this measure has been reviewed and a typographical error corrected since publication of the NSW 2021 Baseline Report.

27.2	Increase participation in sport, recreational, arts and cultural activities in Sydney from 2010 to 2016 by 10%

Measure: Number of people aged 15 and over attending a cultural venue or event in Sydney
	no. million	3.141	3.192	3.244

Baseline: 4.8 million people, or 83% of the population aged 15 years and over in NSW, attended a selected cultural venue or event at least once during the 12 months prior to interview in 2009-10. Of these people, 3.08 million (65%) resided within Sydney.

Measure: Participation rates in sport and physical activity in Sydney[i]
	%	46.7	47.5	48.3
	no. million	1.68	1.75	1.8

Baseline: In 2010, an estimated 46.7% of people aged 15 and over and living in Sydney (and surrounding urban areas) participated in sports activities on a regular basisii.

[i]	Figures are provided by calendar year, and are estimated for 2011 and 2012.
ii	Baseline for this measure has been reviewed and a typographical error corrected since publication of the NSW 2021 Baseline Report.

NSW 2021 Performance Report 2012-13	8 - 19

Trade and Investment, Regional Infrastructure and Services Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

27.3	Increase the number of major international sports, artistic, creative and cultural events in NSW from 2010 to 2016 by 10%

Measure: Number of major events held in NSW
	no.	42	48	54

Baseline: In 2010, 42 major international sports, artistic, creative and cultural events were held in NSW.

27.4	Increase the number of opportunities for cultural participation

27.4.1	Increase the number of opportunities for cultural participation, including Aboriginal cultural activities/events

Measure: Number of Aboriginal cultural activities/events
	no.	n.a.	n.a.	n.a.

Baseline: To be developed.

27.4.2	Increase the number of opportunities for cultural participation, including multicultural activities/events

Measure: Number of multicultural activities/events
	no.	n.a.	n.a.	n.a.

Baseline: To be developed.

27.4.3	Increase the number of opportunities for cultural participation, including community events which are planned and delivered locally

Measure: Number of community events planned and delivered locally
	no.	n.a.	n.a.	n.a.

Baseline: To be developed.

27.5 Enhance the cultural and natural heritage in NSW

27.5.1	Recognise and protect the State’s most significant heritage places and values

Measure: Number of new items listed on the State Heritage Register each year
	no.	31	27	20

Baseline: At the end of 2009-10 there were a total of 1,570 items listed on the State Heritage Register.

Note:	n.a. = not available
N/A = not applicable

8 - 20	NSW 2021 Performance Report 2012-13

9.	Transport Cluster

NSW 2021 Goals

The Transport Cluster is the lead for the following NSW 2021 Goals:

•	Reduce travel times (Goal 7)

•	Grow patronage on public transport by making it a more attractive choice (Goal 8)

•	Improve customer experience with transport services (Goal 9)

•	Improve road safety (Goal 10).

The Transport Cluster also contributes to the achievement of Goal 19 (reported in the Premier and Cabinet Cluster, chapter 7).

Progress in 2011-12

In 2011-12, the Transport Cluster commenced working towards achieving its NSW 2021 Goals through a range of services and projects, including:

Reduce travel times (Goal 7)

•	Released the Live Traffic mobile application.

•	Monitored and cleared road incidents within an efficient and effective timeframe, including a major incident on the Sydney Harbour Bridge.

•	Completed the Richmond Line Duplication, including construction of a new, relocated Schofields Station and duplication of the Richmond Line between Quakers Hill and Schofields.

•	Commenced the first total re-write of the CityRail timetable to deliver more services where they are needed.

Grow patronage on public transport by making it a more attractive choice (Goal 8)

•	Reduced monthly, quarterly and annual train fares for regular commuters.

•	Extended MyZone, Family Funday Sunday and Pensioner Excursion Tickets to light rail services.

•	Delivered 63 extra rail services and 91 extra night ride bus services each week.

•	Delivered 25 new Parramatta River ferry services and restored 140 services cut by the former Government.

•	Increased passenger safety by establishing a Police Transport Command staffed by 610 police officers dedicated to safety on the transport network.

•	Announced 553 new buses for South West Sydney.

NSW 2021 Performance Report 2012-13	9 - 1

Transport Cluster

•	Delivering on major public transport infrastructure including the North West and South West Rail Links, the Wynyard Walk and the Inner West Light Rail Extension.

•	Delivered an additional 33,000 seats each week across 41 Newcastle and Central Coast Line services.

Improve customer experience with transport services (Goal 9)

•	M4 and M7 real-time travel time system and signage commissioned in 2011.

•	M7 and M4 real-time travel time information added on the Live Traffic internet website and information delivered by variable message signs.

•	Introduced ‘quiet carriages’ on the Newcastle/Central Coast Line, with a trial now also underway on the South Coast and Blue Mountains Lines.

•	Commenced a program to ‘Fix the Trains’ focussing on improving customer service and cleaning trains and stations.

•	Established a Customer Experience division within Transport for NSW to focus on the needs of commuters.

•	Introduced the eMU Pass providing casual users of Sydney’s toll roads with an easy and convenient method of payment.

Improve road safety (Goal 10)

•	Delivered over 200 new sets of flashing lights to alert drivers in school zones.

•	Launched the Safer Roads website to encourage the community to advise of confusing speed zones, or speed limit signs.

•	Completed the review of the State’s Top 100 speed zones. This review reduced the number of speed zone changes on those roads and improved consistency for motorists.

•

Continued implementing the Road Toll Response Package to improve road safety. The Package contains a wide range of programs including road safety engineering improvements, research and strategy development, heavy vehicle initiatives and speed enforcement.

•	Set up boards of independent experts for the Safer Drivers course and older driver initiatives.

•	Switched off fixed speed cameras at a number of locations, following the release of the Auditor General’s report, and reviewed these locations to develop alternative road safety treatments.

•

Delivered with the NSW Police Force in excess of 200 additional Enhanced Enforcement Operations including Operation Free Flow targeting motorways and freeways in Sydney and Operation National Route 1 targeting the entire length of the Pacific Highway.

9 - 2	NSW 2021 Performance Report 2012-13

Transport Cluster

Case Study: Grow patronage on public transport by making it a more attractive choice (Goal 8)

Ensuring transport services are fully integrated is a key priority of the NSW Government. The introduction of MyZone, Family Funday Sunday and Pensioner Excursion Tickets on the light rail system has proven extremely popular with the travelling public. Since commencement of the initiative on 27 June 2011 to the end of March 2012, there has been over 1.3 million recorded boardings using a MyZone ticket. Since the initiative started, almost half (48%) of the light rail’s patronage has been through the use of MyZone ticket.

Not only are the residents of the Inner West benefitting by the integration of the MyZone ticketing system on light rail, anyone regularly travelling on light rail can save approximately $300 a year using a MyMulti 1 ticket.

A family of two adults and two children travelling on a Sunday now pay only $10.00 for their Family Funday Sunday ticket and this provides them with unlimited access to travel on light rail. Pensioner Excursion ticket holders can now also travel on light rail at no extra cost. The Government’s initiative provides greater choice for people living and working in, or visiting the greater Sydney area, and who would normally buy a MyMulti or Pensioner Excursion Ticket.

Light rail services will be included in the new Opal card providing light rail passengers with the benefit of a fully integrated, cross mode ticketing system. The smartcard system will make travelling on public transport easier and simpler for people living, working in and visiting the greater Sydney area.

Source: Transport for NSW

*	MyZone ticketing extended to Light Rail services from 27 June 2011

NSW 2021 Performance Report 2012-13	9 - 3

Transport Cluster

Case Study: Improve road safety (Goal 10)

Road safety in NSW is of paramount importance and the NSW Government is committed to developing and supporting proposals to help cut the road toll and injury accidents. NSW continues to perform well compared to the rest of Australia-the provisional 2011 result represents a fatality decrease of 33% from 2002 levels and compares with a fatality decrease of 21% for the rest of Australia in the same time period.

The National Road Safety Strategy sets a 10-year plan for actions to improve road safety for Australia and further reduce fatalities and serious injuries. The Strategy sets an ambitious target of at least a 30% reduction in annual fatalities and serious injuries on our roads. NSW is committed to this Strategy. A more detailed NSW Road Safety Strategy is now being developed. The Centre for Road Safety within Transport for NSW is leading the development of this and has conducted a number of workshops with key stakeholders.

This Strategy will incorporate initiatives from the National Road Safety Strategy and will also feature specific actions and initiatives for NSW. These specific actions will relate to the operating environment in NSW and the key areas of concern including heavy vehicle safety and at risk groups such as pedestrians and bicycle riders. It is anticipated that the NSW Road Safety Strategy will guide the direction for further road safety improvements in NSW over the next decade.

Source: Transport for NSW, Australian Bureau of Statistics and NSW Police Force

Updated: Dec-2011

9 - 4	NSW 2021 Performance Report 2012-13

Transport Cluster

Key Initiatives

The Transport Cluster will deliver the following key initiatives to meet its NSW 2021 Goals including:

Reduce travel times (Goal 7)

•

Finalise and release the Long Term Transport Master Plan to provide an overarching transport strategy for Sydney and regional NSW, with a focus on how to better connect and service the transport needs of all regions.

•	Continue construction of rail clearways projects including the Liverpool Turnback, Kingsgrove to Revesby Quadruplication and the Macarthur Turnback.

•	Progress delivery of major road infrastructure including the Pacific Highway, Great Western Highway, Princes Highway, M2, M5 West and a Sydney Motorway project.

•	Continue rollout of the Public Transport Information and Priority System to Private Bus Operators in the Metro and Outer Metropolitan Regions.

•

Commence a new Pinch Point Strategy to target peak hour traffic hotspots with the aim of reducing delays, managing congestion, improving safety and maintaining reliable travel times, particularly during weekday peak periods.

•	Complete a major re-write of the CityRail timetable to deliver additional services when they are needed most.

Grow patronage on public transport by making it a more attractive choice (Goal 8)

•	Rollout Opal (electronic ticketing system) across the Sydney Ferry network, and begin rollout across the rail, bus and light rail networks.

•	Rollout the Transport Access Program to build key facilities and undertake upgrade works at stations, wharves and interchanges.

•	Begin construction on the Wynyard Walk that once completed will provide a fully accessible pedestrian link between Wynyard Station and the developing CBD western corridor and Barangaroo.

•	Improve bus on-time running through the commencement of a new Pinch Point Strategy to target peak hour traffic.

NSW 2021 Performance Report 2012-13	9 - 5

Transport Cluster

Improve customer experience with transport services (Goal 9)

•	Contract public transport services through franchising Sydney Ferries, introducing contestability on Sydney’s private bus contracts and improved performance contracts for rail and bus services.

•	Improve existing transport services for customers through the development of improved customer information systems and way finding initiatives.

•	Develop and implement a transport-wide customer satisfaction measure.

•	Continue delivery of new Oscar and Waratah trains to increase the proportion of air-conditioned carriages.

•	Deliver the Free Photocard for Seniors and Carers initiative.

•	Roll out additional electronic message signs on motorways.

Improve road safety (Goal 10)

•	Develop and implement the NSW Road Safety Strategy.

•	Continue rollout of the Flashing Lights program to schools across NSW.

•	Continue to deliver the Black Spot program to target locations where crashes occur.

•	Continue implementation of the Road Toll Response Package.

•	Develop a speed camera strategy.

•	Develop and implement a new Safer Drivers course that is aimed to improve the safety of young drivers. As an incentive young drivers who complete the course may have their log book hours reduced.

•	Deliver an incentives program for Safe Drivers that will see drivers who have a driving record free of an offence for at least five years eligible for a discount on their licence renewal fees.

•	Complete a review of licensing arrangements for older drivers.

9 - 6	NSW 2021 Performance Report 2012-13

Transport Cluster

Performance Information

Goal 7: Reduce travel time

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

7.1	Improve the efficiency of the road network during peak times on Sydney’s road corridors

7.1.1	Deliver improved travel time information services to motorists

Measure: Coverage of real time information on motorways
	no.	n.a.[i]	n.a.	n.a.

Baseline: In 2010-11, F3 only.

[i]	M4 and M7 real-time travel time system and signage commissioned in 2011. A suitable representation for this measure is under development.

7.1.2	Improve AM and PM peak hour travel speeds on 100 major road corridors

Measure: AM and PM peak hour travel speeds in kilometres per hour on 100 road corridors
	km/h	n.a.	n.a.[i]	n.a.

Baseline: September 2011 Key Roads Performance Report.

[i]	Detailed review of peak hour travel speeds on major road corridors to be undertaken post June 2012 on collection of further data.

7.1.3	Improve average incident clearance times

Measure: Average unplanned incident clearance time on principal transport routes for 98% of incidents
	mins	39.98	40	40[i]

Baseline: In 2010-11, 39.98 minutes.

[i]	Forecast is consistent with the NSW 2021 target of 40 minutes. Actual performance may exceed this level.

7.1.4	Clear major road incidents within 4 hours

Measure: Number of major incidents that take longer than 4 hours to clear
	no.	n.a.	11	0

Baseline: To be determinedi.

[i]	Baseline will be determined post June 2012, on finalisation of actual 2011-12 data.

NSW 2021 Performance Report 2012-13	9 - 7

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

7.2	Minimise public transport waiting times for customers

7.2.1	Increase the frequency of services on key corridors during peak and off-peak

Measure: Increase in the frequency of services as evidenced by revised public transport timetables
	no.	n.a.	n.a.	n.a.

Baseline: The baseline for the target is public transport timetables as at 1 April 2011. Further work to define the baseline on applicable corridors is currently being undertaken by Transport for NSW.

7.2.2	Reduce the difference between scheduled and actual public transport travel times

Measure: Number of services that meet scheduled travel times
	no.	n.a.	n.a.	n.a.

Baseline: Under development.

NSW 2021 Performance Report 2012-13	9 - 8

Transport Cluster

Goal 8:	Grow patronage on public transport by making it a more attractive choice

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

8.1	Consistently meet public transport reliability targets

8.1.1	Trains: 92% of CityRail trains run on time across the network

Measure: Percentage of peak CityRail trains arriving at Central Station within 5 minutes of scheduled time for suburban services and within 6 minutes for intercity services
	%	95.2	94.3	92.0[i]

Baseline: In 2010-11, 94.6%ii of CityRail peak train services were on time.

[i]	CityRail on time running performance is forecast consistent with the NSW 2021 target of 92%. Actual performance is expected to exceed this level, as noted in previous years.
ii

Does not include force majeure. Force majeure incidents are those that are beyond the control of CityRail or customers. They only come into effect when a single external event impacts on ten or more peak services. For 2010-11 the post force majeure on time running is 95.2%.

8.1.2	Buses: 95% of Sydney buses run on time across the network

Percentage of timetabled bus services in the Sydney area which commenced their trip on time
	%	91.2	91.2	95.0

Baseline: In 2010-11, 91.2% of Sydney Bus services were on time.

8.1.3	Ferries: 98.5% of Sydney Ferries run on time

Measure: Percentage of actual ferry services operated by Sydney Ferries which commenced their trip on time
	%	98.5	98.7	98.5[i]

Baseline: In 2010-11, 98.5% of Sydney Ferries services were on time.

[i]	Sydney Ferries on time running performance is forecast consistent with the NSW 2021 target of 98.5%. Actual performance is expected to exceed this level, as noted in previous years.

8.2	Increase the share of commuter trips made by public transport

8.2.1	To and from Sydney CBD during peak hours to 80% by 2016

Measure: Proportion of peak hour journey by public transport across various regions
	%	74.3	75.3	76.2

Baseline: In 2009-10, Sydney CBD during peak hours 75.8%.

8.2.2	To and from Parramatta CBD during peak hours to 50% by 2016

Proportion of peak hour journey by public transport across various regions
	%	40.4	42.0	43.6

Baseline: In 2009-10, Parramatta CBD during peak hours 39.6%.

NSW 2021 Performance Report 2012-13	9 - 9

Transport Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

8.2.3	To and from Newcastle CBD during peak hours to 20% by 2016

Measure: Proportion of peak hour journey by public transport across various regions
	%	15.7	16.4	17.1

Baseline: In 2009-10, Newcastle CBD during peak hours 14.5%.

8.2.4	To and from Wollongong CBD during peak hours to 15% by 2016

Measure: Proportion of peak hour journey by public transport across various regions
	%	8.2	9.3	10.5

Baseline: In 2009-10, Wollongong CBD during peak hours 8.7%.

8.2.5	To and from Liverpool CBD during peak hours to 20% by 2016

Measure: Proportion of peak hour journey by public transport across various regions
	%	14.4	15.3	16.3

Baseline: In 2009-10, Liverpool CBD during peak hours 15.7%.

8.2.6	To and from Penrith CBD during peak hours to 25% by 2016

Measure: Proportion of peak hour journey by public transport across various regions
	%	21.3	21.9	22.5

Baseline: In 2009-10, Penrith CBD during peak hours 20.2%.

8.3	Increase the proportion of total journeys to work by public transport in the Sydney Metropolitan Region to 28% by 2016

Measure: Proportion of journeys to work by public transport in the Sydney Metropolitan Region
	%	22.4	23.4	24.3

Baseline: In 2009-10 financial year, the proportion of journeys to work by public transport was 23.9%.

8.4	Increase walking and cycling

8.4.1	More than double the mode share of bicycle trips made in the Greater Sydney region, at a local and district level, by 2016

Measure: Modal share of bicycle trips made in the Greater Sydney region, at a local and district level
	%	2.2	2.5	2.7

Baseline: In 2010, the mode share of bicycle trips made in the Greater Sydney region, at a local and district level was 1.8%.

9 - 10	NSW 2021 Performance Report 2012-13

Transport Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

8.4.2	Increase the mode share of walking trips made in the Greater Sydney region, at a local and district level, to 25% by 2016

Measure: Modal share of walking trips made in the Greater Sydney region, at a local and district level
	%	22.5	22.9	23.3

Baseline: In 2009-10, the mode share of walking trips made in the Greater Sydney region, at a local and district level was 22.5%.

Goal 9: Improve customer experience with transport services

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

9.1	Improve customer satisfaction with transport services

Measure Customer ‘Scorecard’ measure under development
	%	n.a.	n.a.	n.a.

Baseline: Under development.

9.2	Increase real time travel information to customers

Measure: Percentage of public transport services with accessible and accurate real time traveller information
	%	n.a.	n.a.	n.a.

Baseline: Under development.

Goal 10: Improve road safety

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

10.1	Reduce fatalities to 4.3 per 100,000 population by 2016

Measure: Number of fatalities per 100,000 populations
	no.	5.0	5.3[i]	5.0

Baseline: The 2008- 2010, three-year average baseline, had 5.8 fatalities per 100,000 population.

[i]

The 2010-11 actual is based on the provisional data as at 1 July 2011 and is subject to change on finalisation of the data. The 2011-12 estimated actual is based on the provisional data for the twelve months ending April 2012 as at 1 May 2012 and is subject to change on finalisation of the data.

Note:	n.a. = not available
N/A = not applicable

NSW 2021 Performance Report 2012-13	9 - 11

Transport Cluster

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9 - 12	NSW 2021 Performance Report 2012-13

10.	Treasury Cluster

NSW 2021 Goals

The Treasury Cluster is the lead for the following NSW 2021 Goal:

•	Rebuild State finances (Goal 2).

Progress in 2011-12

The following outcomes were achieved by the Treasury Cluster in 2011-12 for the following NSW 2021 Goal:

Rebuild State finances (Goal 2)

•

The State’s AAA credit rating was reaffirmed by the credit rating agencies, and a Fiscal Responsibility Bill was introduced to the Parliament which commits the NSW Government to maintaining the AAA credit rating.

•	Delivered the 2011-12 State Budget in September 2011, showing a positive turnaround of $5.2 billion in the budget balance over the next four years as a first step to ongoing sustainability.

•	Delivered the 2012-13 State Budget in June 2012, which is fiscally responsible despite severe revenue pressures. The Budget consolidates the Government’s focus on ongoing fiscal sustainability.

•	Developed the Enhanced Framework for Budget Compliance, consistent with the devolution of accountabilities to Clusters, which was endorsed by the Government in September 2011.

•

Developed, in conjunction with the Department of Premier and Cabinet, procedures and operational rules for the Expenditure Review Committee to restore due process in financial decision making and support better financial management.

•

Provided policy input and administrative support to the Financial Audit 2011 and the NSW Commission of Audit (Schott) Interim and Final Reports, including evidence based advice on economic, fiscal, and revenue reform strategies.

•	Established the Fiscal Effectiveness Office to assist agencies in delivering budget savings, and to support the Expenditure Review Committee in monitoring them.

•	Developed a stronger assessment process for industry support proposals, in conjunction with the Department of Trade and Investment, Regional Infrastructure and Services.

•	Led the financial restructuring of Reliance Rail.

•	Worked with the NSW Police Force on reforms to the Police Death and Disability Scheme.

•	Actively influenced whole of government policy that impacts on State finances.

NSW 2021 Performance Report 2012-13	10 - 1

Treasury Cluster

•	Actively managed the State’s balance sheet to better deliver for NSW through initiatives such as the successful Desalination Plant transaction and improved State Owned Corporations capital management.

•	Contributed to the NSW Planning System Review to emphasise the importance of the relationship of land use planning to economic growth.

•	Contributed to strategic land use policy to ensure an appropriate balance between mining, agriculture and social uses, which will drive economic growth.

•	Assisted Infrastructure NSW in its start up phase with staff secondments and information.

Case Study:	Rebuild State finances (Goal 2)
Maintaining AAA credit rating for New South Wales

The 2011-12 Budget took action to regain control of the State’s finances and protect the AAA credit rating. It delivered a turnaround in the budget balance of $5.2 billion over the four years to 2014-15, while fully funding the Government’s election commitments.

Achieving this $5.2 billion turnaround required tough decisions to drive additional savings and deliver long term structural reforms.

The Government’s new approach – as seen in a more robust wages policy, the excess employee policy and the commitment to greater budget discipline, compliance and accountability – is delivering significant savings.

Savings are being used to deliver better services, including more teachers, nurses and police.

The Budget also took action to deliver on key transport projects, including the North West Rail Link, South West Rail Link and the upgrade of the Pacific and Princess Highways. It also delivered record infrastructure spending to address the building backlog – including over a billion dollars on hospitals across the State.

The 2012-13 Budget builds on the decisions taken in 2011-12 to maintain the AAA rating.

NSW 2021 Performance Report 2012-13	10 - 2

Treasury Cluster

Key Initiatives

The Treasury Cluster will deliver the following key initiatives to meet its NSW 2021 Goal:

Rebuild State finances (Goal 2)

•

Provide fiscal strategy and policy advice consistent with the proposed new Fiscal Responsibility Act to maintain the AAA credit rating, notwithstanding a large deterioration in GST revenues and a continuing global environment of below-trend economic growth.

•

Monitor and support, through the Fiscal Effectiveness Office, the delivery of Government savings targets (program savings, procurement reforms, efficiency dividends) and voluntary redundancies associated with those targets.

•	Finalise the framework for financial management and accountability and commence staged implementation, delivering improved financial assessment of policy proposals.

•	Support the implementation of recommendations from the Commission of Audit, including:

•	Implementing better budget systems which increase automation and better integrate central budget and agency financial systems

•

In preparation for fiscal strategy setting for 2013-14, analyse capital expenditure scenarios for general government and non-commercial Public Trading Enterprises, together with the operating surpluses required to meet borrowing costs

•	Ensuring capital submissions/business cases cover funding for whole-of-life costs

•	Driving more efficient capital use.

•	Integrate the delivery of NSW 2021 and priority infrastructure with the Budget process.

•	Deliver commercial business asset sales and strengthen the balance sheet.

•

Drive better financial outcomes for NSW from its State Owned Corporations by strengthening their performance. This will include adopting a more active shareholder role, with public reporting of performance through equity analyst-style reports and greater peer comparisons.

•	Pursue microeconomic reform opportunities, including implementing a more efficient tax base, to deliver better economic and financial outcomes.

•	Implement two pilots of Social Benefit Bonds to deliver better outcomes and access private financing.

•	Implement enhanced public private partnership financing structures.

NSW 2021 Performance Report 2012-13	10 - 3

Treasury Cluster

Performance Information

Goal 2: Rebuild State finances

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

Targets/Measures:

2.1	Effective balance sheet management

2.1.1	Maintain AAA credit rating

Measure: Credit rating at AAA
	N/A	AAA	AAA[i]	AAA

Baseline: Current credit rating is AAA with a stable outlook from Standard & Poor’s (reaffirmed 18 October 2011) and Moody’s (reaffirmed 29 February 2012).

[i]	The maintenance of the AAA rating has been instated as the objective of the Government’s new Fiscal Responsibility Bill.

2.1.2	Fully funded superannuation liability by legislated target

Measure: Actuarial forecasts of unfunded superannuation liabilities and funding plan to 2030, compared with actual status of unfunded liabilities (updated and confirmed by independent actuarial triennial review)

$ billion	34.1	30.1	30.6

Baseline: The 2010-11 actuarial forecast for unfunded superannuation liabilities was $34.1 billion for the Total State Sector.

2.1.3	Increase the general government and total state sector average net worth over rolling four year periods

Measure: General government and total state sector net worth
	$ billion	163.3	146.9[i]	157.3

Baseline: Net worth at June 2011 was $163.3 billion.

[i]	The reduction in net worth in 2011-12 arises due to an increase in superannuation liabilities associated with lower interest rates and a write down in the value of land under roads.

2.1.4	Ensure expense growth will be less than or equal to trend revenue growth

Measure: Percentage of expense growth versus percentage of Revenue growth
Expense growth[i]	%	0.8ii	5.3	3.0

Baseline: Expense growth is projected to be at or below long term trend revenue growth of 5.6% per annum beyond 2011-12.

[i]	The Government’s new wages policy holds increases at 2.5% for public servants (excluding police).
ii	Incorporates the impact of a $2.7 billion fall in capital grants, including the run-off of stimulus spending, which represents around 5% of expenses.

NSW 2021 Performance Report 2012-13	10 - 4

Treasury Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

2.2	Improve financial management and controls

2.2.1	Minimise variation from controllable expenses

Measure:
Variation from controllable expenses	%	-1.9	-1.6	0
Budgeted expenses vs actual expenses (10-year trend)%		3.1	2.4	1.8

Baseline: Expenses were $1,092 million, or 1.9% below the Budget forecast in 2010- 11, reflecting a $2.7 billion fall in capital grants. The annual average variance between budgeted and actual expenses for the 10 years to 2010-11 was 3.1%.

2.3	Improve efficiency and effectiveness of expenditure

2.3.1	Subject all capital projects to Benefit Cost Ratio (BCR) assessment

Measure: Percentage of all approved capital projects over $10 million which:
Received an assessment resulting in a benefit-cost ratio (BCR)%		44.0	n.a.	n.a.
Received an economic appraisal deemed appropriate by Treasury (i.e. cost effectiveness analysis) but not a BCR	%	19.0	n.a.	n.a.
Did not receive an adequate economic appraisal[i]	%	37.0	n.a.	n.a.

Baseline: For all projects valued over $10 million in 2010-11: 44% received a benefit-cost ratio assessment; 19% received cost effectiveness analysis deemed appropriate by Treasury; and 37% did not receive an appropriate form of economic appraisal.

[i]

The aim is to reduce the proportion of projects which did not receive adequate appraisal (baseline 37%), while the proportion which receives BCR increases from its baseline of 44%. The middle figure reflects approvals of projects which by their nature do not allow an accurate BCR.

2.3.2	All agencies to be subjected to efficiency and effectiveness reviews on a rolling basis

Measure: Number of Clusters reviewed per 4-year period (matched to NSW Government’s four year term of office)[i]
	no.	6	3	2

Baseline: All Clusters except Health were reviewed in the four-year period to 30 June 2011.

[i]	There are nine clusters which will all be reviewed across the four years from 2011-12 to 2014-15.

2.4	Reform revenue

2.4.1	Maintain the share of State revenue to Gross State Product, excluding any variations in tax rates and Commonwealth policy

Measure: Share of general government revenue as a proportion of Gross State Product
	%	13.0	12.7[i]	12.5

Baseline: In 2009-10 general government revenue was 13.7%ii of Gross State Product.

[i]	In 2011-12 the proportion was 12.7% when funding from the Commonwealth’s Nation Building and Jobs Plan is excluded. Estimates are based on mid-year review figures.
ii	The figure is 12.8% if funding received under the same Commonwealth program is excluded.

2.4.2	Reduce the volatility of taxes

Measure: Volatility of State tax revenue, measured as deviation from trend
	%	0.9	2.2	0.2

Baseline: Tax revenue deviation from trend was 2.2% over the ten years to 2010-11.

NSW 2021 Performance Report 2012-13	10 - 5

Treasury Cluster

Units	2010-11 Actual	2011-12 Est. Actual	2012-13 Forecast

2.5	Improve Public Trading Enterprises performance

2.5.1	All commercial Public Trading Enterprises (PTEs) maintain an investment grade shadow credit rating of at least BBB each year

Measure: Number of commercial PTEs that maintain an investment grade credit rating of at least BBB - or Baa3
	no.	12	12	n.a.

Baseline: For 2010-11, 12 out of 13 met the target. Forests NSW (BB+) was below investment grade.

2.5.2	Price-regulated energy and water PTEs meet or exceed the Weighted Average Cost of Capital (fair return on capital) set by regulators by June 2015, and maintain this performance from that date

Measure: Number of regulated energy and water businesses that meet or exceed the Weighted Average Cost of Capital set by the relevant regulator
	no.	2	2	3

Baseline: For 2010-11 (excluding the one-off gain from the sale of the retail businesses), two out of the eight regulated PTEs met or exceeded the Weighted Average Cost of Capital set by their regulators.

2.5.3	Non-regulated commercial PTEs meet or exceed NSW Treasury’s target Return on Invested Capital by June 2015, and maintain this performance from that date

Measure: Number of non-regulated commercial PTEs that meet or exceed NSW Treasury’s target Return on Invested Capital for the business
	no.	1	1	1

Baseline: In 2010-11, one out of the five non-regulated PTEs met or exceeded NSW Treasury’s Return on Invested Capital.

Note:	n.a. = not available
N/A = not applicable

NSW 2021 Performance Report 2012-13	10 - 6

Appendix – Related Result Indicators

A.1	Introduction

Prior to NSW 2021, ‘result indicators’ were reported in the Budget Paper No. 3. From this year onward, the NSW 2021 Performance Report will be the primary vehicle for reporting on the Government’s performance and key results. Service measures will continue to be reported in Budget Paper No. 3.

This year, an analysis has been undertaken of result indicators that were previously reported in Budget Paper No. 3. Where the result indicators relate to NSW 2021 Goals and Targets data is included in this Appendix. Where result indicators do not relate to NSW 2021 Goals, Targets and Measures, they have not been updated in this report but may continue to be publicly reported by the relevant agency in its Annual Report, on their website or via other means.

The NSW 2021-related result indicators will be reviewed over the next year with a view to determining whether they should be incorporated into NSW 2021 reporting, updated by other means or discontinued because they do not provide meaningful performance information.

NSW 2021 Performance Report 2012-13	A1-1

A.2	Attorney General and Justice Cluster

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Department of Attorney General and Justice

Result Area: The community has a high level of confidence in the justice system

Clearance rate:
District Court[i]	%	101.0	93.0	100.0	100.0
Local Court[i]	%	93.0	97.0	97.0	100.0
Supreme Court[i]	%	121.0	89.0	100.0	100.0
Net cost per finalised case:
Local Court[i]		$366	390	403	413
District Court[i]		$4,253	4,600	4,697	4,876
Supreme Court		$4,163	5,470	4,612	5,798
Pending civil matters <12 months old:
Supreme Court[i]	%	72.0	74.0	73.0	75.0
Pending criminal matters <12 months old:
District Court[i]	%	90.0	93.0	90.0	95.0
Supreme Court[i]	%	90.0	92.0	90.0	90.0

[i]	2010-11 Actual figures - source data from Report on Government Services 2012.

Result Area: Crime and re-offending are reduced in the community – Attorney General’s Division

Major crime trends across local government areas that are stable or falling	%	96.1	95.7	n.a.[i]	n.a.[i]
Offenders completing Forum Sentencing Program	no.	186	310	1,100	500ii
Victims who participated in Forum Sentencing conferences	no.	105	178	605	260

[i]	BOCSAR cannot reliably estimate crime prior to its occurrence.
ii

The number of Forums held was below target levels. The referral criteria is being reviewed along with how the program is delivered with a view to delivering greater efficiencies and increasing referral rates.

Result Area: Crime and re-offending are reduced in the community – Corrective Services Division

Community offenders returning to corrective services:
With a sanction within two years	%	13.0	12.4	12.4	12.4
Within two years (any sanction)%		23.9	23.1	23.1	23.1
Custodial offenders returning to corrective services:
With a new corrective services sanction	%	42.4	43.1	43.1	43.1
Within two years
Within two years (any sanction)%		45.2	46.2	46.2	46.2

A1-2	NSW 2021 Performance Report 2012-13

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Result Area: Crime and re-offending are reduced in the community – Juvenile Justice Division

Juvenile re-offending[i]	%	35.0	33.0	33.0	33.0
Juvenile re-offending by service:
Community[i]	%	55.0	53.0	49.0	51.0
Custodyii	%	62.0	65.0	60.0	63.0
Youth Justice Conferencingii	%	44.0	37.0	39.0	38.0

[i]	The figure for 2011-12 is an estimate as re-offending is monitored in the 12 months after an initial offence.
ii	These indicators measure the achievement of the NSW 2021 Goal: Prevent and reduce the level of re-offending. (Goal 17) The target is to reduce juvenile and adult re-offending by 5% by 2016.

Result Area: Offenders are effectively managed and supervised in custody – Corrective Services Division

Aboriginal offenders enrolled in customised basic education and vocational training	no.	750	1,799	1,800	1,800
Assaults on staff (per 100 staff)	no.	0.60	0.34	0.30	0.25
Assaults on inmates (per 100 inmates)	no.	13.4	13.2	13.2	11.0
Escapes from custody:
Open custody	%	0.10	0.60	0.50	0.14
Secure custody	%	0.00	0.02	0.01	0.00
Daily average out-of-cell hours:
Open custody	no.	19.1	19.1	19.2	19.1
Secure custody	no.	6.7	7.0	6.8	7.0
Visits to inmates	no.	214,746	210,313	211,000	196,000

Result Area: Offenders are effectively managed and supervised in custody – Juvenile Justice Division

Safety/security breaches per 1,000 admissions:
Deaths in custody	no.	0	0	0	0
Self-harm incidents[i]	no.	36	25	20	35
Escapes from secure perimeter	no.	1	0	0	0
Community-based orders completed	%	85.0	84.2	85.0	85.3

[i]	Number of admissions has dropped. Lower risk young people are being diverted from custody. Higher risk young people are more likely to self-harm.

Result Area: Offenders are effectively managed and supervised in the community – Corrective Services Division

Revocations by State Parole Authority (calendar year):
Home Detention Orders	no.	55	23	30	20
Parole Orders	no.	2,228	2,318	2,300	2,450
Periodic Detention Orders[i]	no.	451	182	50	20
Average Number of Drug Court Offenders supervised in the community	no.	174	165	165	230
Community based orders successfully completed	%	85.0	81.2	85.0	80.0

[i]	Periodic detention orders have been phased out.

NSW 2021 Performance Report 2012-13	A1-3

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Result Area: Offenders are effectively managed and supervised in the community – Juvenile Justice Division

Conferences held that include victim participation	%	77.0	71.2	75.0	68.7
Conferences held that include community or other government agency participation	%	88.0	94.3	90.0	93.1

Agency: Department of Rural Fire Services

Result Area: Fire incidents managed more effectively to reduce impact on properties and their occupants

Completed fire code assessments within the required 40 days of development applications	%	94.0	75.0	95.0	68.0
Fire fighters with Voluntary Competency Index qualifications	%	86.0	95.0	85.0	90.0

Result Area: Fire incidents prevented

Bush Fire Management Committees with completed draft Bush Fire Management Plans[i]	%	65.0	82.0	100.0	98.5
State level programs and training events deliveredii	no.	44	54	150	59

[i]	The current projection is for all Bush Fire Management Committees to have completed a draft Bush Fire Risk Management Plan under the new policy framework by August 2012.
ii

A number of State level courses previously delivered are now delivered at regional level, coupled with an increasing number of ‘on line’ courses managed at State level has decreased the number of State level training events whilst maintaining quality delivery.

Result Area: Greater general community awareness of and participation in fire risk reduction

Community fire awareness and preparedness education activities implemented	no.	820	1611	1,273	1,488
Properties inspected within 10 days of complaint registration	%	85.0	89.0	85.0	82.0

Result Area: Reduced environmental impact of the Service’s mitigation and suppression activities

Bush Fire Management Committees:
Mapped fire history	%	50.0	82.0	100.0	100.0
Mapped vegetation fire regimes	%	30.0	82.0	100.0	100.0

A1-4	NSW 2021 Performance Report 2012-13

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Fire and Rescue NSW

Result Area: Communities prepared for and resilient in the event of an emergency

Community Fire Units established in bush/urban interface	no.	508	577	605	605
Dwellings with persons aged over 65 years that received fire awareness and safety education	no.	10,200	11,977	13,000	10,500
Homes that tested smoke alarms in last five months	%	82.2	71.3[i]	75	n.a.ii
Households with smoke alarms	%	94.0	94.0	94.0	94.5
Kindergarten and Year 1 students receiving fire awareness education	no.	95,250	110,764	112,000	111,954

[i]	This data only covers the 2010 calendar year component of the 2010-11 financial year.
ii	As of 2011, this data is no longer reported by the NSW Centre for Population Health within the Ministry for Health.

Result Area: Prevent, reduce or mitigate against the impacts of hazards and emergency incidents on the community, environment and economy

Average property saved per incident	%	83.0	84.0	84.0	84.0
Median dollar loss for structure fires		$2,100	2,000	2,000	2,000
Response time to structure fires-50th percentile	minutes	6.5	7.4	7.4	7.4
Response time to structure fires-90th percentile	minutes	10.3	11.5	11.5	11.5
Structure fires confined to object and room of origin	%	66.5	83.0	81.0	83.0

Agency: NSW Information and Privacy Commission

Result Area: Knowledge of and compliance with privacy rights by NSW Government and community exist

Number of enquiries received	no.	1,227	898	1,600	1,100
Number of formal matters handled	no.	395	414	400	435

Result Area: NSW Government is open and accountable and community rights are protected and advocated

Number of agency audits	no.	n.a.	3	3	3
Number of enquiries received	no.	n.a.	n.a.[i]	4,400	3,716
Number of formal applications (all agencies)ii	no.	n.a.	n.a.	n.a.	n.a.

[i]	NSWIPC commenced on 1 January 2011. System to capture all NSWIPC enquiries not in place until 30 June 2011.
ii

The data will come from the annual report of the Information Commissioner on the operation of the Government Information (Public Access) Act 2009 (generally, across all agencies), in accordance with section 37 of the Government Information (Information Commissioner) Act 2009.

NSW 2021 Performance Report 2012-13	A1-5

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Judicial Commission of New South Wales

Result Area: Better informed and professional judiciary

Judicial education conferences-overall satisfaction rating	%	91.0	93.0	85.0	85.0
Judicial officers who attend at least two training days	%	90.0	93.0	90.0	90.0

Result Area: Consistency in sentencing

Crown appeal cases upheld/allowed by the Court of Criminal Appeal	%	67.0	58.0	60.0	60.0
Severity appeal cases upheld by the Court of Criminal Appeal	%	33.0	44.0	40.0	40.0

Result Area: Examination of complaints in accordance with statutory provisions

Complaints for which further action is required	%	11.0	6.0	10.0	10.0
Cost per finalised complaint handled by the Commission[i]		$7,000	8,000	8,000	8,000

[i]	Does not include the cost of any Conduct Division expenses.

Agency: Legal Aid Commission

Result Area: People, in particular those who are disadvantaged, can understand and enforce their legal rights and interests as well as appreciate their legal obligations

Average waiting time for advice appointments	days	5.6	4.7	5	4.7
Client satisfaction[i]	%	n.a.	89.5	n.a.	n.a.
Local Court sittings serviced by duty solicitor schemes	%	100.0	100.0	100.0	100.0
Means test income limit as a percentage of current national minimum wage	%	58.5	55.8	55.8	55.8

[i]	Client satisfaction survey completed every two years. Next client survey is to be undertaken in 2012-13.

Agency: New South Wales Crime Commission

Result Area: Assets of serious criminals are identified and confiscated

Realisable confiscation orders	$ thous	44,930	20,989	20,000	12,650

Result Area: Organised crime is investigated

Charges laid	no.	1,685	734	750	485

A1-6	NSW 2021 Performance Report 2012-13

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: New South Wales Police Force

Result Area: Reduced crime and violence

Recorded incidents of personal crime not including domestic violence and sexual assaults[i]	no. thous	46	44	46	42

[i]

2010-11 Actual sourced from the NSW Bureau of Crime Statistics & Research (BOCSAR). ‘2011-12 Est. Actual’ based on extrapolation of ten months Computerised Operational Policing System (COPS) data to April 2012 to end of financial year. This indicator measures progress in achieving the NSW 2021 Goal: Prevent and reduce the level of crime (Goal 16). This indicator includes robbery and non-domestic violence assault incidents.

Result Area: Reduced fear of crime, antisocial behaviour and public disorder

People who consider:
drunken or disorderly behaviour to be a problem in their own neighbourhood[i]	%	50.0	41.0	38.0	43.0
graffiti or other vandalism to be a problem in their own neighbourhood[i]	%	58.0	55.0	51.0	51.0
louts or gangs to be a problem in their own neighbourhood[i]	%	40.0	36.0	31.0	32.0
speeding cars, dangerous or noisy driving to be a problem in their own neighbourhood[i]	%	74.0	72.0	73.0	69.0

[i]	Data sourced from the National Survey of Community Satisfaction with Policing.

Agency: Office of the Director of Public Prosecution

Result Area: Improved quality and timeliness of prosecution services

Listed trials adjourned on Crown application[i]	%	3.6	4.0	5.0	5.0
Matters in which costs awarded against the ODPPii	%	0.04	0.11	0.05	0.11
Matters where an early plea of guilty is enterediii	%	49.0	31.0	52.0	52.0

[i]

This indicator measures trial listings adjourned on Crown application as a percentage of all trial listings. Adjournment may be required for a number of reasons, including delays in NSW Police preparation for the trial. It is therefore a measure of the extent to which the quality of prosecution services are impeded by adjournment for reasons within, as well as outside of the Office of the Director of Public Prosecution (ODPP) control.

ii	This indicator refers to costs awarded against the ODPP due to ODPP’s conduct of the matter. A decrease in this indicator reflects an improvement in the quality and conduct of matters.
iii

This indicator measures the number of matters that are committed for sentence as a percentage of all matters committed to the higher courts (i.e. committed for trial and for sentence). An increase in the indicator shows the effectiveness of initiatives such as early screening and criminal case processing in encouraging early guilty pleas and avoiding prolonged trials.

NSW 2021 Performance Report 2012-13	A1-7

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Result Area: Increased likelihood of successful prosecutions and appropriate sentencing

Matters discontinued after committal order[i]	%	4.0	4.5	4.0	4.0
Matters returning a finding of guiltii	%	81.0	77.0	88.0	80.0
Successful Crown appeals in higher courtsiii	%	52.0	45.0	52.0	52.0

[i]

This indicator reflects the effectiveness of case management strategies. It measures cases where trial or sentencing is discontinued as a proportion of all cases committed for trial or sentence. Improvements in case management will demonstrate a reduction in this indicator. Note 29% of the matters discontinued during 2010-2011 were discontinued because of victim wishes.

ii	This indicator refers to matters committed for trial and for sentence that result in guilty verdicts/pleas as a percentage of all matters committed for trial and for sentence.
iii

This indicator shows the effectiveness of prosecutions by measuring the success rate of Crown appeals to higher courts when the Crown believes the decision of a lower court is unsatisfactory. An increase in this indicator reflects an increase in the quality of the appeals made, or improvement in the selection of matters for appeal.

Result Area: Increased participation of victims and witnesses in the prosecution process by providing improved support

Victims/witnesses satisfied with services provided by ODPP[i]	n.a.	76	n.a.	n.a	n.a

I	This indicator shows the effectiveness of victim and witness support services. The satisfaction levels are determined by a survey undertaken every two years.

Agency: Ministry for Police and Emergency Services

Result Area: Portfolio agencies are able to meet government priorities

Reform recommendations arising from activities of portfolio agencies	no.	8	N/Ai	10

[i]	The Ministry for Police was abolished on 1 July 2009. This result indicator was therefore not reported on until the Ministry for Police and Emergency Services was established from 1 July 2011.

Result Area: Portfolio agencies have an appropriate legislative framework in which to operate

Legislative amendments passed by the Parliament	no.	18	N/Ai	10
Regulation amendments made	no.	12	N/Ai	10

[i]	The Ministry for Police was abolished on 1 July 2009. This result indicator was therefore not reported on until the Ministry for Police and Emergency Services was established from 1 July 2011.

A1-8	NSW 2021 Performance Report 2012-13

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: State Emergency Service

Result Area: Communities and organisation prepared for, and resilient in the event of floods, storms and tsunamis

Number of businesses with a FloodSafe Plan	no.	77	260	85	285
Number of enquiry calls received by the Operations Communications Centre	no.	56,534	107,588	74,766	130,043
Percentage of volunteers with WorkCover approved first aid qualifications[i]	%	81.0	83.0	85.0	78.0

[i]

The significant and ongoing flood operations in 2011-12 reduced the training and recertification opportunities for first aid training. Changes to the volunteer induction process will now include initial first aid training to achieve this result indicator.

Result Area: Property damage, injury and loss of life among community and staff reduced or mitigated

Number of people rescued from
floods	no.	117	267	n.a.	424
road rescues and other emergency conditions	no.	590	615	n.a.	790
Number of requests for assistance (132 500)	no.	46,326	79,541	65,000	66,641

NSW 2021 Performance Report 2012-13	A1-9

A.3	Education and Communities Cluster

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Department of Education and Communities

Result Area: Children and young people’s safety and wellbeing are improved

Children and young people in out-of-home care with a current case plan[i]	%	71.0	80.0	71.0	80.0
Designated agencies that have achieved accreditation by the Children’s Guardianii	%	85.	87.5	89.0	89.0

[i]	The data is determined from the Case File Audit sample. The years 2010-11 and 2011-12 are combined as the audit was conducted over two reporting periods.
ii

An organisation cannot be a Designated agency unless they are accredited, or participating in the Quality Improvement Program (interim accreditation). From 2013, all interim accredited agencies must have achieved accreditation or can no longer provide care. An agency cannot provide care unless they are accredited.

Result Area: More students finish high school or equivalent

Year 10 to 12 apparent retention rates for full-time students in NSW government schools[i] ii	%	68.9	70.8	72.1	73.0

[i]	This indicator is published in the Department’s Annual Report Statistical Compendium - available at www.det.nsw.edu.au
ii	This is a calendar year indicator, where 2009-10 = 2009 actual, 2010-11 = 2010 actual; 2011-12 = 2011 actual and 2011-12 = 2012 forecast.

Notes: A range of performance indicators is published in the Department of Education and Communities Annual Report Statistical Compendium (available at www.det.nsw.edu.au).

Agency: Community Relations Commission of New South Wales

Result Area: Equitable access to government and community services

Languages provided	no.	100	103	103	103

Result Area: Observation of the Principles of Multiculturalism by public authorities

Agencies compliant with the Multicultural Policies and Services Program[i]	%	97.0	97.0	97.0	99.0

[i]

These figures are derived from the submission of Annual Reports by NSW public authorities. Those institutions which did not submit a report have not been counted. These figures are published annually in the Community Relations Report.

A1-10	NSW 2021 Performance Report 2012-13

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Result Area: Promotion of social justice and benefits of cultural diversity

Community grants	no.	110	135	135	160[i]
Community grants satisfaction survey result	%	90.0	90.0	90.0	90.0ii

[i]

The CRC forecast that 135 grants would be approved in the Budget Estimates papers for 2011-12. This figure has already been met and the Commission estimates that up to 160 applications will be approved by 30 June 2012.

ii

The community grants satisfaction survey result is based on the outcome of the Client and Service Provider surveys submitted by funded organisations as part of their grant acquittal report. Therefore, the performance outcomes for the 2011-12 grants program will not be available until after 30 June 2012.

Agency: Office of the Board of Studies

Result Area: More students complete Year 12 or recognised vocational training better prepared for further study, training or employmenti

HSC candidates demonstrating sound achievement standards or higher (Band 4 or above)%		68.7	69.4	68.4	69.4
Number of HSC VET credentials at AQF Certificate II level or higher	no.	42,993	49,651ii	58,627[i]	59,000

[i]	This is a calendar year indicator, where 2009-10 = 2009 actual, 2010-11 = 2010 actual; 2011-12 = 2011 actual and 2011-12 = 2012 forecast.
ii	Impact of increase in school leaving age to 17 from January 2010 reflected in 2010 and 2011 actuals.

Result Area: Non-government schools and home schooling families deliver high quality educational programs based on the Board’s mandatory requirementsi

Number of Home Schoolers - primaryii	no.	1,128	1,342	1,526	1,697
Number of Home Schoolers - secondaryii	no.	817	973	1,105	1,228
Number of Home Schoolers - totalii	no.	1,945	2,315	2,631	2,925
Home Schoolers registered for maximum requested periodiii	%	77.0	73.6	76.1	76.0
Non-government schools registerediv	no.	934	935	929	935

[i]	These are calendar year indicators, where 2009-10 = 2009 actual, 2010-11 = 2010 actual; 2011-12 = 2011 actual and 2011-12 = 2012 forecast.
ii	Data as at 30 June each year and based on current apportionment.
iii	Based on the calendar year of the commencement of registration.
iv

Data as at 30 June each year. The number of non-government schools “registered” by the Board is a snapshot at 30 June each year and differs from the total number of non-government schools “funded” by the Department of Education and Communities over the reporting period (as reported in Budget paper 3).

Agency: Sydney Olympic Park Authority

Result Area: Venues for sporting, leisure, artistic and cultural activities

Visitors attending Sydney Olympic Park	no. million	9.5	9.8	10.2	10.2
Major events days held daily with attendance of more than 50,000 patrons	no.	31.0	26.0	27.0	23.0
Patrons satisfied with event day operations	%	83.0	87.0	80.0	90.0
Visitors satisfied with presentation of public domain areas	%	87.0	87.0	81.0	90.0

NSW 2021 Performance Report 2012-13	A1-11

A.4	Family and Community Cluster

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Department of Family and Community Services

Result Area: Children/young people are safe following Department intervention

Average number of reports per child reported in a year[i]	no.	2.2	2.2	2.2	2.2

[i]	This indicator is a proxy of a measure being developed - percentage of re-reports after appropriate Departmental action.

Result Area: Children/young people removed from their family are cared for in a safe and stable placement

Children on a final care and protection order who have had five or more placements in their lives, for:	%	19.7	20.3	19.5	19.5
All children in Out-Of-Home Care (OOHC)[i]
Children on a final care and protection order who have had five or more placements in their lives, for:	%	5.8	6.5	5.9	5.9
Children under age five in OOHC[i]

[i]

These figures exclude children and young people who had a non-permanent placement for less than seven days. Children generally experience better outcomes if they have fewer placements as they can bond with their carers. Initially changes may be needed while a final placement is sought.

Result Area: People who experience crisis are supported to recover and to resume self-sufficient living

Proportion of total clients receiving assistance under specialist homelessness services with only one support period	%	76.5	76.5	77.3	76.5
Clients receiving assistance under specialist homelessness services with only one support period:	no.	31,901	33,737	27,600	n.a.
Adults[i] .ii .iii
Clients receiving assistance under specialist homelessness services with only one support period:	no.	n.a.	n.a.	n.a.	50,030
Total clients (adults and children)[i]

[i]

From 1 July 2011, the new Specialist Homelessness Services (SHS) data collection began counting accompanying children as clients in their own right, impacting on client numbers for 2011-12 onwards. No equivalent data are available for previous years.

ii

From 2009-10, the Australian Institute of Health and Welfare (AIHW) only published the proportion (rather than number) of clients receiving one support period. To determine the number of clients that received only one support period, the total number of clients was multiplied by the proportion of clients receiving only one support period.

iii	Client numbers have been weighted to adjust for agency non-participation and client non-consent. Support period figures have been weighted to adjust for agency non-participation.

A1-12	NSW 2021 Performance Report 2012-13

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Result Area: Specialist disability accommodation support

People in out of home arrangements	no.	9,300	9,500	9,900	9,800
People with severe or profound disabilities who are receiving Department services[i]	%	26.3	26.8	28.3	27.6

[i]	This indicator shows the increase in access for people with severe/profound disability (intellectual and related disabilities only) to specialist disability accommodation support services.

Result Area: Sustained community and home living for people with disabilities

People accessing disability and HACC services [i]	no.	297,000	323,300	311,000	326,900
People with a moderate/severe or profound disability accessing HACC services	%	26.9	29.4	27.8	29.7
People with a severe or profound disability accessing disability services	%	13.2	14.4	14.9	14.5

[i]

From 2012-13, this will not include Home and Community Care (HACC) clients over 65 years, and over 50 years for Aboriginal and Torres Strait Islander people, who will be funded directly by the Commonwealth. NSW will continue to have funding and administrative responsibility for support HACC clients under 65/50 years.

NSW 2021 Performance Report 2012-13	A1-13

A.5	Finance and Services Cluster

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Department of Finance and Services

Result Area: Fair marketplace for consumers and traders

Consumers confident in fair operation of marketplace[i]	%	75.0	72.0	74.0	74.0
Public knows where to get NSW Fair Trading helpii	%	61.0	56.0	62.0	62.0

[i]	The survey results show consumer confidence levels vary but mostly fall within the target range.
ii	With the media attention on the introduction of the Australian Consumer Law earlier in the year the meaning of the survey question could have been misconstrued by participants.

Result Area: Maximise value for government agencies in delivering servicesi

Projects managed on budget	%	92.0	95.0	85.0	90.0
Projects managed on time	%	92.0	92.0	85.0	87.0

[i]

The Department of Finance and Services is no longer reporting on the result indicator ‘Cost savings for government agencies using NSW Procurement services’ because this indicator has been superseded by the Government’s commitment to save $1.015 billion procurement savings in four years by 2014-15. NSW Procurement’s role is to identify the savings opportunities to assist agencies in meeting the savings target.

Result Area: Reliable valuations issued for rating and taxation purposes

Total Valuations Completed	no. thous	2,429	2,433	2,472	2,447

Result Area: The collection and processing of revenue and fines are enforced and eligible applicants receive their benefits benefitsi

Telephone calls answered within 2 minutes – Revenue Admin Services	%	88.0	86.0	78.0	78.0
Telephone calls answered within 2 minutes – Fine Enforcement Management	%	52.0	68.0	78.0	78.0
First home buyer payments issued <15 days from receipt of a completed claim	%	96.0	96.0	95.0	95.0
Unclaimed money payments issued <10 days from receipt of a completed claim	%	80.0	84.0	85.0	85.0

[i]

In line with the Office of State Revenue’s new strategic direction and plan, the indicators reported in previous years have been subjected to rigorous review and have been superseded with the indicators presented.

A1-14	NSW 2021 Performance Report 2012-13

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Result Area: Water supplies are reliable and sustainable and services across Sydney are well managed, efficient and equitable

Total volume of water recycled in Sydney[i]	GL	104	108	125	114
Amount of water saved through improved water efficiency in Sydneyii	GL	33	59	53	62

[i]

The water savings target of 145 billion litres in 2015 equated to almost 25% of the total water demand of 600 billion litres a year when the target was set in 2006. Water consumption has fallen significantly since 2006, and total demand is now approximately 490 billion litres per year and is projected to remain at that level until 2015. The target of 25% of the reduced current water demand by 2015 is expected to be achieved.

ii

The target to increase water recycling in Sydney to 70 billion litres in 2015 equated to 12% of the total water demand of 600 billion litres a year when the target was set in 2006. Total water demand has fallen significantly since 2006 to approximately 490 billion litres a year and is expected to stay at that level until 2015. Current projections indicate that Sydney may fall just short of the 70 billion litres a year target for recycling, however Sydney is on track to exceed 12% of total demand.

Notes:

The Department of Finance and Services is no longer reporting on the result indicators ‘Accuracy of industrial relations information provided’ and ‘Employees satisfied with NSW Industrial Relations advisory services’ (Result Area: Fair and productive workplaces) because they have been reviewed and do not reflect the new focus of the work of NSW Industrial Relations.

NSW 2021 Performance Report 2012-13	A1-15

A.6	Health Cluster

Agency: Department of Health

Notes:

Results indicators that were previously reported in Budget Paper No. 3 will be published in other Departmental publications such as the Annual Report.

A1-16	NSW 2021 Performance Report 2012-13

A.7	Premier and Cabinet Cluster

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Department of Premier and Cabinet

Result Area: Sound management of economic and regional issues

Satisfaction of stakeholders with regional and rural coordination of local multi-agency issues	%	93.0	n.a.	100.0	87.0
State significant infrastructure projects completed consistent with project milestones	%	100.0	100.0	100.0	100.0

Agency: Office of Environment and Heritage

Result Area: Integrated landscape management supports long-term sustainability

Area of land maintained or improved by property vegetation plans each year (cumulative)	ha	2,711	3,341	3,600	3,850
Area of New South Wales managed for conservation (cumulative): Land in reserves[i]	ha	6,764	7,078	7,095	7,095
Area of New South Wales managed for conservation (cumulative): Private land[i][i]	ha	2,062	2,069	2,104	2,104
Formal agreement in place with Aboriginal communities for joint-management of protected areas (cumulative)	no.	18	22	28	25
Visits to the park system	people million	34.6	34.6	36	34.6
Volunteer contributions to park management programs: Participation	hours	177,031	126,254	133,943	131,052
Volunteer contributions to park management programs: Volunteers	no.	3,971	6,302	6,686	6,539
Water entitlement purchased for the environment (cumulative)iii	megalitres	253,764	342,646	349,346	358,940

[i]

This indicator measures the area of land that is reserved under the National Parks and Wildlife Act 1974 and managed by the Office of Environment and Heritage. It does not include Flora Reserves under the Forestry Act 1916 that are managed by Forestry NSW.

ii	The calculation method for this indicator is based on wildlife refuges and conservation agreements only.
iii	The Riverbank Program will be completed in 2011-12. The Living Murray and Wetland recovery programs have been completed.

NSW 2021 Performance Report 2012-13	A1-17

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Result Area: Sustainability and resource recovery are supported

Annual NSW CO2 emissions[i]	megatonnes	157.4	155	155.7	155.7
Annual per capita kerbside dry recycling in Sydney Metropolitan area	kg	105	100	110	110
Change in solid waste disposed to landfill in Greater Sydney region compared to 2000 under the Waste Avoidance and Resource Recovery Strategy	%	-13.4	-15.0	-1.0	-12.0
Commercial market penetration of National Australian Built Environment Rating System (NABERS) in New South Wales (cumulative)%		62.0	68.0	70.0	70.0
Organic material recycled and re-used	megatonnes	1,974	2,019	2,176	2,200
Organisations working with the Department to improve resource recovery (cumulative)	no.	430	550	750	640

[i]

Please note that the 2009-10 actuals and 2011-12 forecast figures have been amended due to the revised reporting timeframe issued by the Commonwealth Department of Climate Change and Energy Efficiency (DCCEE). This was issued in April 2012. DCCEE have clarified that the reporting timeframe and inventory data is now labelled by financial year, and as such the reports for NSW have been updated accordingly. In previous years data was reported by calendar year.

Result Area: The environment is healthier and cleaner

Beachwatch and Harbourwatch sites with Beach Suitability Grades of ‘very good’ or ‘good’[i]	%	86.0	83.0	86.0	83.0
Load based licensing pollutant load indicators (PLI): (a) Total air pollutants from licensed premises	tonnes	n.a.	n.a.	n.a.	n.a.
Load based licensing pollutant load indicators (PLI): (b) Total water pollutants from licensed premises	tonnes	n.a.	n.a.	n.a.	n.a.
New Pollution Reduction Programs initiated with licensees: Number	no.	114	163	166	310
New Pollution Reduction Programs initiated with licensees: Value	$ million	203	85	80	350
Reported pollution incidents to Environment Line: Motor vehicle related (total for smoke, noise and litter offences)	no.	9,507	8,869	10,000	9,000
Reported pollution incidents to Environment Line: Non motor vehicle	no.	7,475	7,488	7,200	8,600

[i]	2011-12 estimated actual is lower than originally forecasted due to higher than average rainfall impacting on water quality.

A1-18	NSW 2021 Performance Report 2012-13

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Department of Planning and Infrastructure

Result Area: Increased land supply for housing and employment

Sydney Metropolitan Region and the Central Coast: ‘New’ dwellings built	no. dwellings	13,919	15,317	20,000	19,055[i]
Zoned and trunk serviced lots available for development	no. lots	56,241	72,500	69,000	69,000

[i]	Seasonal weather factors and changed economic conditions may affect the final figure. New dwellings refers to net additional dwellings allowing for demolitions.

Result Area: Increased urban renewal and plan making

Employment lands potential approved for rezoning through LEP gateway 1	ha	84	5,531[i]	750[i]	1,997[i]
Residential dwelling potential approved for rezoning through LEP gateway 1	ha	6,980	38,685	20,000	23,611

[i]	These are en globo land release figures for employment land precincts.

Result Area: Increased level of capital investment and job creation

Complying development proposals	%	17.0	18.0	35.0[i]	20.0
Annual capital investment from State approved development and infrastructure	$ billion	19.1	16.5	20.1	12.5ii

[i]	The forecast figure is based on the 2.2% average yearly uptake of complying development over the last three years.
ii	$8.5 billion for Northwest rail link (SSI) will be included in 2012-13.

NSW 2021 Performance Report 2012-13	A1-19

A.8	Trade and Investment, Regional Infrastructure and Services Cluster

Agency: Department of Trade and Investment, Regional Infrastructure and Services

Notes:

Results indicators that were previously reported in Budget Paper No. 3 will be published in other Departmental publications such as the Annual Report.

A1-20	NSW 2021 Performance Report 2012-13

A.9	Transport Cluster

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: Department of Transport

Result Area: The availability of transport options is aligned to the needs of the community and the economy

Timetabled accessible bus services provided by contracted bus operators	no.	n.a.	41	48	46

Result Area: The impact of transport on the environment is minimised

Total of fleet that are ‘Green’ buses	no.	49	50	65	85

Result Area: Transport in New South Wales is safe

Bus operator on-road compliance audits completed	no.	4,840	5,783	5,641	4,100
Taxi operator on-road compliance audits completed	no.	9,187	7,431	7,471	9,150

Result Area: Transport infrastructure meets acceptable standards

Carriageway kilometres of high roughness on sealed State roads	km	541	587	595	655
New replacement buses to meet maximum average fleet age	km	198	197	118	47
Pavement durability: average rate of cracking on State roads (% rated good)[i]	km	77	78.1	78	77.9

[i]	Forecast revised down due to heavy, prolonged rains resulting in increased pavement deterioration and inclement weather reducing work outputs.

NSW 2021 Performance Report 2012-13	A1-21

A.10	Treasury Cluster

Units	2009-10 Actual	2010-11 Actual	2011-12 Forecast	2011-12 Est. Actual

Agency: The Treasury

Result Area: State finances support the delivery and long run affordability of Government services

Deviation of actual expenses from budget[i]	%	0.3	-1.9	0.0	-1.6
Maintaining a downward trend in GG sector net financial liabilities compared to GSPii	%	12.7	11.9	11.4	14.3

[i]	Deviation of expenses within tolerance limits is an indication of appropriate funding at Budget time. This performance indicator is based on changes to underlying expenses.
ii	General government (GG) sector net financial liabilities provide an indicator of balance sheet strength. GSP refers to Gross State Product.

Result Area: Policy settings promote a competitive State economy

New South Wales total state revenue per capita to be less than or equal to the other states average[i] :
New South Wales	$ million	7,810	7,816	8,156	8,085
Other states	$ million	8,444	8,719	8,885	8,969

[i]

Signals whether NSW is competitive taking into account limitations imposed by NSW share of Australian Government funding. Figures exclude revenue from Commonwealth payments passed on by states to third parties such as non-government schools and local government.

Agency: Crown Finance Entity

Result Area: Minimise level and cost of State liabilities

Proportion of defined benefit superannuation liabilities that are fully funded[i]	%	63.5	62.5	63.5	67.9
Crown Finance Entity interest cost as proportion of debt	%	5.5	5.6	6.4	5.5

[i]	This measures the percentage of defined benefit superannuation liabilities covered by superannuation assets valued on a funding basis.

Result Area: Provide an effective payment system

Crown Finance Entity payments made on time[i]	%	100.0	100.0	100.0	100.0

[i]	This measures timeliness of remittance of funds to agencies.

A1-22	NSW 2021 Performance Report 2012-13

Glossary

Aboriginal community housing providers	ACHPs
Aboriginal Housing Office	AHO
Aboriginal Languages Program	ALP
Attorney General and Justice Cluster	AG&J
Audio visual link	AVL
Australian and New Zealand Army Corp	ANZAC
Australian Bureau of Statistics	ABS
Australian Business Number	ABN
Australian Early Development Index	AEDI
Australian Capital Territory	ACT
Australian Institute of Health and Welfare	AIHW
Australian Qualifications Framework	AQF
Better Regulation Office	BRO
Bureau of Crime Statistics and Research	BOCSAR
Carbon Dioxide	CO2
Central Business District	CBD
Changing Habits and Reaching Targets	CHART
Chief Executive Officer	CEO
Commonwealth Science and Industrial Research Organisation	CSIRO
Computerised Operational Policing System	COPS
Council of Australian Governments	COAG
Customer Service Commission	CSC
Department of Attorney General and Justice	DAG&J
Department of Climate Change and Energy Efficiency	DCCEE
Department of Education and Communities	DEC
Department of Family and Community Services	DFACS
Department of Finance and Services	DFS
Department of Planning and Infrastructure	DP&I
Department of Premier and Cabinet	DPC
Department of Primary Industries	DPI
Department of Trade and Investment, Regional Infrastructure and Services	DTIRIS
Division of Local Government	LG
Education and Communities Cluster	E&C
Emergency Department	ED
Environmental tobacco smoke	ETS
Family and Community Services Cluster	FACS
Finance and Services Cluster	F&S
Floodplain Risk Management Plan	FRMP
General government	GG
Gigalitre	GL
Gigawatt per hour	GWh
Goods and Services Tax	GST
Government Information (Public Access) Act 2009	GIPA
Gross State Product	GSP
Health Cluster	Health

NSW 2021 – Performance Report 2012-13	G-1

Glossary

Hectare	ha
High Volume Short Stay Surgical Centres	HVSSS
Higher School Certificate	HSC
Highly Accomplished Teachers	HATs
Hunter New England Local Health District	HNELHD
Hunter Water	HW
Independent Commission Against Corruption	ICAC
Infrastructure NSW	INSW
Intensive Supervision Program	ISP
International Roughness Index	IRI
Kilometre per hour	km/h
Local Area Command	LAC
Local Environment Plan	LEP
Local Health District	LHD
Magistrates Early Referral Treatments	MERIT
Medical Research Support Program	MRSP
Ministry for Police and Emergency Services	MPES
Not available	n.a.
Not applicable	N/A
Minute	min
National Elective Surgery Target	NEST
National Assessment Program – Literacy and Numeracy	NAPLAN
National Australian Built Environment Rating System	NABERS
New South Wales	NSW
New South Wales Police Force	NSWPF
NSW Information and Privacy Commission	NSWIPC
NSW Ministry of Health	NSW Health
NSW Police Force	NSWPF
NSW Rural Fire Service	RFS
Number	no.
Office for Women’s Policy NSW	OWP
Office of Communities	OOC
Office of Environment and Heritage	OEH
Office of Water	OOW
Out-of-Home Care	OOHC
Office of the Director of Public Prosecutions	ODPP
Office of State Revenue	OSR
Operations Communications Centre	OCC
Per cent	%
Premier and Cabinet Cluster	P&C
Public Service Commission	PSC
Public Trading Enterprise	PTE
Record of Student Achievement	RoSA
Regional Networks for Effective Waste Management	RENEW NSW
Regional Air Quality Index	RAQI

G-2	NSW 2021 – Performance Report 2012-13

Glossary

Re-offending Database	ROD
Report on Government Services	ROGS
River Condition Index	RCI
Roads and Maritime Services	RMS
Self Managed Model	SMM
Schools Physical Activity Nutrition Survey	SPANS
Short Message Service	SMS
Specialist Homelessness Services	SHS
State Emergency Services	SES
State Owned Corporation	SOC
State Significant Development	SSD
State Significant Infrastructure	SSI
Sydney Water Corporation	SWC
Transition to Work	TTW
Technical and Further Education	TAFE
The Treasury	Treasury
Thousand	thous
Trade and Investment, Regional Infrastructure and Services Cluster	TIRIS
Transport Cluster	Transport
Transport for NSW	TfNSW
Treasury Cluster	Treasury
United States of America	USA
University of the Third Age	U3A
Vocational and Educational Training	VET

NSW 2021 – Performance Report 2012-13	G-3

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NSW 2021 – Performance Report 2012-13

Index

Delivering NSW 2021 - Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

STRATEGY – REBUILD THE ECONOMY

1	Improve the performance of the	Minister for Trade and Investment,	DTIRIS	8 – 1
	NSW economy	and Minister for Regional		8 – 7
		Infrastructure and Services (Lead)		8 – 9

		Minister for Women	OWP, DFACS	8 – 2
8 – 11
2	Rebuild State finances	Treasurer (Lead)	Treasury	10 – 1
10 – 3
10 – 4
3	Drive economic growth in regional	Minister for Trade and Investment,	DTIRIS	8 – 2
	NSW	and Minister for Regional		8 – 7
		Infrastructure and Services (Lead)		8 – 12
		Minister for Planning and	DP&I	8 – 12
Infrastructure
4	Increase the competitiveness of	Minister for Trade and Investment,	DTIRIS	8 – 3
	doing business in NSW	and Minister for Regional		8 – 8
		Infrastructure and Services (Lead)		8 – 13
		Minister for Finance and Services	DFS	8 – 13
		Premier	BRO, DPC	8 – 13
		Minister for Planning and	DP&I	8 – 14
Infrastructure
		Minister for the Environment	OEH, DPC	8 – 14
5	Place downward pressure on the	Minister for Finance and Services	DFS	5 – 1
	cost of living	(Lead)		5 – 4
5 – 5
		Minister for Planning and	DP&I	5 – 5
Infrastructure
		Minister for the Environment	OEH, DPC	5 – 5
6	Strengthen the NSW skill base	Minister for Education (Lead)	DEC	3 – 1
3 – 4
3 – 6

STRATEGY – RETURN QUALITY SERVICES

7	Reduce travel times	Minister for Transport (Lead)	TfNSW	9 – 1
9 – 5
9 – 7
8	Grow patronage on public transport	Minister for Transport (Lead)	TfNSW	9 – 1
	by making it a more attractive choice			9 – 5
9 – 9
9	Improve customer experience with	Minister for Transport (Lead)	TfNSW	9 – 2
	transport services			9 – 6
9 – 11
10	Improve road safety	Minister for Roads and Ports	TfNSW	9 – 2
		(Lead)		9 – 6
9 – 11
11	Keep people healthy and out of	Minister for Health (Lead)	Health	6 – 1
	hospital			6 – 7
6 – 9
		Attorney General, and Minister for	DAG&J	6 – 12
Justice
12	Provide world class clinical services	Minister for Health (Lead)	Health	6 – 2
	with timely access and effective			6 – 7
	infrastructure			6 – 13

NSW 2021 – Performance Report 2012-13	I-1

Index

Delivering NSW 2021 - Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

13	Better protect the most vulnerable	Minister for Family and	DFACS	4 – 1
	members of our community and	Community Services (Lead)		4 – 3
	break the cycle of disadvantage			4 – 4
14	Increase opportunities for people	Minister for Disability Services	DFACS	4 – 1
	with a disability by providing	(Lead)		4 – 3
	supports that meet their individual			4 – 6
needs and realise their potential
15	Improve education and learning	Minister for Education (Lead)	DEC	3 – 1
	outcomes for all students			3 – 4
3 – 9
16	Prevent and reduce the level of	Minister for Police and Emergency	NSWPF	2 – 1
	crime	Services (Lead)		2 – 3
2 – 5
		Attorney General, and Minister for	DAG&J	2 – 5
Justice
17	Prevent and reduce the level of re-	Attorney General, and Minister for	DAG&J	2 – 2
	offending	Justice (Lead)		2 – 3
2 – 7
18	Improve community confidence in	Attorney General, and Minister for	DAG&J	2 – 2
	the Justice System	Justice (Lead)		2 – 4
2 – 11

STRATEGY – RENOVATE INFRASTRUCTURE

19	Invest in critical infrastructure	Premier (Lead)	INSW	7 – 1
7 – 5
7 – 9
		Treasurer	Treasury	7 – 9
		Minister for Transport	TfNSW	7 – 10
		Minister for Roads and Ports	RMS, TfNSW	7 – 10
20	Build liveable centres	Minister for Planning &	DP&I	7 – 2
		Infrastructure (Lead)		7 – 6
7 – 11
21	Secure potable water supplies	Minister for Primary Industries	DPI	8 – 3
		(Lead)		8 – 8
8 – 16
		Minister for Finance and Services	OOW, DFS	8 – 16
SWC, DFS
HW, DFS

STRATEGY – STRENGTHEN OUR LOCAL ENVIRONMENT & COMMUNITIES

22	Protect our natural environment	Minister for the Environment,	OEH, DPC	7 – 2
		Minister for Heritage (Lead)		7 – 6
7 – 12
		Minister for Primary Industries	OOW, DTIRIS	7 – 13
23	Increase opportunities for people to	Minister for Primary Industries	DTIRIS	8 – 3
	look after their own neighbourhoods	(Lead)		8 – 8
	and environments			8 – 18
		Minister for Police and Emergency	NSWPF	2 – 2
		Services		2 – 4
2 – 12
		Attorney General	DAG&J	2 – 2
2 – 4
2 – 12
		Minister for the Environment, and	OEH, DPC	7 – 3
		Minister for Heritage		7 – 6
7 – 15

I-2	NSW 2021 – Performance Report 2012-13

Index

Delivering NSW 2021 - Responsibilities
	NSW 2021 Goal	Ministerial Accountability	Agency	Page

24	Make it easier for people to be	Minister for Citizenship and	OOC, DEC	3 – 2
	involved in their communities	Communities (Lead)		3 – 5
3 – 16
25	Increase opportunities for seniors in	Minister for Ageing (Lead)	DFACS	4 – 2
	NSW to fully participate in			4 – 3
	community life			4 – 8
		Minister for Finance and Services	DFS	4 – 8
26	Fostering opportunity and	Minister for Aboriginal Affairs	OOC, DEC	3 – 2
	partnership with Aboriginal people	(Lead)		3 – 5
3 – 17
		Minister for Families and	DFACS	3 – 17
Community Services
		Minister for Environment, and	OEH, DPC	3 – 18
Minister for Heritage
27	Enhance cultural, creative, sporting	Minister for Tourism, Major	DTIRIS	8 – 3
	and recreation opportunities	Events, Hospitality and Racing		8 – 8
		(Lead)		8 – 19
		Minister for the Arts	DTIRIS	8 – 19
		Minister for Sports and Recreation	OOC, DEC	8 – 20
		Minister for Environment, and	OEH, DPC	8 – 20
Minister for Heritage
28	Ensure NSW is ready to deal with	Minister for Police and Emergency	MPES	2 – 2
	major emergencies and natural	Services (Lead)		2 – 4
	disasters			2 – 13
		Minister for Environment, and	OEH, DPC	2 – 14
Minister for Heritage
		Minister for Primary Industries	DTIRIS	2 – 16

STRATEGY – RESTORE ACCOUNTABILITY TO GOVERNMENT

29	Restore confidence and integrity in	Minister for Planning and	DP&I	7 – 3
	the planning system	Infrastructure (Lead)		7 – 7
7 – 17
30	Restore trust in state and local	Premier (Lead)	DPC	7 – 4
	government as a service provider			7 – 7
7 – 19
			PSC	7 – 19
			CSC, DPC	7 – 19
31	Improve government transparency	Premier (Lead)	DPC	7 – 4
	by increasing access to government			7 – 7
	information			7 – 20
			CSC, DPC	7 – 20
		Attorney General, and Minister for	NSWIPC, DAG&J	7 – 20
Justice
32	Involve the community in decision	Premier (Lead)	DPC	7 – 4
making on government policy,
	services and projects			7 – 8
7 – 21
			CSC, DPC	7 – 21
			LG, DPC	7 – 21

NSW 2021 – Performance Report 2012-13	I-3

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NSW 2021 – Performance Report 2012-13